                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

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[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                Motorola, Inc.
--------------------------------------------------------------------------------
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

                                                            proxy statement

[Motorola logo]
                                                            management's
                                                            discussion
                                                            and analysis

                                                            1998 consolidated
                                                            financial
                                                            statements
                                                            and notes

--------------------------------------------------------------------------------

PRINCIPAL EXECUTIVE OFFICES:             PLACE OF MEETING:
1303 East Algonquin Road                 Hyatt Regency Woodfield
Schaumburg, Illinois 60196               1800 E. Golf Road

                                         Schaumburg, Illinois 60173
March 23, 1999

--------------------------------------------------------------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders:

  Our Annual Meeting will be held at the Hyatt Regency Woodfield, 1800 E. Golf Road, Schaumburg, Illinois 60173 on Monday, May 3, 1999 at 5:00 P.M., local time.

  The purpose of the meeting is to:

  1.elect directors for the next year;

  2.consider and vote upon the Motorola Employee Stock Purchase Plan of 1999;
  and

  3.act upon such other matters as may properly come before the meeting.

Only Motorola stockholders of record at the close of business on March 15, 1999 will be entitled to vote at the meeting. Please vote in one of these ways:

  . Use the toll-free telephone number shown on your proxy card;

  . Visit the website shown on your proxy card to vote via the Internet; or

  . Mark, sign, date and return the enclosed proxy card in the postage-paid envelope.

 PLEASE NOTE THAT ATTENDANCE AT THE MEETING WILL BE LIMITED TO STOCKHOLDERS OF MOTOROLA AS OF THE RECORD DATE (OR THEIR AUTHORIZED REPRESENTATIVES) HOLDING ADMISSION TICKETS OR OTHER EVIDENCE OF OWNERSHIP. THE ADMISSION TICKET IS DE-TACHABLE FROM YOUR PROXY CARD. IF YOUR SHARES ARE HELD BY A BANK OR BROKER, PLEASE BRING TO THE MEETING YOUR BANK OR BROKER STATEMENT EVIDENCING YOUR BENEFICIAL OWNERSHIP OF MOTOROLA STOCK TO GAIN ADMISSION TO THE MEETING.


                                        By order of the Board of Directors,

                                        /s/ A. Peter Lawson

                                        A. Peter Lawson
                                        Secretary

                                                       1303 E. Algonquin Road
                                                       Schaumburg, IL 60196

Christopher B. Galvin
Chief Executive Officer

March 23, 1999

Dear Fellow Stockholders:

I would like to thank you for your continued support of Motorola through 1998, which has been a very difficult year for the company. When we began 1998, we had established plans to continue our progress from 1997 in upgrading Motorola's delivery of digital products and networks, refining the company's portfolio of businesses and improving its overall profitability. Regrettably, the impact of the Asian currency crisis on our pricing and resulting lack of profitability moved us from a year of planned changes to the need to engage a major global corporation turnaround. We took dramatic and decisive action in order to regain our credibility with our customers and our stockholders. Motorola now has new organizational structures that serve markets with solutions, new leadership, new strategy, new culture and a relentless global focus on performance excellence, which has been welcomed by our customers, consumers and the investing public.

I encourage you to review the documents we have sent to you about Motorola and to attend the 1999 Annual Meeting of Stockholders on Monday, May 3, 1999 begin-ning at 5 P.M. local time, at the Hyatt Regency Woodfield in Schaumburg, Illi-nois. At the meeting we will be electing directors and voting on the Motorola Employee Stock Purchase Plan. This plan is an important tool in a very competi-tive employment market. It also encourages employees to own more shares of Mo-torola further aligning their interests with our stockholders. I appreciate your support of this plan.

Your vote is very important. Please vote by telephone, over the Internet or by completing and signing the proxy card and mailing it back even if you plan to attend the meeting.

Very truly yours,

[LOGO OF SIGNATURE APPEARS HERE]

TABLE OF CONTENTS

PROXY STATEMENT

                                                                           PAGE
lVoting Procedures........................................................    1

  . Who Can Vote..........................................................    1

  . Voting Electronically via the Internet or Telephone...................    1

  . Revoking or Changing Your Vote........................................    1

  . General Information on Voting.........................................    1

  . Voting by Participants in the Company's Profit Sharing and Investment
    Plan..................................................................    1

lProposal No. 1--Election of Directors....................................    1

  . Nominees..............................................................    2

  . Meetings of the Board.................................................    5

  . Committees of the Board...............................................    5

  . Director Compensation.................................................    5

  . Recommendation of the Board of Directors..............................    6

lProposal No. 2--Adoption of the Employee Stock Purchase Plan of 1999.....    6

  . Background............................................................    6

  . Administration and Eligibility........................................    6

  . Participation and Terms...............................................    7

  . Amendment and Termination.............................................    7

  . Federal Income Tax Consequences.......................................    7

  . Other Information.....................................................    7

  . Recommendation of the Board of Directors..............................    7

lOwnership of Securities..................................................    8

lExecutive Compensation...................................................    9

  . Summary Compensation Table............................................    9

  . Stock Option Grants...................................................   10

  . Aggregated Option Exercises...........................................   11

  . Long-Term Incentive Plans.............................................   11

  . Retirement Plans......................................................   12

  . Termination of Employment and Change in Control Arrangements..........   12
l Compensation Committee Report on Executive Compensation.................   13

lStock Performance Graphs.................................................   16

lOther Matters............................................................   17

APPENDIX


lManagement's Discussion and Analysis of Financial Condition and Results
 of Operations............................................................  F-1
  . 1998 Compared to 1997.................................................  F-1
  . 1997 Compared to 1996.................................................  F-2
  . Motorola, Inc. Segments...............................................  F-2
  . Liquidity and Capital Resources.......................................  F-6
  . Other Matters.........................................................  F-8
lFinancial Highlights..................................................... F-19
lFinancial Statements and Notes........................................... F-20

                                                                 PROXY STATEMENT
                                                           --------------------
PROXY STATEMENT--VOTING PROCEDURES
  Your vote is very important. The Board of Directors is soliciting proxies to be used at the May 3, 1999 Annual Meeting. This proxy statement, the form of proxy and the 1998 Summary Annual Report will be mailed to stockholders on or about March 23, 1999. The Summary Annual Report is not a part of this proxy statement. The proxy statement and Summary Annual Report also are available on the Company's website at www.Motorola.com/investor.

Who Can Vote

  Only stockholders of record at the close of business on March 15, 1999 will be entitled to notice of and to vote at the Annual Meeting or any adjournments thereof. On that date, there were 602,469,754 issued and outstanding shares of the Company's common stock, $3 par value per share ("Common Stock"), the only class of voting securities of the Company.

How You Can Vote

  This year there are three voting methods:

  . Voting by Telephone. You can vote your shares by telephone by calling the toll-free telephone number on your proxy card. Telephone voting is avail-able 24 hours a day. If you vote by telephone you should not return your proxy card.

  . Voting by Internet. You can also vote via the Internet. The website for Internet voting is on your proxy card, and voting also is available 24 hours a day. If you vote via the Internet you should not return your proxy card.

  . Voting by Mail. If you choose to vote by mail, mark your proxy, date and sign it, and return it in the postage-paid envelope provided.

How You May Revoke or Change Your Vote

  You can revoke your proxy at any time before it is voted at the meeting by:

  . Sending written notice of revocation to the Secretary.

  . Submitting another timely proxy by telephone, Internet or paper ballot.

  . Attending the Annual Meeting and voting in person. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the meeting.

General Information on Voting

  You are entitled to cast one vote for each share of Common Stock you own on the record date. Stockholders do not have the right to vote cumulatively in electing directors.

  In order for business to be conducted, a quorum must be represented at the meeting. A quorum is 50% of the shares entitled to vote. The election of each director nominee, and each of the other items submitted for a vote of stock-holders, must be approved by a majority of shares entitled to vote and repre-sented at the Annual Meeting in person or by proxy. Shares represented by a proxy marked "abstain" on any matter will be considered present at the meeting for purposes of determining a quorum and for purposes of calculating the vote, but will not be considered to have voted in favor of the proposal. Therefore, any proxy marked "abstain" will have the effect of a vote against the matter. Shares represented by a proxy as to which there is a "broker non-vote" (for ex-ample, where a broker does not have discretionary authority to vote the shares), or a proxy in which authority to vote for any matter considered is withheld, will be considered present at the meeting for purposes of determining a quorum, but will have no effect on the vote.

  If you are the beneficial owner of shares held in "street name" by a broker, the broker as the record holder of the shares is required to vote those shares in accordance with your instructions. If you do not give instructions to the broker, the broker will be entitled to vote the shares with respect to "discre-tionary" items but will not be permitted to vote the shares with respect to "non-discretionary" items (those shares are treated as "broker non-votes").

  All shares that have been properly voted--whether by telephone, Internet or mail--and not revoked will be voted at the Annual Meeting in accordance with your instructions. If you sign your proxy card but do not give voting instruc-tions, the shares represented by that proxy will be voted as recommended by the Board of Directors.

  If any other matters are properly presented at the Annual Meeting for consid-eration, the persons named in the enclosed proxy card will have the discretion to vote on those matters for you. At the date this proxy statement went to press, the Board of Directors does not know of any other matter to be raised at the annual meeting.

Voting by Participants in the Company's Profit Sharing and Investment Plan

  If a stockholder is a participant in the Motorola Profit Sharing and Invest-ment Plan (the "Profit Sharing Plan") the proxy card also will serve as a vot-ing instruction for the trustees of that plan where all accounts are registered in the same name. If shares of Common Stock in the Profit Sharing Plan are not voted either by telephone, via the Internet, or by returning the proxy card representing such shares, those shares will be voted by the trustees in the same proportion as the shares properly voted.

1. ELECTION OF DIRECTORS FOR A ONE YEAR TERM

  The term of office of all present directors of the Company will expire on the day of the 1999 Annual Meeting upon the election of their successors. The num-ber of directors of the Company to be elected at the Annual Meeting is

PROXY STATEMENT
------------------

15. The directors elected at the Annual Meeting will serve until their respec-tive successors are elected and qualified or until their earlier death or res-ignation.

  In February 1999, the Board of Directors announced that Gary L. Tooker, the current Chairman of the Board, will step down as chairman on June 1, 1999 and will become Vice Chairman of the Board to assist with the transition of the new chairman. At the end of 1999, Mr. Tooker will retire as an officer and em-ployee of Motorola and continue as a director of Motorola. The Board also an-nounced that Christopher B. Galvin will succeed Mr. Tooker as Chairman and continue as Chief Executive Officer of the Company.

NOMINEES

  Each of the nominees named below is currently a director of the Company and was elected at the Annual Meeting of stockholders held on May 4, 1998. The ages shown are as of December 31, 1998. Thomas J. Murrin is not standing for re-election to the Board because of the Company's policy on age and tenure of directors.

  If any of the nominees named below is not available to serve as a director at the time of the Annual Meeting (an event which the Board does not now an-ticipate), the proxies will be voted for the election as director of such other person or persons as the Board may designate, unless the Board, in its discretion, reduces the number of directors.

-------------------------------------------------------------------------------


            GARY L. TOOKER, Principal Occupation: Chairman of the Board, Motorola, Inc.
            Director since 1986 Age--59

            Mr. Tooker started with the Company in 1962, holding ascending marketing and operations assignments within the semiconductor business and the Company, including chief executive officer from 1993 through 1996. He is a member of the Board of Directors of Ea-ton Corporation, Atlantic Richfield Company (ARCO), Catalyst and Morehouse College Board of Trustees. He is a graduate of Arizona State University where he received a bachelor's degree in Electri-cal Engineering and did post-graduate studies in Business Adminis-tration.

-------------------------------------------------------------------------------


            RONNIE C. CHAN, Principal Occupation: Chairman, Hang Lung Development Group
            Director since 1997 Age--49

            Mr. Chan has been the Chairman of Hong Kong-based Hang Lung Devel-opment Group since 1991. Hang Lung Development Group is involved in property development, property investment and hotels. In 1986, Mr. Chan co-founded the private Morningside/Springfield Groups. The Morningside Group directs investments in private companies. The Springfield Group engages in financial trading, fund manage-ment and investment consulting. He is a member of the Board of Di-rectors of Enron Corporation and Standard Chartered PLC. Mr. Chan obtained his first two degrees in biology from California State University and an MBA from the University of Southern California. Mr. Chan is a U.S. citizen residing in Hong Kong.

-------------------------------------------------------------------------------


            H. LAURANCE FULLER, Principal Occupation: Co-Chairman, BP Amoco, p.l.c.
            Director since 1994 Age--60

            Mr. Fuller became Co-Chairman of BP Amoco, p.l.c., an energy com-pany, on January 1, 1999 following the merger of British Petrole-um, p.l.c. and Amoco Corporation. He is also a director of The Chase Manhattan Corporation, The Chase Manhattan Bank, N.A., Abbott Laboratories, Security Capital Group and Catalyst. Mr. Fuller graduated from Cornell University with a B.S. degree in chemical engineering, and earned a J.D. degree from DePaul Univer-sity Law School.

-------------------------------------------------------------------------------


            CHRISTOPHER B. GALVIN, Principal Occupation: Chief Executive Officer, Motorola, Inc.
            Director since 1988 Age--48

            Mr. Galvin began working for the Company in 1967 and he served in sales, sales management, marketing, product management, service management and general management positions in the Company's vari-ous businesses. He served as president and chief operating officer from 1993 until he became Chief Executive Officer on January 1, 1997. Mr. Galvin received a bachelor's degree from Northwestern University and a master's degree from the Kellogg Graduate School of Management at Northwestern University. Mr. Galvin is the son of Robert W. Galvin.

-------------------------------------------------------------------------------

                                                                 PROXY STATEMENT
                                                           --------------------

            ROBERT W. GALVIN, Principal Occupation: Chairman of the Executive Committee, Motorola, Inc.
            Director since 1945 Age--76

            Mr. Galvin started his career at the Company in 1940. He held the senior officership position in the Company from 1959 until 1990, when he became Chairman of the Executive Committee. He continues to serve as a full time officer of the Company. He attended the University of Notre Dame and the University of Chicago, and is currently a member of the Board of Trustees of Illinois Institute of Technology. Mr. Galvin has been awarded a number of honorary degrees as well as industrial, professional and national awards and recognition.

--------------------------------------------------------------------------------


            ROBERT L. GROWNEY, Principal Occupation: President and Chief Operating Officer, Motorola, Inc.
            Director since 1997 Age--56

            Mr. Growney began his career with Motorola in 1966, holding vari-ous positions in the Company's wireless communications businesses including president and general manager of the Messaging, Informa-tion and Media Sector from 1994 until he was elected President and Chief Operating Officer on January 1, 1997. Mr. Growney received both his bachelor's degree in mechanical engineering and his mas-ter's degree in business administration from Illinois Institute of Technology.
PHOTO OF R. GROWNEY

--------------------------------------------------------------------------------


            ANNE P. JONES, Principal Occupation: Consultant
            Director since 1984 Age--63

            Ms. Jones is currently working as a consultant. She was a partner in the Washington, D.C. office of the Sutherland, Asbill & Brennan law firm from 1983 until 1994. Before that, she was a Commissioner of the Federal Communications Commission. Ms. Jones is a director of the IDS Mutual Fund Group, C-COR Electronics, Inc. and AMNEX, Inc. She holds B.S. and L.L.B. degrees from Boston College and its Law School, respectively.
photo of ANNE P. JONES

--------------------------------------------------------------------------------


            DONALD R. JONES, Principal Occupation: Retired; formerly Chief Financial Officer, Motorola, Inc.
            Director since 1987 Age--68

            Mr. Jones joined the Company in 1951 and retired in 1991 as chief financial officer. He is a trustee of the Kemper Mutual Funds. Mr. Jones received a B.S.E.E. degree from the University of Illinois and did graduate work in Business Administration at Northwestern University.
photo of DONALD R. JONES

--------------------------------------------------------------------------------


            JUDY C. LEWENT, Principal Occupation: Senior Vice President and Chief Financial Officer, Merck & Co., Inc.
            Director since 1995 Age--49

            Ms. Lewent has been Senior Vice President and Chief Financial Of-ficer, Merck & Co., Inc., a pharmaceuticals company, since 1992. She is also a director of Johnson & Johnson Merck Consumer Pharma-ceuticals Company; The Quaker Oats Company; Chugai MSD Co., Ltd; and Merial Limited. Ms. Lewent is also a trustee of the Rockefel-ler Family Trust. Ms. Lewent received a B.S. degree from Goucher College and a M.S. degree from the MIT Sloan School of Management.
photo of JUDY C. LEWENT

--------------------------------------------------------------------------------


            DR. WALTER E. MASSEY, Principal Occupation: President of Morehouse College
            Director since 1993 Age--60

            Dr. Massey is President of Morehouse College. Dr. Massey was vice president for research for Argonne National Laboratory, the Uni-versity of Chicago and in 1991 was appointed by President Bush as the Director of the National Science Foundation. Dr. Massey re-ceived a Ph.D. degree in Physics and a Master of Arts degree from Washington University. He also holds a Bachelor of Science degree in Physics and Mathematics from Morehouse College. He is a direc-tor of BP Amoco p.l.c., BankAmerica Corporation and McDonalds, Inc. Dr. Massey previously served as a director of the Company from May 1984 until May 1991 when he accepted his appointment to the National Science Foundation.
photo of DR. WALTER E. MASSEY

--------------------------------------------------------------------------------

PROXY STATEMENT
------------------


            NICHOLAS NEGROPONTE, Principal Occupation: Director of Media Laboratory of Massachusetts Institute of Technology
            Director since 1996 Age--55

            Mr. Negroponte is a co-founder and director of the Massachusetts Institute of Technology's Media Laboratory, an interdisciplinary, multi-million dollar research center focusing exclusively on the study and experimentation of future forms of human and machine communication. He founded MIT's pioneering Architecture Machine Group, a combination lab and think tank responsible for many radi-cally new approaches to the human-computer interface. He joined the MIT faculty in 1966 and became a full professor in 1980. Mr. Negroponte received a B.A. and M.A. in Architecture from Massachu-setts Institute of Technology.
photo of NICHOLAS NEGROPONTE

-------------------------------------------------------------------------------


            JOHN E. PEPPER, JR., Principal Occupation: Chairman of the Board, Procter & Gamble Co.
            Director since 1994 Age--60

            Mr. Pepper is Chairman of the Board of Directors of Procter & Gam-ble Co., a consumer products company, and its former chief execu-tive officer. Mr. Pepper is also a director of the Xerox Corporation. Mr. Pepper graduated from Yale University in 1960.

photo of JOHN E. PEPPER, JR.
-------------------------------------------------------------------------------


            SAMUEL C. SCOTT III, Principal Occupation: President and Chief Operating Officer, Corn Products International
            Director since 1993 Age--54

            Mr. Scott is President and Chief Operating Officer of Corn Prod-ucts International, a corn refining business. Mr. Scott serves on the Board of Directors of Corn Products International, Reynolds Metals Company, the Corn Refiners Association and Inroads Chicago. Mr. Scott graduated from Fairleigh Dickinson University, with a bachelor's degree in engineering in 1966 and an MBA in 1973.

photo of SAMUEL C. SCOTT III
-------------------------------------------------------------------------------


            B. KENNETH WEST, Principal Occupation: Senior Consultant for Corporate Governance to Teachers Insurance and Annuity Association-College Retirement Equities Fund
            Director since 1976 Age--65

            Mr. West is serving as Senior Consultant for Corporate Governance to TIAA-CREF, a major pension fund company. He retired as chairman of Harris Bankcorp, Inc. in 1995 where he had been employed since 1957. He is also a director of The Pepper Companies, Inc. Mr. West graduated from the University of Illinois and received an MBA de-gree from the University of Chicago.

[PICTURE OF B. KENNETH WEST]
-------------------------------------------------------------------------------


            DR. JOHN A. WHITE, Principal Occupation: Chancellor, University of Arkansas
            Director since 1995 Age--59

            Dr. White is currently Chancellor of the University of Arkansas. Dr. White served as Dean of Engineering at Georgia Institute of Technology from 1991 to early 1997, having been a member of the faculty since 1975. He is a director of Eastman Chemical Company, J.B. Hunt Transport Services, Inc., Logility, Inc., and Russell Corporation. Dr. White received a B.S.I.E. from the University of Arkansas, a M.S.I.E. from Virginia Polytechnic Institute and State University and a Ph.D. from The Ohio State University.

-------------------------------------------------------------------------------
[PICTURE OF DR. JOHN A. WHITE]

                                                                 PROXY STATEMENT
                                                           --------------------
MEETINGS OF THE BOARD OF DIRECTORS OF THE COMPANY

  During 1998 the Board had eight meetings. All incumbent directors attended 75% or more of the combined total meetings of the Board and the committees on which they served during 1998.

COMMITTEES OF THE BOARD OF DIRECTORS

Audit and Legal Committee

  Members: Directors A. Jones (Chair), Chan, Fuller, D. Jones and White Number of Meetings in 1998: Three
  Functions:
    . Oversees internal controls, audits and compliance programs
    . Recommends independent auditors and oversees the scope of their activi-
      ties
    . Oversees health, safety and environmental audit functions and business ethics
    . Oversees internal legal practice and policy

Compensation Committee

  Members: Directors Scott (Chair), Murrin and Pepper
  Number of Meetings in 1998: Eight
  Functions:
    . Establishes elected officers compensation
    . Administers or monitors compensation and benefit plans

Executive Committee

  Members: Directors R. Galvin (Chair), C. Galvin, Growney, Scott, Tooker and
  West
  Number of Meetings in 1998: None
  Functions:
    . Reviews strategic planning process, allocation of resources and other specific matters assigned by the Board

Finance Committee

  Members: Directors D. Jones (Chair), Chan, Growney, Lewent and West
  Number of Meetings in 1998: Four
  Functions:
    . Reviews current and long-range financial strategy and planning, includ-ing dividends and borrowings

Management Development Committee

  Members: Directors West (Chair), C. Galvin, Pepper and Scott
  Number of Meetings in 1998: Four
  Functions:
    . Reviews the process and results of the Company's organization and man-agement development program

Nominating Committee

  Members: Directors Murrin (Chair), Fuller, A. Jones, and Massey
  Number of Meetings in 1998: Four
  Functions:
    . Recommends candidates for membership on the Board based on committee established guidelines
    . Consults with the Chairman of the Board on committee assignments
    . Considers candidates for the Board recommended by stockholders
    . Considers matters of corporate governance

  This Committee will consider a candidate for director proposed by a stock-holder. A candidate must be highly qualified and be both willing and ex-pressly interested in serving on the Board. A stockholder wishing to propose a candidate for the Committee's consideration should forward the candidate's name and information about the candidate's qualifications to the Company's Secretary as described on page 17.

Technology Committee

  Members: Directors Massey (Chair), Growney, Lewent, Negroponte and White Number of Meetings in 1998: Five
  Functions:
    . Identifies and assesses significant technological issues and needs af-fecting the Company

DIRECTOR COMPENSATION

  In 1998 the Board adopted a new compensation program to further align the in-terests of members of the Board with those of stockholders by increasing the equity-based portion of director compensation. This change was part of the overall Company-wide equity-based compensation program recommended by manage-ment and the Compensation Committee and adopted in 1998. Effective July 1, 1998, Directors are required to accept half of all their board compensation in Common Stock or restricted Common Stock, and may elect to accept up to 100% of their compensation in Common Stock or restricted Common Stock. Restricted Com-mon Stock is Common Stock that may not be transferred until (i) the holder does not stand for re-election or is not re-elected or (ii) the holders' disability or death. Prior to the change, directors could elect to receive all or a part of the cash compensation received for services as a director in shares of Com-mon Stock, but were not required to do so.

  Employee directors receive no additional compensation for serving on the Board or its Committees. In 1998, non-employee directors were paid an annual retainer of $40,000. This fee has not increased over the last three years.

PROXY STATEMENT
------------------

  In addition to the annual retainer, non-employee directors are paid for each meeting attended as follows: (i) $1,500 per day for directors' meetings; (ii) $1,000 per day for committee meetings (unless on the same day as another meet-ing, then $500); and (iii) $1,500 per day and a pro-rata portion thereof for partial days, for assigned work for the benefit of the Company or any subsidi-ary. Each non-employee director who is a chair of a committee receives an ad-ditional $4,000 per annum. The Company also reimburses its directors and in certain instances spouses who accompany directors for travel, lodging and re-lated expenses they incur in attending Board and committee meetings.

  This year non-employee directors received options to acquire 2,500 shares of Common Stock.

  Non-employee directors may elect to defer receipt of all or any portion of their compensation until the year after they cease being a director, become disabled or reach a designated age. Such deferred amounts are credited with interest at a rate based on the discount rate for ninety-day Treasury bills. Payments generally may be made in a lump sum or in annual installments over a period not exceeding ten years. The entire undistributed deferred amount (plus interest) will be distributed in a lump sum upon a participating director's death.

  In February 1996, the Board voted to terminate its retirement plan. Non-em-ployee directors elected after the vote were not entitled to benefits under this plan, and non-employee directors already participating in the plan ac-crued no additional benefits for services after May 31, 1996. This year the Board provided current Board members with the option to convert their accrued benefits in the retirement plan into shares of restricted Common Stock. The directors may not sell or transfer these shares until they are no longer mem-bers of the Board because (i) they did not stand for re-election or were not re-elected or (ii) their disability or death. Directors who did not convert their accrued benefits are entitled to receive payment of such benefits in ac-cordance with the applicable payment terms of the plan, including payments to spouses in the event of death.

  Non-employee directors are covered by insurance that provides accidental death and dismemberment coverage of $500,000 per person. The spouse of each such director is also covered by such insurance when traveling with the direc-tor on business trips for the Company. The Company pays the premiums for such insurance. The total premiums for coverage of all such directors and their spouses during the year ended December 31, 1998 was $3,864.

  Mr. Robert W. Galvin, a director and executive officer, owns an airplane, which he used on business travel for the Company for approximately 80% of its miles flown in 1998. The Company employs pilots and mechanics for Company-owned airplanes. They also devote a portion of their time to Mr. Galvin's air-plane, including those times when it is not being used on Company business. The Company pays the salaries and the cost of fringe benefits of these employ-ees. Mr. Galvin pays all of the other expenses of his airplane, except that the cost of fuel, oil and relatively minor incidental crew and flight expenses incurred solely in connection with Company business flights are paid by the Company. Mr. Galvin does not charge the Company when other Company personnel accompany him on his airplane on business trips. In 1998, and historically, the percentage of Company-paid expenses of the airplane has been less than the percentage of usage of the airplane for Company business.

  Mr. John F. Mitchell performed services primarily as a senior consultant to the Company on the Iridium(R) project during 1998 while he served on the Mo-torola Board. Mr. Mitchell did not stand for re-election at the May 1998 meet-ing because of the Company's policy on age and tenure of director. However, Mr. Mitchell continued to serve as a senior consultant to the Company on this project and received $439,000, plus expenses as compensation for these serv-ices in 1998.

RECOMMENDATION OF THE BOARD OF DIRECTORS

  THE BOARD RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES NAMED HEREIN AS DIRECTORS. UNLESS INDICATED OTHERWISE BY YOUR PROXY VOTE, THE SHARES WILL BE VOTED FOR THE ELECTION AS DIRECTORS OF SUCH NOMINEES.

2. ADOPTION OF MOTOROLA EMPLOYEE STOCK PURCHASE PLAN OF 1999

BACKGROUND

  The Board of Directors believes it is in the best interest of the Company to encourage stock ownership by employees of the Company. Accordingly, on March 9, 1999, the Board of Directors adopted, subject to stockholder approval, the Motorola Employee Stock Purchase Plan of 1999 (the "Stock Purchase Plan"). An aggregate of 18,100,000 shares of the Company's Common Stock, $3 par value per share (subject to adjustment for any dividend, stock split or other relevant changes in the Company's capitalization) (the "Shares") may be sold pursuant to the Stock Purchase Plan or similar plans used outside the United States. The text of the Stock Purchase Plan has been filed electronically with the Se-curities and Exchange Commission, but is not included in the printed version of the proxy statement. A copy of the Stock Purchase Plan is available from the Company's Secretary at 1303 East Algonquin Road, Schaumburg, IL 60196. The following is a summary of the material provisions of the Stock Purchase Plan.

ADMINISTRATION AND ELIGIBILITY

  The Stock Purchase Plan is administered by the Compensation Committee of the Board of Directors (the "Committee"). The Committee has the authority to make rules and regulations governing the administration of the Stock Purchase Plan.

  Substantially all full-time employees of the Company and designated subsidi-aries are eligible to participate in the

                                                                 PROXY STATEMENT
                                                           --------------------
Stock Purchase Plan, except that the following may be excluded at the discre-tion of the Committee: (i) employees whose customary employment is 20 hours or less per week; and (ii) employees whose customary employment is for not more than 5 months per year. As of March 15, 1999, approximately 90,000 employees were eligible to participate in the Stock Purchase Plan.

PARTICIPATION AND TERMS

  An eligible employee may elect to participate in the Stock Purchase Plan as of any Enrollment Date. "Enrollment Dates" occur on the first day of the offer-ing period which is currently set at six-month intervals. To participate in the Stock Purchase Plan an employee must complete an enrollment and payroll deduc-tion authorization form provided by the Company which indicates the amounts to be deducted from his or her salary and applied to the purchase of the Shares on the Share Purchase Date (as hereinafter defined). The payroll deduction must be within limits set by the Committee.

  A payroll deduction account is established for each participating employee by the Company and all payroll deductions made on behalf of each employee are credited to each such employee's respective payroll deduction account. On the last trading day of each offering period (the "Share Purchase Date"), the amount credited to each participating employee's payroll deduction account is applied to purchase as many shares as may be purchased with such amount at the applicable purchase price.

  The purchase price for the Shares will not be less than the lesser of 85% of the closing price of shares of Common Stock as reported on the New York Stock Exchange (i) on the first trading day of the applicable offering period or (ii) on the Share Purchase Date. Employees may purchase shares through the Stock Purchase Plan only by payroll deductions.

AMENDMENT AND TERMINATION

  The Board of Directors of the Company may amend the Stock Purchase Plan at any time, provided that if stockholder approval is required for the plan to continue to comply with the requirements of Securities and Exchange Commission Regulation Section 240.16b-3 or Section 423 of the Internal Revenue Code (the "Code"), such amendment shall not be effective unless approved by the Company's stockholders within twelve months after the date of the adoption by the Board of Directors.

  The Stock Purchase Plan may be terminated by the Board of Directors at any time.

FEDERAL INCOME TAX CONSEQUENCES

  The Stock Purchase Plan is intended to be an "employee stock purchase plan" as defined in Section 423 of the Code. As a result, an employee participant will pay no federal income tax upon enrolling in the Stock Purchase Plan or upon purchase of the Shares. A participant may recognize income and/or gain or loss upon the sale or other disposition of Shares purchased under the plan, the amount and character of which will depend on whether the Shares are held for two years from the first day of the offering period.

  If the participant sells or otherwise disposes of the Shares within that two-year period, the participant will recognize ordinary income at the time of dis-position in an amount equal to the excess of the market price of the Shares on the date of purchase over the purchase price and the Company will be entitled to a tax deduction for the same amount.

  If the participant sells or otherwise disposes of the Shares after holding the Shares for the two-year period, the participant will recognize ordinary in-come at the time in an amount equal to the lesser of (i) the excess of the mar-ket price of the Shares on the first day of the offering period over the purchase price, or (ii) the excess of the market price of the Shares at the time of disposition over the purchase price. The Company will not be entitled to any tax deduction with respect to Shares purchased under the Stock Purchase Plan if the Shares are held for the requisite two-year period.

  The employee may also recognize capital gain or loss at the time of disposi-tion of the Shares, either short-term or long-term, depending on the holding period for the Shares.

OTHER INFORMATION

  The Stock Purchase Plan is intended to go into effect on October 1, 1999. As of March 15, 1999, the closing price of the Company's Common Stock was $68.00.

RECOMMENDATION OF THE BOARD OF DIRECTORS

  THE BOARD RECOMMENDS A VOTE FOR ADOPTION OF THE MOTOROLA EMPLOYEE STOCK PUR-CHASE PLAN OF 1999. UNLESS OTHERWISE INDICATED BY YOUR PROXY, THE SHARES WILL BE VOTED FOR ADOPTION OF THE MOTOROLA EMPLOYEE STOCK PURCHASE PLAN OF 1999.

PROXY STATEMENT
------------------
OWNERSHIP OF SECURITIES

  The following table sets forth information as of January 31, 1999 (except as indicated below) regarding the beneficial ownership of shares of Common Stock by each director and nominee for director of the Company, by the persons named in the Summary Compensation Table on page 9, and by all current directors, nom-inees and current executive officers of the Company as a group.

                                           Shares Under   Total Shares
                                  Shares   Exercisable    Beneficially
     Name                        Owned(1)   Options(2)      Owned(3)
    ------------------------------------------------------------------------
     Christopher B. Galvin (4)   3,087,292    470,000       3,557,697(5)
     Gary L. Tooker                162,765    624,000(6)      799,873(6)
     Robert L. Growney              39,972    254,373         294,977
     Merle L. Gilmore               24,554    208,000         233,272(7)
     Robert L. Barnett               6,600     73,000          79,797
     Ronnie C. Chan                  1,098         --           1,098(8)
     H. Laurance Fuller              9,197      3,500          12,697(8)
     Robert W. Galvin (4)       15,265,078         --      15,299,305(9)
     Anne P. Jones                   3,687      3,500           7,940(8)(10)
     Donald R. Jones                51,518      3,500         106,220(11)
     Judy C. Lewent                  3,940      3,500           7,440(8)
     Walter E. Massey                3,573      3,500           7,073(8)(12)
     Thomas J. Murrin               20,317      3,500          23,817(13)
     Nicholas Negroponte             6,972      3,500          10,472
     John E. Pepper, Jr.             7,466      3,500          15,316(8)(14)
     Samuel C. Scott III             7,799      3,500          11,299(8)
     B. Kenneth West                 8,836      3,500          12,336(8)
     John A. White                   4,935      3,500           8,435(8)
     All current directors,
      nominees and current
      executive officers as a
      group (31 persons)        16,998,241  3,523,573      20,683,392(8)(15)
----------------------------------------------------------------------------

 (1) Includes shares over which the person currently holds or shares voting and/or investment power but excludes interests, if any, in shares held in the Company's Profit Sharing Trust and the shares listed under "Shares Un-der Exercisable Options."

 (2) Includes shares under options exercisable on January 31, 1999 and options which become exercisable within 60 days thereafter.

 (3) Includes interests, if any, in shares held in the Company's Profit Sharing Trust, which is subject to some investment restrictions, and the shares listed under "Shares Under Exercisable Options." Unless otherwise indicat-ed, each person has sole voting and investment power over the shares re-ported. Each director, other than Mr. R. Galvin, owns less than 1% of the Common Stock. Mr. R. Galvin beneficially owns 2.5% of the Common Stock. All current directors, nominees and current executive officers as a group own 3.4%. The Company does not know of any person who beneficially owns more than 5% of the outstanding shares of Common Stock.

 (4) As of February 24, 1999.

 (5) Mr. C. Galvin has or shares investment and voting power with respect to these shares as follows: sole voting and investment power, 789,275 shares; shared voting and investment power, 1,611,860 shares; sole voting power only, 303,669 shares; and shared voting power only, 382,893 shares. In-cluded in Mr. C. Galvin's shares are 1,986,593 shares, which are shown in this table to be owned by Mr. R. Galvin. Mr. C. Galvin disclaims benefi-cial ownership of all shares not held directly by him.

 (6) Mr. Tooker has shared voting and investment power over 151,215 of these shares. Mr. Tooker disclaims beneficial ownership of 63,479 shares held in certain trusts and of 45,108 shares under exercisable options which are indirectly held by he and family members.

 (7) Mr. Gilmore has shared voting and investment power over 23,778 of these shares.

 (8) Includes shares of restricted stock, restrictions on which had not lapsed as of January 31, 1999, as follows: Mr. Chan, 551 shares; Mr. Fuller, 312 shares; Ms. Jones, 318 shares; Ms. Lewent, 88 shares; Mr. Massey, 276 shares; Mr. Pepper, 854 shares; Mr. Scott, 805 shares; Mr. West, 3,836 shares; Mr. White, 180 shares; and all directors, nominees and

                                                                 PROXY STATEMENT
                                                           --------------------
   current executive officers as a group, 17,220 shares. Owners of shares of restricted stock have the right to vote such shares and to receive dividends thereon but have no investment power with respect to such shares until the restrictions lapse.

 (9) Mr. R. Galvin has or shares investment and voting power with respect to these shares as follows: sole voting and investment power, 9,902,077 shares; sole investment power only, 4,065,975 shares; and shared voting and investment power, 1,300,031 shares. Included in Mr. R. Galvin's shares are 1,986,593 shares, which are shown in this table to be owned by Mr. C. Galvin. Mr. R. Galvin disclaims beneficial ownership of all shares not di-rectly held by him and of 31,222 shares owned by his wife, which are in-cluded for him under "Total Shares Beneficially Owned." Christopher B. Galvin, presently serves as co-trustee with his father, Robert W. Galvin, and his mother, Mary B. Galvin, under certain trusts established for their benefit, estate planning and charity and holds an executed general power of attorney from them to manage their assets, including the voting or selling of Motorola shares, if that becomes necessary.

(10) Ms. Jones disclaims beneficial ownership of 753 shares held by her hus-band, which are included for her under "Total Shares Beneficially Owned."

(11) Mr. Jones disclaims beneficial ownership of 51,202 shares held by his wife, which are included for him under "Total Shares Beneficially Owned."

(12) Mr. Massey has shared voting and investment power over 762 of these shares.

(13) Mr. Murrin has shared voting and investment power over 20,000 of these shares.

(14) Mr. Pepper disclaims beneficial ownership of 4,350 shares held by his fam-ily members, which are included for him under "Total Shares Beneficially Owned."

(15) All directors, nominees and current executive officers as a group have shared voting and investment power over 1,874,560 of these shares.

EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

                           Annual Compensation                     Long Term Compensation
                          ----------------------   Other       -------------------------------
                                                   Annual      Securities           All Other
                                                  Compen-      Underlying   LTIP     Compen-
Name and Principal              Salary    Bonus  sation ($)     Options    Payouts  sation ($)
Position                  Year  ($) (1)  ($)(2)    (3)(4)       (#) (6)    ($)(7)     (8)(9)
----------------------------------------------------------------------------------------------
Christopher B. Galvin     1998 1,200,000 600,000    13,476      250,000           0    8,179
Chief Executive Officer   1997   990,000 955,000     5,615       80,000     505,260    7,661
                          1996   840,000 590,000     2,433       80,000   1,680,000    6,815

Gary L. Tooker            1998 1,080,000 250,000    25,884      100,000           0   15,999
Chairman of the Board     1997 1,080,000 760,000    14,901       80,000     692,928   15,732
                          1996 1,080,000 760,000     6,841       80,000   2,160,000   14,520

Robert L. Growney         1998   920,000 450,000     5,289      215,000           0    6,056
President                 1997   720,000 695,000 4,428,617(5)    60,000     256,640    7,225
                          1996   546,667 228,900     2,968       95,000     820,001    6,075

Merle L. Gilmore          1998   646,558 400,000     4,074      200,000           0    5,058
Executive Vice President  1997   565,000 495,000     2,064       40,000     232,580    6,252
                          1996   495,000 396,000     1,607       60,000     742,500    5,891

Robert L. Barnett         1998   520,000 400,000     2,675      100,000           0    6,667
Executive Vice President  1997   441,250 420,000     2,032       40,000           0    7,864
                          1996   316,667 277,400     1,479       13,000           0    4,187
----------------------------------------------------------------------------------------------

(1) Including amounts deferred pursuant to salary reduction arrangements under the Profit Sharing Plan.

(2) These amounts were earned in each of these years under the Motorola Execu-tive Incentive Plan ("MEIP") for performance during that year.

(3) These amounts are the Company's reimbursements for the federal income tax liability resulting from the income imputed to that executive officer as a result of coverage by a group life insurance policy for elected officers and the use of Company aircraft.

PROXY STATEMENT
------------------

(4) The aggregate amount of perquisites and other personal benefits, securities or property, given to each named executive officer valued on the basis of aggregate incremental cost to the Company, was less than either $50,000 or 10% of the total of annual salary and bonus for that executive officer dur-ing each of these years.

(5) Elected officers participate in a supplementary retirement plan and gener-ally become vested in the plan at age 55. A discussion of the Company's pension and retirement plans is on page 12. At the time of vesting the Com-pany makes a contribution to the trust for that plan. The purpose of that contribution is to enable the trust to make payments of the benefits under the plan due to the participant after retirement. Federal and state tax laws require that the participant include in income the amount of any con-tribution in the year it was made even though the participant receives no cash in connection with such contribution or any payments from the retire-ment plan. Because the participant receives no cash yet incurs a signifi-cant income tax liability, the Company believes that it is appropriate to reimburse the participant so that he or she is not paying additional taxes as a result of a contribution. This is the Company's policy with respect to elected officers all of whom participate in the plan, including those named in the Compensation Table. In 1997 Mr. Growney was reimbursed for tax lia-bility of $4,423,360.

(6) Share options granted before 1998 all vest and become exercisable after one year. In 1998 the Committee began granting share options to various key em-ployees at the Company that vest and become exercisable over a three year period. Other than Mr. Tooker's options, the options in the 1998 grant to the named executives vest as follows: 33.3% on 11/05/99; 33.3% on 11/05/00; and 33.4% on 11/05/01.

(7) Payments for 1997 under the Long Range Incentive program were not calcula-ble until after distribution of the Company's proxy statement for 1998 and appear for the first time in the table above. In 1998 no payments under this plan will be made.

(8) These figures for 1998 include the following amounts for the premiums paid under the term life portion of the split-dollar life insurance for: Mr. C. Galvin, $5,779; Mr. Tooker, $12,799; Mr. Growney, $4,456; Mr. Gilmore, $3,458; and Mr. Barnett, $3,467.

(9) These figures include the following contributions made by the Company to the Profit Sharing Plan for 1998 for: Mr. C. Galvin, $2,400; Mr. Tooker, $3,200; Mr. Growney, $1,600; Mr. Gilmore, $1,600; and Mr. Barnett, $3,200.

                          STOCK OPTION GRANTS IN 1998
                               Individual Grants

                                                                               Potential Realizable
                          Number of                                            Value (4) at Assumed
                         Securities                                           Annual Rates of Stock
                         Underlying      % of Total    Exercise               Price Appreciation for
                       Options Granted Options Granted or Base                     Option Term
                        (# of shares)  to Employees in  Price   Expiration ----------------------------
Name                       (1) (2)          1998        ($/Sh)   Date (3)   5% ($) (4)    10% ($) (4)
-------------------------------------------------------------------------------------------------------
Christopher B. Galvin      250,000           2.4%       $53.84   11/05/08  $8,465,000.00 $21,452,500.00
Gary L. Tooker             100,000            .9%       $53.84   11/05/08  $3,386,000.00 $ 8,581,000.00
Robert L. Growney          215,000           2.1%       $53.84   11/05/08  $7,279,900.00 $18,449,150.00
Merle L. Gilmore           200,000           1.9%       $53.84   11/05/08  $6,772,000.00 $17,162,000.00
Robert L. Barnett          100,000            .9%       $53.84   11/05/08  $3,386,000.00 $ 8,581,000.00
-------------------------------------------------------------------------------------------------------

(1) These are options granted under the Motorola Incentive Plan of 1998 to ac-quire shares of Common Stock.

(2) These options were granted at fair market value at the time of the grant, and carry with them the right to elect to have shares withheld upon exer-cise and/or to deliver previously acquired shares of Common Stock to sat-isfy tax withholding requirements. Other than Mr. Tooker's options, the options vest as follows: 33.3% on 11/05/99; 33.3% on 11/05/00; and 33.4% on
    11/05/01. Mr. Tooker's options vest in one year. Options may be transferred to family members or certain entities in which family members have an in-terest. The options granted in 1998 to these individuals represent approxi-mately 0.14% of the shares of Common Stock outstanding on January 31, 1999.

(3) These options could expire earlier in certain situations.

(4) The potential realizable value of the options, if any, granted in 1998 to each of these executive officers was calculated by multiplying those op-tions by the excess of (a) the assumed market value, at November 5, 2008, of Common Stock if the market value of Common Stock were to increase 5% or 10% in each year of the option's 10-year term over (b) the base price shown. This calculation does not take into account any taxes or other ex-penses which might be owed. The assumed market value at a 5% assumed annual appreciation rate over the 10-year term is $87.70 and such value at a 10% assumed annual appreciation rate over that term is $139.65. At $87.70 the total market value of the shares of Common

                                                                PROXY STATEMENT
                                                          ---------------------
  Stock outstanding on March 15, 1999 would be $52,836,597,426 which would be an increase of $16,047,986,837 from the market value of such shares at the close of business on December 31, 1998. At $139.65, the total market value of the shares of Common Stock outstanding on March 15, 1999 would be $84,134,901,146 which would be an increase of $47,346,290,558 from the mar-ket value of such shares at the close of business on December 31, 1998. The 5% and 10% appreciation rates are set forth in the Securities and Exchange Commission rules and no representation is made that the Common Stock will appreciate at these assumed rates or at all.

                      AGGREGATED OPTION EXERCISES IN 1998
                        AND 1998 YEAR-END OPTION VALUES

                                                Number of Securities
                                               Underlying Unexercised    Value of Unexercised In-
                          Shares               Options at end of 1998    The-Money (2) Options at
                        Acquired on   Value              (#)                end of 1998 ($) (3)
                         Exercise    Realized -------------------------- -------------------------
Name                   (# of shares) ($) (1)  Exercisable  Unexercisable Exercisable Unexercisable
--------------------------------------------------------------------------------------------------
Christopher B. Galvin         0          0      470,000       250,000     7,342,680    1,875,000
Gary L. Tooker                0          0      624,000(4)    100,000    11,677,040      750,000
Robert L. Growney             0          0      254,373       215,000     1,395,667    1,612,500
Merle L. Gilmore              0          0      208,000       200,000     2,012,200    1,500,000
Robert L. Barnett             0          0       73,000       100,000       146,590      750,000
--------------------------------------------------------------------------------------------------

(1) The "value realized" represents the difference between the base (or exer-cise) price of the option shares and the market price of the option shares on the date the option was exercised. The value realized was determined without considering any taxes which may have been owed.

(2) "In-the-Money" options are options whose base (or exercise) price was less than the market price of Common Stock at December 31, 1998.

(3) Assuming a stock price of $61.34 per share, which was the closing price of a share of Common Stock reported for the New York Stock Exchange-Composite Transactions on December 31, 1998.

(4) Mr. Tooker has transferred 45,108 shares under exercisable options to a limited partnership indirectly held by Mr. Tooker and his family members.

                   LONG-TERM INCENTIVE PLANS-AWARDS IN 1998

                       Performance
                        or Other    Estimated Future Payouts
                         Period    Under Non-Stock Based Plans
                          Until             (1)(2)(4)
                       Maturation     Target        Maximum
Name                    or Payout      $(3)           ($)
--------------------------------------------------------------
Christopher B. Galvin    4 Years       1,500,000     3,000,000
Gary L. Tooker           4 Years       1,350,000     2,700,000
Robert L. Growney        4 Years       1,150,000     2,300,000
Merle L. Gilmore         4 Years         743,750     1,487,500
Robert L. Barnett        4 Years         650,000     1,300,000
--------------------------------------------------------------

(1) Under Company's Long Range Incentive Plan of 1994 ("LRIPL"), at the begin-ning of each four-year cycle, the Compensation Committee determines the objective measures/metrics for that cycle. The measures/metrics used for this purpose are return on net assets ("RONA"), stockholder return and sales growth over a four-year period, each weighted at 25%, compared to a selected comparator group of companies. The fourth measurement is fundable growth weighted at 25%. An award is earned only when Company performance exceeds the minimum specified RONA floor, notwithstanding superior perfor-mance versus the comparator group of companies, and can range from 0% to 200% of the lesser of (i) 125% of the executive officer's annualized base salary on January 1 of the first year of the four year cycle, or (ii) 100% of the executive officer's annualized base salary on December 31 of the last year of the four year cycle.

(2) All the payments shown are potential assumed amounts. There is no assur-ance that Motorola will achieve results that would lead to payments under LRIPL or that any payments will be made under this plan.

(3) At the performance target, which is that point at which 50% of the maximum award under the LRIPL would be payable, the indicated payments would be made under the LRIPL.

(4) These figures were calculated using the January 1, 1998 annualized base salary for each participating executive officer.

PROXY STATEMENT
-------------------
RETIREMENT PLANS

  The Motorola, Inc. Pension Plan (the "Pension Plan") may provide pension ben-efits to the named executive officers in the future. Most regular U.S. employ-ees who have completed one year of employment with the Company or certain of its subsidiaries are eligible to participate in the Pension Plan. They become vested after five years of service. Normal retirement is at age 65.

  The Company also maintains supplementary retirement plans for employees, in-cluding the executive officers named in the Compensation Table, who receive compensation in excess of the reduced compensation limit imposed under the In-ternal Revenue Code. The plan applicable to the named executives provides that if the benefit payable annually (computed on a single life annuity basis) to any officer under the Pension Plan (which is generally based on varying per-centages of specified amounts of final average earnings, prorated for service, as described in the Pension Plan) is less than the benefit calculated under the supplementary plan, that officer will receive supplementary payments upon re-tirement. Generally, the total annual payments to such officer from both plans will aggregate a percentage of the sum of such officer's rate of salary at re-tirement plus an amount equal to the highest average of the Motorola Executive Incentive Plan ("MEIP") awards paid to such officer for any five years within the last eight years preceding retirement. Such percentage ranges from 40% to 45%, depending upon such officer's years of service and other factors. However, the total annual pension payable on the basis of a single life annuity to any named executive officer from the Pension Plan and supplementary retirement plan is subject to a maximum of 70% of that officer's base salary prior to retire-ment. If the officer is vested and retires at or after age 57 but prior to age 60, he or she may elect to receive a deferred unreduced benefit when he or she attains age 60, or an actuarially reduced benefit when that officer retires contingent upon entering into an agreement not to compete with the Company. If a change in control (as defined) of the Company occurs, the right of each non-vested elected officer to receive supplementary payments will become vested on the date of such change in control.

  Participants in the supplementary retirement plan generally become vested in the plan at age 55. At the time of vesting the Company makes a contribution to the trust for that plan. The purpose of that contribution is to enable the trust to make payments of the benefits under the supplementary retirement plan due to the participant after retirement. Federal and state tax laws require that the participant include in income the amount of any contribution in the year it was made even though the participant receives no cash in connection with such contribution or any payments from the retirement plan. Because the participant receives no cash yet incurs a significant income tax liability, the Company believes that it is appropriate to reimburse the participant so that he or she is not paying additional taxes as a result of a contribution. This is the Company's policy with respect to elected officers, all of whom participate in the plan, including those named in the Compensation Table.

  Based on salary levels at December 31, 1998, and the average of the MEIP awards paid for the highest five years out of the last eight years, for the named executive officers in the Summary Compensation Table, the estimated an-nual benefit payable upon retirement at normal retirement age from the Pension Plan, as supplemented pursuant to the officers' supplementary retirement plan described above, and a previous retirement income plan is as follows: Mr. C. Galvin, $1,501,033; Mr. Tooker, $837,926; Mr. Growney, $734,551; Mr. Gilmore,
$728,536, and Mr. Barnett, $336,620.

TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS

  The Company has adopted a policy (the "salary protection policy") which gen-erally provides that most employees of the Company and its subsidiaries would receive a lump sum payment, based on years of service and salary, in the event their employment is involuntarily terminated (except for specific reasons) dur-ing a two-year period following an unsolicited change in control (as defined) of the Company. This policy, which is subject to specified amendment and termi-nation, also provides for continuation of medical plan benefits. In addition, the Company has entered into Termination Agreements with certain key employees, including the named executive officers, who are not covered by the salary pro-tection policy because of the Termination Agreements. Each Termination Agree-ment provides for the payment of benefits in the event that (i) the executive officer terminates his or her employment for any reason within one year of a change in control (as defined), (ii) the executive officer terminates his or her employment for "good reason" (as defined) within two years of a change in control, or (iii) the executive officer's employment is terminated for any rea-son other than termination for "good cause" (as defined), disability, death or normal retirement within two years of a change in control. In the case of (ii) and (iii) above, accumulation by a person or group of a 20 percent stock posi-tion would constitute a change in control, although, in the case of (i) above, a 51 percent stock position would be required. No benefits are payable under the Termination Agreements in the case of any change in control which the Company's Chairman of the Board determines to be the result of a transaction which was initiated by the Company. The amount of the benefits payable to an executive officer entitled thereto would be equal to, in addition to unpaid salary for accrued vacation days and accrued salary and annual bonus through the termination date, an amount equal to three times the greater of the execu-tive officer's highest annual base salary in effect during the three years im-mediately preceding the change in control and the annual base salary in effect on the termination date, plus an amount equal to three times the highest annual bonus received during the immediately preceding five fiscal years ending on or before the termination date. Benefits are subject to offset to the extent that such offset would

                                                                 PROXY STATEMENT
                                                           --------------------
improve the executive officer's after-tax position by eliminating any excise taxes otherwise imposed on the employee under the "parachute payment" provi-sions of the Internal Revenue Code. The term of each Termination Agreement is subject to automatic one year extensions unless the Company gives 12 months prior notice that it does not wish to extend. In addition, if a change in con-trol occurs during the term, the Termination Agreement continues for an addi-tional two years.

The following Report of Compensation Committee on Executive Compensation and Performance Graphs and related disclosure shall not be deemed incorporated by reference by any general statement incorporating this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this in-formation by reference, and shall not otherwise be deemed filed under such Acts.

REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

OBJECTIVES OF EXECUTIVE COMPENSATION PROGRAM

  The objective of Motorola's executive compensation program is to attract and retain key executives critical to the long-term success of the Company. It is designed to align compensation with business strategy and success, and with Company values. This means having an integrated executive compensation program that is intended to balance short-term performance with the achievement of long-range strategic goals and is designed to result in continuously improving total shareholder value. The program rewards executives not only for achieving Company goals, but also considers the Company's performance compared to peer industry company performance.

SUMMARY OF COMPENSATION PLANS

  For many years, Motorola has participated in a number of compensation surveys for most exempt and nonexempt job categories. One of these surveys is a "con-solidated industries" report on the compensation for executive job categories in what are currently 272 companies. Some of these companies are in the S&P Electronics Subgroups Index of the Company's Performance Graph on page 16. An-other survey is on the compensation for executive job categories of 26 large (sales of $5 billion or more) high tech and industrial companies, selected for being in some of the same general lines of business as the Company or as being viewed as generally important to the overall high tech industry. Many of these companies are in the S&P Electronic Subgroups Index.

  Because Motorola intends to attract and retain substantially above-average executives, the determination of base salaries includes a factor that raises salary range midpoints approximately 10% above the salary levels projected us-ing the consolidated industries report, as appropriately adjusted to reflect any higher compensation for positions indicated in the high tech survey, on the basis of the Company's size and organization level (determined using regression analysis) for directly comparable and equivalent jobs. Each year, the Chief Ex-ecutive Office confirms to the Committee that the executive salary range mid-points are projected to be approximately 10% above the salary levels projected using the consolidated industries report. Where Company positions are broader or narrower than other comparable positions in other companies, appropriate judgmental adjustments are made to recognize these differences. Where Company positions are not comparable to others studied, the Company positions are as-signed salary ranges, which provide relative equity in relation to other Motor-ola positions. Using this method, salary grades for each elected officer position (including the Chief Executive Office discussed below) in the Company were developed.

  The major executive compensation programs are as follows:

  1. Participants in the Motorola Executive Incentive Plan (MEIP) include elected and appointed officers (including the executives named in the Compensa-tion Table) and employees at certain levels of management and specific profes-sionals who are deemed individual contributors. In 1998, 1,066 people participated in MEIP.

  MEIP awards are generally earned and paid annually and are determined and awarded as a percentage of the participant's base salary earnings. The Company may provide up to 7% of its annual consolidated pretax earnings after deducting 5% of capital employed, each as defined in the MEIP, for awards under this Plan. The MEIP award for each participant is based on the achievement of a mix-ture of financial, strategic non-financial and individual goals set for each calendar year. The MEIP sets no limits on the amount of awards to individual participants, except that the aggregate amounts awarded under the MEIP cannot exceed the amount reserved. No amounts were added to the reserve for 1998 but were added in previous years. In addition, the Committee has established target and upper limit MEIP award levels which vary by salary range and which are up-graded periodically based on competitive survey information. For exceptional performance, the upper limit guidelines can be exceeded.

  2. The second program is the stockholder-approved Long Range Incentive Plan of 1994 ("LRIPL"). In 1998, 39 of the Company's elected officers (including the executive named in the Compensation Table) were participants in the LRIPL to varying degrees.

  The LRIPL award is determined, in part, by the Company's RONA (Return On Net Assets), sales growth and stockholder return over a four-year period, compared to

PROXY STATEMENT
------------------
an average of a similar calculation for a group of selected competitive compa-nies chosen by the Committee (the "comparator group index") and to Company targets. The comparator group index is a group of 21 companies, generally in one or more of the same lines of business as the Company, and believed by the Committee to be appropriate for measuring comparative performance on the basis of the factors in the LRIPL over a four-year period. An award is earned only when Company performance exceeds a minimum specified RONA floor, notwithstand-ing superior performance versus the comparator group index and Company tar-gets. Additionally the award is determined, in part, by the Company's fundable growth.

  The LRIPL or a predecessor plan has been in effect in 18 succeeding four-year cycles, the first of which began in 1982. Since inception of LRIPL and its predecessor plan, payments have only been made four times for the cycles ending with 1994, 1995, 1996 and 1997, because the Company's overall RONA per-formance had not previously exceeded the required RONA floor. This was the case before 1994 even though in the previous four completed four-year cycles the Company's financial performance exceeded the comparator group index. Maxi-mum awards were paid for the four-year cycles ending with 1994, 1995 and 1996 to some participants in the plan. However, for the four-year cycle ending with 1994, no awards were paid to participants in one of the Company's businesses because the business did not achieve its specified RONA floor. For the four-year cycle ending with 1997, the Company exceeded the Company-wide RONA floor set in the LRIPL but payments were less than the maximum award. For the four-year cycle ending with 1998, the Company did not meet the Company-wide RONA floor set in the LRIPL and no payments will be made.

  3. A wide range of managerial and individual contributors participate in the Company's Share Option Plans. Recipients of stock options in 1998 numbered ap-proximately 16,100. There are approximately 20,100 current option holders. Share Options are typically awarded annually to encourage optionees to own Common Stock to align their own personal financial worth to the Company's share price growth. The option exercise price is the market price at the time of grant. Options are granted in quantities as low as 25 shares to mid-range and lower level Company employees, and in substantially higher numbers to se-nior managers.

  Beginning with the Share Option grant in December 1993, the Company estab-lished higher stock ownership guidelines for executive officers, including the Chief Executive Office. Under those guidelines, if a Chief Executive Office member does not own shares of Common Stock representing four times his base salary or if other executive officers do not own shares of Common Stock repre-senting three times their base salaries, then such officers must retain fifty percent of the shares that remain from any exercise of the Share Option grant received after December 1993 (after deducting the number of shares of Common Stock that could be surrendered to cover the cost of such exercise and any re-quired tax withholdings, even if he or she does not actually surrender shares), until the minimum stock ownership level is reached. Additionally, these guidelines set a minimum stock ownership level of 5,000 shares of Common Stock for all other elected officers and 1,000 shares of Common Stock for all appointed vice-presidents. Under these additional guidelines, if an elected officer or appointed vice-president does not own shares of Common Stock repre-senting the minimum stock ownership level, then he or she must retain fifty percent of the shares that remain from any exercise of any Share Option granted after June 30, 1994, or after the date he or she becomes an elected officer or appointed vice-president if later (after deducting the number of shares of Common Stock that could be surrendered to cover the cost of such ex-ercise and any required tax withholdings, even if he or she does not actually surrender shares), until the minimum Common Stock ownership level is reached.

  On one basis or another, the rewards under each of these major plans depend on overall Company performance, with some also taking account of sector, group, division, small team or individual performance. There have been years when the employees of entire sectors, groups, or divisions, as well as execu-tive officers (including one or more of the five most highly compensated at that time) have received no payments under these plans.

  The Company is asking stockholders to approve the Employee Stock Purchase Plan of 1999. This plan is designed to further align employees' interests with those of stockholders. All employees, including the executives named in the Compensation Table, will be entitled to participate in the plan. A description of the plan is on page 6.

CHIEF EXECUTIVE OFFICE

  The compensation for the Chief Executive Office members consists of base salary, annual MEIP award eligibility, long range incentive award eligibility, share options, and certain other benefits. Christopher B. Galvin and Robert L. Growney are the current members of the Chief Executive Office.

  In addition to the studies mentioned earlier, a special Chief Executive Of-ficer and Chief Operating Officer compensation study is conducted periodically of large (sales of $10 billion or more) industrial companies, currently num-bering 20, many of which are in the S&P Electronic Subgroups Index or the high tech industry survey discussed on page 13. This study uses regression analysis techniques, which relate Motorola's size to these other companies' size to ap-proximate the appropriate base salary, other components of compensation and the total compensation levels which should be paid for the Chief Executive Of-fice members, before taking into account the financial and non-financial stra-tegic performance of the Company and the individual performance of the Chief Executive Office members.

                                                                 PROXY STATEMENT
                                                           --------------------

Chief Executive Office Base Salary

  In determining the Chief Executive Office members' base salaries, the Commit-tee considered the results of these studies and the salary range midpoints that are approximately 10% above salary levels projected on the basis of the Company's size, together with the Company's performance on its own financial and non-financial strategic goals and the individual performance of the Chief Executive Office members. No particular weight was given to any one of these goals in setting base salaries for the Chief Executive Office members. The com-petitive studies gave the Committee a base from which to modify salary and/or incentive compensation based upon performance. In 1998, the Committee reviewed, and recommended for approval to the Board, the base salaries of the Chief Exec-utive Office members and the full Board approved them.

Chief Executive Office Annual MEIP

For the 1998 MEIP award, 50% of the MEIP bonus was based on achieving the Company's financial business plan. The remaining 50% was based on achieving the goals of the Company's strategic redirection and the restructuring programs. The business plan was not achieved, but the Chief Executive Office made signif-icant achievements in redirecting the Company and implementing the restructur-ing programs. On that basis, the Committee granted MEIP awards at 50% of levels targeted at the beginning of the year.

Chief Executive Office Share Options

  Share Options for 250,000 shares of Common Stock at the market price on No-vember 5, 1998 were awarded to Christopher B. Galvin as part of the Company's annual option program, and share options for 215,000 shares were similarly awarded to Robert L. Growney. These options vest as follows: 33.3% on 11/05/99; 33.3% on 11/05/00; and 33.4% on 11/05/01. The options previously granted had one year vesting periods. The level of option awards was made using the Commit-tee's judgment and considering the three-year vesting schedule. The Committee also considered the options granted and exercised by these Chief Executive Of-fice members from 1988 to 1998 and their stock ownership as of November 1, 1998.

Chief Executive Office LRIP

  For the four-year periods ending with 1995 and 1996, maximum awards were paid to the Chief Executive Office members. For the four-year period ending 1997, performance met plan criteria and the CEO and COO were awarded $505,260 and $256,640, respectively. This represented 25.5% and 17.85% of the maximum awards. The minimum corporate four-year RONA percentage required to be met for payment under LRIPL was not met for the four-year period ending with 1998 and no payments will be made.

SECTION 162(M) OF THE INTERNAL REVENUE CODE

  Section 162(m) of the Internal Revenue Code generally limits the corporate tax deduction to one million dollars for compensation paid to named executive officers unless certain requirements are met. The Company has not been entitled to deduct some amount of payments under the Motorola Executive Incentive Plan in the past. The 1998 MEIP awards will not be deductible to the extent they cause the applicable employee remuneration to exceed one million dollars during 1998. MEIP awards fail to qualify as "performance based compensation" exempt from the limitation on deductions that is imposed by Section 162(m), because the Committee exercises discretion in making these awards. The Committee be-lieves that the discretionary component of this plan permits the Committee to make decisions in the best interests of the Company and its stockholders and it intends, therefore, to continue the process by which it determines MEIP awards. The Share Option Plan of 1996 and the Long Range Incentive Plan of 1994 meet the requirements for exemption under Section 162(m) and compensation paid under these plans in 1998, if any, also will be deductible. The Motorola Incentive Plan of 1998 permits various types of awards, some of which qualify for exemp-tion under Section 162(m) and some of which do not. Stock options, performance shares and stock appreciation rights that are granted under the plan qualify as "performance based compensation" and, as such, are exempt from the limitation on deductions. Outright grants of common stock, restricted stock and/or cash do not qualify for exemption and are subject to the Section 162(m) limitation on deductions. However, the executives named in the Compensation Table did not re-ceive such compensation.

  Overall, the Committee believes that the Chief Executive Office members are being appropriately compensated in a manner that relates to performance and is in the long-term interests of the stockholders.

                  Respectfully submitted,

                  Samuel C. Scott III, Chairman
                  Thomas J. Murrin
                  John E. Pepper, Jr.

PROXY STATEMENT
------------------
PERFORMANCE GRAPHS

  The following graphs compares the cumulative total return of the Company, the Standard & Poors 500 Index and a composite S&P Electronic Subgroups Index composed of the following five S&P indices, weighted by market value at each measurement point: the S&P Communications-Equipment/Manufacturers Index, the S&P Computer Systems Index, the S&P Electrical Equipment Index, the S&P Elec-tronics (Instruments) Index, and the S&P Electronics (Semiconductors) Index. The S&P Communications-Equipment/Manufacturers Index currently consists of An-drew Corporation, General Instrument Corp., Harris Corp., Lucent Technologies, Inc., Motorola, Inc., Northern Telecom, Scientific-Atlanta, Inc. and Tellabs Inc. The S&P Computer Systems Index currently consists of Apple Computer, Inc., Compaq Computer Corporation, Data General Corp., Dell Computer Corp., Gateway 2000 Inc., Hewlett-Packard Co., International Business Machines Corpo-ration, Silicon Graphics Inc., and Sun Microsystems, Inc. The S&P Electrical Equipment Index currently consists of AMP Inc., Emerson Electric Co., General Electric Company, Honeywell Inc., Raychem Corp., Rockwell International, and Thomas & Betts. The S&P Electronics (Instruments) Index currently consists of EG&G, Perkin-Elmer Corp. and Tektronix, Inc. The S&P Electronics (Semiconduc-tors) Index currently consists of Advanced Micro Devices, Inc., Intel Corpora-tion, LSI Logic Corp., Micron Technology, Inc., National Semiconductor Corp. and Texas Instruments Incorporated. The graphs assume $100 was invested in the stock or the index on December 31, 1993 and December 31, 1988 and also assume the reinvestment of dividends.



                             [GRAPH APPEARS HERE]

               COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
     AMONG MOTOROLA, INC, S&P 500 INDEX AND S&P ELECTRONIC SUBGROUPS INDEX


Measurement Period                          S&P          S&P ELECTRONIC
(Fiscal Year Covered)        MOTOROLA, INC. 500 INDEX    SUBGROUPS INDEX
-------------------          -------------  ---------    ---------------
Measurement Pt-
12/31/93                     $100.00        $100.00      $100.00
FYE 12/31/94                 $126.30        $101.30      $112.00
FYE 12/31/95                 $125.00        $139.30      $152.80
FYE 12/31/96                 $135.30        $171.60      $215.50
FYE 12/31/97                 $127.40        $228.90      $281.80
FYE 12/31/98                 $137.10        $294.80      $468.40




                             [GRAPH APPEARS HERE]

                COMPARISON OF TEN YEAR CUMULATIVE TOTAL RETURN
    AMONG MOTOROLA, INC., S&P 500 INDEX AND S&P ELECTRONIC SUBGROUPS INDEX


Measurement Period                          S&P          S&P ELECTRONIC
(Fiscal Year Covered)        MOTOROLA, INC. 500 INDEX    SUBGROUPS INDEX
-------------------          -------------  ---------    ---------------
Measurement Pt-
12/31/88                     $100.00        $100.00      $100.00
FYE 12/31/89                 $140.80        $131.50      $105.70
FYE 12/31/90                 $128.10        $127.40      $104.90
FYE 12/31/91                 $161.50        $166.30      $121.00
FYE 12/31/92                 $260.60        $179.00      $125.80
FYE 12/31/93                 $462.30        $197.10      $149.80
FYE 12/31/94                 $583.90        $199.70      $167.80
FYE 12/31/95                 $577.90        $274.60      $229.00
FYE 12/31/96                 $625.70        $338.40      $322.80
FYE 12/31/97                 $589.10        $451.40      $422.20
FYE 12/31/98                 $634.00        $581.20      $701.60


                                                                 PROXY STATEMENT
                                                           --------------------
OTHER MATTERS

  The Board knows of no other business to be transacted at the 1999 Annual Meeting of Stockholders, but if any other matters do come before the meeting, it is the intention of the persons named in the accompanying proxy to vote or act with respect to them in accordance with their best judgment.

Independent Public Accountants

  KPMG LLP served as the Company's independent public accountants for the fis-cal year ended December 31, 1998 and are serving in such capacity for the cur-rent fiscal year. The appointment of independent public accountants is made annually by the Board. The decision of the Board is based on the recommendation of the Audit and Legal Committee, which reviews both the audit scope and esti-mated audit fees. Representatives of KPMG LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions of stockholders.

Manner and Cost of Proxy Solicitation

  The Company pays the cost of soliciting proxies. In addition to mailing prox-ies, officers, directors and regular employees of the Company, acting on its behalf, may solicit proxies by telephone or personal interview. Also, the Com-pany has retained D. F. King & Co., Inc. to aid in soliciting proxies. The Com-pany will pay an estimated fee of $14,000, plus expenses to D. F. King. The Company will, at its expense, request brokers and other custodians, nominees and fiduciaries to forward proxy soliciting material to the beneficial owners of shares held of record by such persons.

Section 16(a) Beneficial Ownership Reporting Compliance

  Each director and certain officers of the Company are required to report to the Securities and Exchange Commission, by a specified date, his or her trans-actions related to Motorola Common Stock. Mr. Gienko, an executive officer, failed to report on a timely basis 34 de minimus transactions resulting from automatic purchases from payroll deductions under the Motorola Employee Stock Purchase Plan, resulting in 11 late filings and 6 amended filings.

List of Stockholders

  A list of stockholders entitled to vote at the meeting will be available for examination at Motorola's Galvin Center, 1297 East Algonquin Road, Schaumburg, Illinois 60196 for ten days before the 1999 Annual Meeting and at the Annual Meeting.

Proposals

  Proposals of stockholders intended to be presented at the Company's 2000 an-nual meeting of stockholders and included in the Company's proxy statement and form of proxy for that meeting must be received at the Company's principal ex-ecutive offices not later than November 24, 1999.

  After the November 24, 1999 deadline, a stockholder may present a proposal at the Company's 2000 annual meeting if it is submitted to the Company's Secretary at the address below no later than February 6, 2000. If timely submitted, the stockholder may present the proposal at the 2000 annual meeting, but the Com-pany is not obligated to present the matter in its proxy materials.

  A stockholder wishing to recommend a candidate for election to the Board should send the recommendation and a description of the person's qualifications to the Nominating Committee in care of the Secretary of Motorola at the address below. The Nominating Committee has full discretion in considering its nomina-tions to the Board. A stockholder wishing to nominate a candidate for election to the Board is required to give written notice to the Secretary of the Company of his or her intention to make such a nomination. The notice of nomination must be received by the Company's Secretary at the address below no later than February 6, 2000. The notice of nomination is required to contain certain in-formation about both the nominee and the stockholder making the nomination as set forth in the Company's bylaws. A nomination which does not comply with the above requirements will not be considered.

  Send all proposals or nominations to A. Peter Lawson, Secretary, Motorola, Inc., 1303 East Algonquin Road, Schaumburg, Illinois 60196.

Form 10-K

The Company will mail without charge, a copy of the Annual Report on Form 10-K. Direct requests to Investor Relations, 1303 E. Algonquin Road, Schaumburg, IL 60196. The report also is available on the Company's website www.Motorola.com/investor.

                By order of the
                Board of Directors,

[LOGO OF SIGNATURE]

                A. Peter Lawson
                Secretary

                                                                   MANAGEMENT'S
                                                        DISCUSSION AND ANALYSIS
                                                          ---------------------
MANAGEMENT'S DISCUSSION AND
ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

  This commentary should be read in conjunction with the Consolidated Finan-cial Statements and Notes, presented on pages F-20-F-39 of this Proxy State-ment, for a full understanding of Motorola's financial position and results of operations.

  In accordance with Rule 14a-3(c) under the Securities Exchange Act of 1934 (the "Exchange Act"), as adapted to the "Summary Annual Report" procedure, the information contained in the following commentary and consolidated financial statements and notes is provided solely for the information of stockholders and the Securities and Exchange Commission. Such information shall not be deemed to be "soliciting material" or to be "filed" with the Commission or subject to Regulation 14A under the Exchange Act (except as provided in Rule 14a-3) or to the liabilities of Section 18 of the Exchange Act, unless, and only to the extent that, it is expressly incorporated by reference into the Form 10-K of Motorola, Inc. for its fiscal year ending December 31, 1998.

MOTOROLA, INC.

1998 COMPARED TO 1997

  Sales decreased 1% to $29.4 billion from $29.8 billion in 1997. Geographic market sales, measured by the locale of the end customer, as a percent of to-tal Motorola sales increased from 1997 to 1998 in Europe from 19% to 21%, in Latin America from 7% to 8% and in Japan from 6% to 7%. Geographic market sales declined from 1997 to 1998 in the U.S. from 42% to 41%, in China from 11% to 10% and in Asia, excluding Japan and China, from 9% to 7%. Geographic market sales remained constant in 1997 and 1998 in other markets at 6%.

  The Company had an operating loss before tax in 1998 of $1.4 billion, com-pared to an operating profit before tax in 1997 of $1.8 billion. The net loss in 1998 was $962 million, or $1.61 per common share, compared with net income of $1.18 billion in 1997, or $1.94 per common share. Net margin on sales was negative 3.3%, compared with positive 4.0% during 1997. The 1998 earnings in-cluded net special charges of $1.9 billion before tax, equivalent to $2.19 per share after tax, resulting primarily from manufacturing consolidation, cost reduction and restructuring programs. These programs are discussed below. The 1997 earnings included net special charges of $306 million before tax, equiva-lent to 32 cents per share after tax, resulting primarily from restructuring decisions to exit several unprofitable businesses that no longer had long-term strategic value to the Company. Those businesses exited in 1997 included dy-namic random access memory (DRAM) semiconductors, MacOS(R) compatible computer systems and retail analog modems.

  Excluding special charges, earnings for all of 1998 were $347 million, or 58 cents per share after tax, compared with $1.4 billion, or $2.26 per share af-ter tax in 1997. This decline in earnings is attributable to increases in the percentage of sales represented by (i) manufacturing and other costs of sales,
(ii) selling, general and administrative expenses and (iii) net interest ex-pense. The main businesses contributing to this decrease in earnings were the semiconductor products, cellular subscriber equipment and messaging system products businesses. To address these cost pressures, in the second quarter of 1998 the Company established comprehensive restructuring programs and recorded a pre-tax charge of $1.98 billion to cover restructuring costs of $1.275 bil-lion and asset impairments and other charges of $705 million in connection with these programs.


  Manufacturing cost reduction efforts include reducing the number of employ-ees, consolidating manufacturing operations and selling underutilized manufac-turing capacity. Selling, general and administrative cost reduction efforts include reducing the number of employees and divesting non-strategic, poorly performing businesses. The Company's goal is to reduce interest expense and improve cash flows by reducing payroll and other operating expenses and by generating cash from the sale of businesses and facilities. By the middle of 1999, the Company expects to achieve a level of profit improvement from these programs equivalent to an annualized rate of $1.0 billion.

  Consolidation of manufacturing operations and business exit charges were primarily focused in the Semiconductor Products and Messaging, Information and Media Products segments and the Integrated Electronic Systems Sector (IESS, formerly the Automotive, Component, Computer and Energy Sector). The semicon-ductor business is consolidating its production facilities into fewer inte-grated factories to achieve economies of scale and improved efficiencies and to capitalize on newer technologies to reduce operating costs. Semiconductor facilities in California, North Carolina, Arizona and the Philippines were closed as planned. As a result of excess global manufacturing capacity, the paging business closed its facility in Vega Baja, Puerto Rico, and realigned paging facilities in Singapore. Both segments are continuing to execute their plans to consolidate and streamline their worldwide manufacturing operations.

  During the third quarter of 1998, IESS sold its printed circuit board busi-ness. The Sector also sold its non-silicon component manufacturing business in the first quarter of 1999. The loss of operating income from these exited businesses is not significant to IESS' or the Company's results of operations.

  The restructuring programs were designed to reduce employment by a minimum of 15,000 from approximately 150,000 employees worldwide at the beginning of the second quarter of 1998. As of December 31, 1998, approximately 17,000 em-ployees have separated from the Company through a combination of voluntary and involuntary severance programs and business exits, exceeding the 15,000 mini-mum goal. Completion of the sale of IESS' non-silicon component manufacturing business in the first quarter 1999 further reduced the Company's employee pop-ulation by approximately 4,500 people.

MANAGEMENT'S
DISCUSSION AND ANALYSIS
------------------

  As a result of significant changes in business conditions in 1998, some of the segments of the Company had excess capacity. Because of current and pro-jected business conditions, the Company wrote down operating assets that be-came impaired, reducing the carrying value of the related asset balances by $380 million. The majority of the assets written down were manufacturing equipment and buildings. On a facility basis, within each region, an assess-ment was made of the present value of the anticipated future cash flows for assets. The segments primarily impacted by these writedowns were Semiconductor Products, Messaging, Information and Media Products and Cellular Products. As-set writedowns for these segments approximated $348 million. Manufacturing equipment written down was primarily used equipment and in some cases was as-sumed to have zero market value. Building writedowns were based on marketabil-ity factors of the building in the particular location. Joint venture investments and intangibles were reevaluated based on business portfolio deci-sions and current market conditions, and appropriate writedowns were taken to reflect this analysis.

  In 1997, the Company established restructuring accruals totaling $327 mil-lion to exit its retail analog modem business, to exit the MacOS(R) compatible computer systems business, and to phase out participation in the dynamic ran-dom access memory (DRAM) market. Through December 31, 1998, $270 million of the accruals had been utilized, and $31 million had been reversed into income. Of the remaining $26 million, approximately $11 million is expected to be used by the end of first quarter 1999. The remaining $15 million relates to con-tract contingencies arising from the Company's exit from the MacOS compatible computer systems business. Management believes the remaining accrual is ade-quate to cover these matters.

  A discussion of the Company's restructuring and other charges is detailed in
Note 11 to the Consolidated Financial Statements and Notes in this Proxy Statement.

  Motorola's selling, general and administrative expenses were $5.5 billion, or 18.7% of sales, in 1998 compared to $5.2 billion, or 17.4% of sales, in 1997. These expenses were adversely impacted by higher losses related to Motorola's investment in Iridium LLC and certain semiconductor joint ventures. The increase was despite significantly lower incentive compensation payments in 1998.

  Depreciation expense was $2.2 billion in 1998 compared with $2.3 billion in 1997. During 1999, depreciation expense is expected to be relatively un-changed.

  The effective tax rate for 1998 was 30% compared to a 35% rate in 1997 and 1996. The Company currently expects the same tax rate in 1999 as in 1998.

MOTOROLA, INC.

1997 COMPARED WITH 1996

  Sales increased 7% to $29.8 billion from $28.0 billion in 1996. Geographic market sales, measured by the locale of the end customer, as a percent of to-tal Motorola sales remained constant in 1997 versus 1996 in the U.S., Europe, China and other markets at 42%, 19%, 11% and 6%, respectively. Geographic mar-ket sales increased from 1996 to 1997 in Latin America from 5% to 7%. Geo-graphic market sales declined from 1996 to 1997 in Japan from 7% to 6% and in Asia, excluding China and Japan from 10% to 9%.

  Net earnings in 1997 were $1.18 billion, or $1.94 per common share, compared with $1.15 billion in 1996, or $1.90 per common share. Net margin on sales was 4.0%, compared with 4.1% during 1996. The 1997 earnings included net special charges of $306 million before tax, equivalent to 32 cents per share after tax, resulting primarily from restructuring decisions to exit several unprof-itable businesses that no longer had long-term strategic value to the Company, primarily the Semiconductor Products segment's DRAM business. Net special charges in 1996 totaled $136 million before tax, equivalent to 15 cents per share after tax. Excluding the net special charges in both years, 1997 earn-ings would have been $1.4 billion, or $2.26 per share, compared with $1.2 bil-lion, or $2.05 per share in 1996. The main factor contributing to the 1997 increase in earnings, excluding the net special charges, was the recovery of the Semiconductor Products segment from the industry-wide recession of 1996. Other contributors were the growth in sales and profits of the Cellular Prod-ucts and Land Mobile Products segments.

  Motorola's selling, general and administrative expenses were $5.2 billion, or 17.4% of sales, in 1997 compared to $4.7 billion, or 16.9% of sales, in 1996. The increase resulted from higher than normal operating expenses, and higher incentive compensation payments to the general employee population.

MOTOROLA, INC. SEGMENTS

  The following commentary should be read in conjunction with the 1998 finan-cial results of each reporting segment as detailed in Note 9, "Information by Segment and Geographic Region" of the Consolidated Financial Statements and Notes in this Proxy Statement.

CELLULAR PRODUCTS

  The Cellular Products segment primarily designs, manufactures, sells, in-stalls, and services cellular telephone subscriber units and cellular infra-structure equipment.

  Segment sales increased 5% to $12.5 billion, orders were flat and operating profits were lower. Operating profits were lower due to competitive pressures and late product entry in certain digital technologies within the cellular telephone market, as well as charges to cover restructuring costs, asset im-pairments and other charges associated with Motorola's 1998 restructuring pro-grams.

  Cellular Subscriber Sector (CSS) sales declined and orders increased. Sales increased in all geographic regions except the Americas, where they declined. Orders increased in Europe and Asia, while they declined in the Americas. De-mand for digital products grew very significantly, while demand for analog products declined significantly.

                                                                    MANAGEMENT'S
                                                         DISCUSSION AND ANALYSIS
                                                            -------------------

  The Company believes CSS's share of the overall wireless telephone market de-clined in 1998 as a result of: the continuing technology shift from analog products, where the Company has a higher relative market share, to digital products, where the Company has a lower relative market share; increasing com-petition in the digital product market; and delays in the Company's introduc-tion of some digital products. The Company introduced several new digital products in 1998 that increased its share in some digital technologies, but this was not enough to offset losses associated with the rapid transition to digital technology that occurred in 1998, particularly in the Americas region. Since most of the new digital product introductions occurred in the second half of the year, the Company's market share in the second half of the year was higher than for the year as a whole and was at its highest in the fourth quar-ter. In 1999, the Company expects continued market share gains from its ex-panding portfolio of digital cellular telephones, although this could be more than offset by the continuing market shift away from analog products and in to-tal result in a market share decline.

  CSS introduced a variety of new and innovative digital communications prod-ucts. Early in the year, the sector announced the StarTAC(R) 130 GSM (Global System for Mobile Communications) phone, the world's smallest and lightest dig-ital phone, the cd900 family of dual-band GSM phones with advanced functions for business users, and the cd160 dual-band GSM phone aimed at first-time users and the general consumer market. The sector also announced the D520 GSM digital mobile phone, which offers superb battery performance and a variety of colors. CSS also announced an integrated smart card GSM digital cellular phone which is expected to pave the way for an impressive new range of consumer services in-cluding mobile automated teller machine, remote ticketing, and pay-as you-use telephony.

  During the fourth quarter, CSS began shipping a broader array of new digital phones, including the new digital StarTAC phones for CDMA (Code Division Multi-ple Access) and TDMA (Time Division Multiple Access). The analog version of the new V series phone, weighing 2.7 ounces, began shipping in November, with the dual-band digital GSM version shipping in December. The sector also announced the commercial availability of a new entry-level dual-mode CDMA phone, and signed several significant contracts with carriers for digital StarTAC phones for use in the Americas.

  The Satellite Series(TM) 9500 portable phone, designed for use on the Iridium(R) global personal communications system, began initial shipments in September, with volume shipments occurring in the fourth quarter.

  Cellular Infrastructure Group (CIG) sales were higher, while orders declined. Sales were higher in the Americas, Europe, and Asia. Orders were higher in Eu-rope and the Americas, but were lower in Asia.

  The Company believes CIG's share of the cellular infrastructure equipment market declined in 1998, resulting from increasing competition in the digital equipment market and the Company's decision not to develop U.S. TDMA infra-structure equipment. CIG expects to benefit from its continuing investment in digital infrastructure technologies, including GSM and CDMA. CIG is also ac-tively involved in the development of third generation (3G) digital wireless systems.

  Among the GSM contracts it was awarded during 1998, CIG received a contract in Turkey, which is one of the world's largest GSM contracts. To date CIG has supplied contracts to deploy more than 90 GSM systems to network operators worldwide.

  CIG, a pioneer in first-generation CDMA digital cellular technology, was named by Cahners In-Stat Group, a leading wireless industry research and con-sulting firm, as the leading international provider of commercial CDMA digital cellular systems, with commercial CDMA systems in 51 markets on four conti-nents. During 1998, CIG received significant contracts for CDMA systems in Mex-ico, Brazil, and the U.S., and was the first to launch commercial CDMA service in Japan and the Philippines.

  CIG's WiLL(R) (Wireless Local Loop) systems have been deployed in over 25 countries worldwide. During 1998, contracts were received in China, India, and the Dominican Republic.

LAND MOBILE PRODUCTS

  The Land Mobile Products segment primarily designs, manufactures, sells, in-stalls and services analog and digital two-way radio voice and data products and systems for many different commercial, governmental and industrial custom-ers worldwide.

  Segment sales increased 10% to $5.4 billion and operating profits were high-er. Segment geographic sales were higher in Europe and the Americas while they declined in Asia, which is presently a small market for this segment. Orders increased 7% and were higher in the Americas, while they declined in Europe and Asia. Growth in the segment was led by the success of the segment's iDEN(R) technology, as well as continued growth in the two-way radio infrastructure business.

  The Company believes that its market share increased in both two-way radio products and infrastructure primarily due to growth in iDEN(R) products and systems and gains in the two-way radio infrastructure business.

  The Radio Network Solutions Group's (RNSG) sales and orders increased. RNSG continues to make significant progress in developing and deploying digital sys-tems that are based on recently commercialized industry standards. To date RNSG has installed more than 100 systems that are compliant with Project 25, the U.S. digital standard for public safety communications. During the year, RNSG shipped its first Project 25-compliant trunking system. RNSG also has shipped 10 Dimetra(TM) systems to date, which are based on TETRA (TErrestrial Trunked RAdio), the European standard for digital trunked radio communications. RNSG was also awarded its first Dimetra system contract in Asia.

MANAGEMENT'S
DISCUSSION AND ANALYSIS
------------------

  Motorola and Harris Corporation announced they modified their respective product plans to produce ASTRO(R)Seneca(TM), a highly secure mobile radio platform for public safety communications, with a comprehensive array of op-tions. RNSG also announced its first industry standard, Internet Protocol (IP) based wireless data technology for its Private DataTAC(TM) network.

  Sales and orders for iDEN(R) products were higher. IDEN systems are now in commercial service or becoming operational in 13 countries around the world. Motorola began shipping the i1000(TM), a palm-size integrated digital handset for business professionals. The handset uniquely combines the capabilities of a cellular phone, two-way radio and alphanumeric pager. Its small size and light weight makes the i1000 unit the first "wearable" integrated digital handset. The i1000 handset received a Product of the Year Award from Mobile Computing & Communications magazine.

  The Radio Products Group (RPG) had lower sales and orders due primarily to economic weakness in Asia. Sales and orders were higher in the U.S. while lower in Latin America, Europe and Asia. Motorola began shipping the smallest member of its award winning line of TalkAbout(R) consumer two-way radios, the Talk About(R) SLK. This state-of-the-art two-way radio, which weighs just 4.5 ounces with batteries, won an Innovations 1999 Award from the International Consumer Electronics Society. RPG also began shipping the Handie-Pro(TM), its first consumer radio for the European market. Consumer frequencies were ap-proved in Brazil and Mexico. RPG announced the Professional radio, a global series of high-performance two-way radios, which are tailored to user needs, and regulatory requirements in different regional markets.

MESSAGING, INFORMATION AND MEDIA PRODUCTS

  The Messaging, Information and Media Products segment primarily designs, manufactures, sells, installs and services paging subscriber, paging infra-structure and related products, such as paging software and accessories.

  Segment sales declined 31% to $2.6 billion and orders declined 24%. The seg-ment had an operating loss versus a profit in 1997. The decrease in sales was primarily attributable to economic weakness in Asia, a longer than expected period of reorganization of the paging operators in the People's Republic of China, and continued slow growth of the U.S. paging market. The operating loss was primarily due to the decline in sales, charges to cover restucturing costs, asset impairment and other charges associated with Motorola's restruc-turing programs, a write-off in connection with the acquisition of Starfish Software, Inc. and lower average selling prices.

  In 1998, the Messaging Systems Products Group (MSPG), which represents the significant majority of this segment's revenues, experienced a decline in sales and orders largely attributable to the China market. The Company be-lieves that the recently completed governmental reorganization/privatization of Chinese provincial paging companies adversely affected sales of paging in-frastructure systems and pagers.

  The paging industry in the rest of Asia continues to be affected by the poor financial health of many local paging operators. Many of these operators were U.S. dollar debt leveraged and significantly weakened local currencies made it difficult for them to service their debt obligations. Purchases from MSPG were reduced and several regional customers were on credit holds or cash terms at the end of 1998.

  MSPG continues to be the market share leader in the paging market, although market share remained flat in 1998 versus 1997. MSPG expects only a modest long-term growth rate in the worldwide subscriber base for the one-way paging market, which represents most of the industry today. The two-way market, which is a very small segment of the paging market, is expected to show stronger long-term growth rates in its subscriber base. Competition from low cost and prepaid digital wireless telephone services around the world, which include short messaging services, is causing paging product price declines and custom-ers to look more favorably at wireless phones as options for messaging needs. These pricing pressures are likely to intensify.

  Throughout 1998, MSPG continued its successful campaign to implement the FLEX(R) family of communication products as the de facto worldwide standard for high speed messaging technology. In the U.S., commercial service for Motorola's PageWriter(R) pager, employing ReFLEX(R) two-way messaging technol-ogy and a standard QWERTY-type keyboard, continued its rapid growth. U.S. op-erators also introduced InFLEXion(TM) voice-paging services in ten additional major metropolitan centers, employing the Tenor(R) advanced voice pager, which accepts and stores voice messages, and operates like a portable answering machine.

SEMICONDUCTOR PRODUCTS

  The Semiconductor Products segment designs, produces and sells integrated semiconductor solutions and components for the consumer, networking and com-puting, transportation and wireless communications markets worldwide.

  Segment sales decreased 9 percent to $7.3 billion, orders were down 12 per-cent and the segment had an operating loss versus a profit a year ago. The op-erating loss is attributable to restructuring, asset impairment and other charges associated with Motorola's restructuring programs and the fact that the worldwide semiconductor industry entered a second recessionary period in three years, contrary to the Company's expectations and those of most industry forecasters at the beginning of 1998. Worldwide semiconductor industry sales declined by approximately 9% in 1998. Segment orders were lower in all major geographic markets. Segment sales were higher in Europe but declined in Asia and the Americas. Motorola internal business units consumed 22% of the seg-ment's product output in both 1998 and 1997. The Company believes it main-tained its overall market share for the year.

                                                                   MANAGEMENT'S
                                                        DISCUSSION AND ANALYSIS
                                                          ---------------------

  In the Consumer Systems Group and the Semiconductor Components Group, sales and orders decreased due primarily to economic weakness in Asia. In the Wire-less Subscriber and Systems Group, sales and orders decreased. The majority of the group's sales are to internal customers, primarily the cellular telephone and paging business, each of which experienced a decline in sales in 1998. Sales and orders increased in the Transportation Systems Group due to higher penetration of electronics in the automotive market segment. Sales and orders increased in the Network and Computing Systems Group as a result of sales growth of key customers.

  During the year, the business carried out numerous business and facility consolidations and overhead cost reductions to address the current business situation and to be prepared to move quickly to seize opportunities as the in-dustry recovers. These initiatives included exiting businesses that either are unprofitable or that do not fit the business' strategic agenda for achieving leadership in its focused end markets. Among businesses the segment exited in 1998 were optoelectronics, field programmable gate arrays and modular power systems.

  Manufacturing facilities were closed or consolidated at more than a dozen sites, including closing major facilities in California, North Carolina, Ari-zona and the Philippines. In addition, during 1998 the business began con-verting a significant portion of its major manufacturing facilities located at 52nd Street in Phoenix, Arizona from manufacturing to non-manufacturing utili-zation. This conversion is expected to be completed in 1999. It also is con-solidating its production network into fewer integrated "anchor" sites for economies of scale and improved efficiency. By increasing the use of foundry manufacturing capacity for older or specialized technologies, the segment ex-pects to more effectively leverage capital investment, with the goal of moving from 14% foundry/joint venture outsourcing in 1998 to 30% by 2000 and 50% by 2002.

  In January 1999, the Semiconductor Products segment agreed to sell its smart card integrated circuit manufacturing business in East Kilbride, Scotland, to Atmel, a semiconductor company based in San Jose, California. The decision to sell this business will not affect the Company's other smart card-related businesses which will continue to provide total smart card solutions to a di-verse range of industries. The sale is expected to be completed by the end of the second quarter in 1999.

  In February 1999, the Semiconductor Products segment agreed to sell the as-sets of its Chung-Li facility near Taipei, Taiwan, and its Paju plant near Seoul, South Korea, to ASE Group Ltd. These asset sales are expected to be completed by the end of 1999.

  The loss of operating income from these exited businesses is not significant to the segment's or the Company's results of operations.

  In addition, aggressive product review has resulted in a significant reduc-tion of the number of semiconductor devices the segment manufactured and sold as of year end 1998 compared with mid-1997, with the goal of achieving reduc-tions of 50% by the end of 1999. By focusing the reduction on non-strategic, low volume products, this effort is not expected to have a material impact on sales, yet is expected to generate profit improvement by reducing overhead costs.

  The segment's full range of embedded solutions includes the M.CORE(TM) and Power PC(TM) microcontroller/ microprocessor architectures. The segment also announced an agreement to supply its Streamaster(TM) multimedia architecture for use in Hong Kong Telecom's Interactive TV project. Streamaster combines the functions of a broadband router, network computer and digital home theater platform. SPS supplies the DragonBall(TM) high-performance processor that pow-ers such popular products as the connected organizer from Palm Computing Inc., a 3Com company, and Motorola's PageWriter(R) 2000 two-way messaging device.

  The Microprocessor Report named the PowerPC750(TM) the "best RISC processor of the year," as the segment introduced new chips operating at speeds of up to 366 MHz, and at the low-power of 1.9 volts, making the PowerPC architecture ideal for a new range of embedded mobile and desktop applications. The debut of a new software supplement to the Microsoft Platform Builder allows develop-ers to more quickly produce Microsoft(R) Windows CE(R) based products using the PowerPC based processors.

  The segment announced numerous industry-leading technology and process achievements in 1998. These included using copper interconnect processes in conjunction with leading-edge 0.15 micron CMOS technology to achieve break-through SRAM (static random access memory) performance on a device containing 60 million transistors. Dual inlaid copper interconnect technology is designed to bring high-end computing power to products such as cellular telephones and personal digital assistants.

  The segment announced numerous alliances. It is devoting substantial re-sources to develop next-generation digital signal processor development in a strategic alliance announced with Lucent Technologies. In partnership with Ad-vanced Micro Devices, the segment announced plans to cross-license patents, and to jointly develop common process technology platforms for microprocessors and embedded flash memory featuring copper interconnects. In partnership with Siemens AG, it is pursuing 300-millimeter wafer technology development in Dresden, Germany.

OTHER PRODUCTS

  The Other Products segment primarily includes the Integrated Electronic Sys-tems Sector (IESS), (formerly the Automotive, Component, Computer and Energy Sector), and the Space and Systems Technology Group (SSTG).

INTEGRATED ELECTRONIC SYSTEMS SECTOR

  The Integrated Electronic Systems Sector designs, manufactures and sells au-tomotive and industrial electronics products, energy storage products and sys-tems, electronic

MANAGEMENT'S
DISCUSSION AND ANALYSIS
------------------
fluorescent ballasts and multi-function embedded board and computer system products.

  The Sector has restructured to sharpen its focus on the growing opportuni-ties in the embedded electronic systems market. Intelligent electronic capa-bility is being integrated into many consumer products and, as a result, the market for embedded technologies and systems is projected by industry analysts to grow dramatically.

  For the year, Sector sales decreased 5% and orders were 4% lower. The Sector had an operating loss versus a profit in 1997. Sales decreased due to lower demand for ceramic and quartz components and rechargeable batteries for cellu-lar telephones. The operating loss was primarily due to charges associated with the Company's restructuring programs and the decline in sales.

  Automotive and Industrial Electronics Group (AIEG) sales and orders in-creased compared with a year ago due to the higher penetration of electronics in the automotive market segment. During the year, AIEG received contracts for: new engine control module programs; sensor business for truck applica-tions; powertrain control module business from major engine and automotive manufacturers; automotive body electronics and sensor business from major Eu-ropean automotive manufacturers; and mapped ignition module business from an Asian automotive manufacturer.

  The Energy Systems Group (ESG) experienced lower sales and orders. The ma-jority of ESG's sales are to the Company's cellular telephone business that had lower sales for the year. ESG won rechargable battery contracts from two laptop computer manufacturers for worldwide distribution and incremental busi-ness from two cellular telephone manufacturers.

  The Component Products Group (CPG) had lower sales and orders. The majority of CPG's sales and orders are to internal customers, primarily the cellular telephone and paging businesses, each of which experienced a decline in sales in 1998. During 1998, CPG sold its printed circuit board operations based in Singapore. In the first quarter 1999, the Component Products Division business was sold. As a result of these sales, the group ceased to exist.

  The Motorola Computer Group (MCG) designs, manufactures, sells and services multi-function computer systems and board-level products, together with oper-ating systems and system enablers based on the Motorola 68000, 88000, PowerPC(TM) series and Intel(R) Pentium(R) microprocessors. MCG sales and or-ders decreased for the year. Excluding operating results from the MacOS(R) compatible computer systems business exited in the second half of 1997, sales and orders were higher. MCG announced a range of CompactPCI(R) systems that set new low price points in the market.

  The Telematics Communications Group (TCG) was formed during the year to fo-cus on the growing worldwide opportunity in the emerging automotive communica-tions industry. The Group focuses on creating products designed to provide security, information, convenience and entertainment services from a central service center to drivers and their passengers via a communication gateway in the automobile. The group's sales were not material to the Sector.

SPACE AND SYSTEMS TECHNOLOGY GROUP

  The Space and Systems Technology Group (SSTG) is engaged in the design, pro-duction and integration of advanced electronic communication systems and prod-ucts for a variety of commercial and government customers around the world. SSTG's Satellite Communications Group (SCG) designs, manufactures, operates and maintains space-based telecommunications systems.

  Group sales increased 9% in 1998 due in part to the completion of several terrestrial gateways associated with the deployment of the Iridium(R) system. Communications are relayed via satellite and through these terrestrial gate-ways, where billing information and user location data is stored. Orders were lower than a year ago primarily due to the fact that orders related to the completion of the Iridium Space System Contract and the deployment of the twelve regional gateways associated with the Iridium system were recorded in 1997. Operating profits were lower compared to a year ago primarily due to charges associated with the Company's restructuring programs.

  On November 1, 1998, the Satellite Communications Group successfully com-pleted the terms of the Space System Contract with Iridium LLC to build and deploy the Iridium(R) satellite communications network, the first low-earth orbit, worldwide satellite-based communications network for general public use. On that same date, voice service on the system began and SCG began ful-filling the terms of the five-year Operations and Maintenance Contract to op-erate and continue to manufacture and deploy satellites for the maintenance of the Iridium system. A discussion of the Company's commitments and contingen-cies related to the Iridium project is in Note 8 to the Consolidated Financial Statements and Notes in this Proxy Statement.

  SCG has been designated by Teledesic LLC, an entity in which Motorola has a minority ownership interest, as the prime contractor for the Teledesic(R) Sys-tem. The Teledesic System is conceived as a global, broadband "Internet-in-the-Sky" satellite communications system. The network is planned to provide high speed data connections to businesses, institutions and individuals world-wide. The system would be composed of a constellation of low-Earth-orbit sat-ellites, designed to provide affordable, worldwide, "fiber-like" access to telecommunications services, including broadband Internet access, video conferencing, high quality voice and other digital data needs to fixed loca-tions.

LIQUIDITY AND CAPITAL RESOURCES

  Net cash provided by operations was $1.0 billion in 1998 compared with $2.6 billion in 1997 and $4.2 billion in 1996. The decrease in 1998 compared to 1997 was primarily due to a net loss of $962 million in 1998 compared to net earnings of $1.2 billion in 1997. The 1998 net loss

                                                                   MANAGEMENT'S
                                                        DISCUSSION AND ANALYSIS
                                                          ---------------------
includes a charge of $1.98 billion for restructuring and other charges. The restructuring programs are expected to result in an annualized profit improve-ment of approximately $1.0 billion, which should provide adequate cash re-sources to fund, in addition to other corporate needs, the remaining cash requirements of approximately $650 million related to the 1998 restructuring and other charges.

  Net cash used in investing activities was $3.0 billion in 1998 compared with $2.5 billion in 1997 and $2.9 billion in 1996. The increase in investing ac-tivities in 1998 compared with 1997 was primarily due to the acquisitions of Starfish Software, Inc. and Appeal Telecom Company, Ltd., the investments in NetSpeak Corporation and Teledesic LLC and advances to joint venture affili-ated companies. Capital expenditures continue to represent the single largest use of the Company's cash. In 1998 capital expenditures increased to $3.2 bil-lion from $2.9 billion in 1997 and $3.0 billion in 1996. The 1998 increase re-sulted from increased expenditures in the Semiconductor Products segment. The Semiconductor Products segment continued to comprise the largest portion of capital expenditures, with approximately 56% of all such investments in 1998. Capital expenditures for 1999 are expected to be $3.0 billion, of which $900 million are expected to be in the Semiconductor Products segment.

  Net cash provided by financing activities was $1.9 billion in 1998 compared with a use of cash of $39 million in 1997 and a use of cash of $496 million in 1996. Financing activities consisted primarily of commercial paper and short-term borrowings, long-term debt issuances and retirements and dividend pay-ments to stockholders. The increase in 1998 was primarily from commercial paper and short-term borrowings of $1.6 billion and net proceeds from the is-suance of long-term debt of $773 million. Increased financing needs were driven primarily by lower operating cash flow, significantly increased cus-tomer financing and net cash used in investing activities.

  The Company's ratio of net debt to net debt plus equity was 26.8% at Decem-ber 31, 1998 compared with 12.4% in 1997 and 13.4% in 1996. The Company's in-creased debt levels were necessary to finance the Company's operations, to provide for customer financing, for investing activities and for capital ex-penditures.

  The number of weeks that accounts receivable was outstanding worsened to 8.3 in 1998 from 7.5 in 1997 and from 6.7 in 1996. The increase in accounts re-ceivable weeks partially resulted from growth in large system sales that tra-ditionally have longer customer payment terms. Inventory turns, using the cost-of-sales calculation method, improved to 5.1 in 1998 from 4.9 in 1997 and
5.2 in 1996.

  The Company and its consolidated finance subsidiary have revolving domestic credit agreements of one and five years with a group of banks for $2.5 bil-lion. These agreements are scheduled to terminate in September 1999 and Sep-tember 2002, respectively. They contain various conditions, covenants and representations with which the Company was in compliance at December 31, 1998. At December 31, 1998, the Company's total U.S. and non-U.S. credit facilities aggregated $4.6 billion, of which $187 million were used and the remaining $4.4 billion were available to back up outstanding commercial paper, which to-taled $2.7 billion.

  In February 1999, Motorola Capital Trust I, a recently-created Delaware statutory business trust and wholly-owned subsidiary of Motorola, sold 20 mil-lion Trust Originated Preferred Securities (SM) ("TOPrS") to the public at an aggregate offering price of $500 million. The Trust used the proceeds from this sale, together with the proceeds from its sale of common stock to Motor-ola, to buy a series of 6.68% Deferrable Interest Junior Subordinated Deben-tures, due March 31, 2039 ("Subordinated Debentures") from Motorola with the same payment terms as the TOPrS. Motorola, in turn, used the $484 million of net proceeds from the sale of the Subordinated Debentures to reduce short-term indebtedness.

  The Company believes that it can continue to access the capital markets in 1999, if necessary, on terms and conditions acceptable to it despite increased long-term financing activities in 1998 and early 1999. However, there are many factors that affect the Company's ability to access the capital markets, many of which are outside the control of the Company, such as the Company's credit ratings and liquidity of the capital markets. There can be no assurances that the Company will continue to have access to the capital markets on favorable terms.

  Purchasers of the Company's infrastructure equipment are increasingly re-quiring suppliers to provide long-term financing in connection with equipment purchases. Financing may include all or a portion of the purchase price and working capital and can be sizeable as in the case of the Iridium(R) system discussed below. The Company also may assist customers in getting financing from banks and other sources. During 1998 the Company significantly increased the amount of customer financing directly from the Company and through its consolidated financing subsidiary. As a result of increased demand for cus-tomer financing, the Company and its consolidated financing subsidiary bor-rowed more money in 1998, in part to fund these financings. The Company expects that the need to provide this financing or arrange financing for its customers will continue, and could increase, and that the Company will have to manage the level of its customer financings. This may include selling customer financings to other financial institutions.

  The Company continues to provide financial support to Iridium LLC and its subsidiaries (collectively "Iridium") in connection with the deployment of the Iridium system communications network. Commercial voice service on the Iridium system began November 1, 1998 and Iridium is currently transitioning from a developmental stage company to an operating company with no meaningful operat-ing history. This transition requires that Iridium attract a sufficient number of customers that use Iridium's services at levels that will generate enough revenue for Iridium to meet its financial obligations to a variety of parties, including Motorola. Iridium operates in an essentially new market for
                                      F-7
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MANAGEMENT'S
DISCUSSION AND ANALYSIS
------------------
wireless communications services and there can be no assurances that Iridium will be successful.

  Iridium's bank facilities include an $800 million Senior Secured Credit Agreement. That agreement contains subscriber and revenue targets and other conditions that Iridium must meet to avoid default. On March 1, 1999, Iridium announced that it was likely that it would not meet its first quarter 1999 subscriber and revenue targets. There can be no assurances that the lenders under this credit agreement will revise those targets so that Iridium does not default or that they will waive such default. If a default occurs under the Senior Secured Credit Agreement, those lenders could execute on their security interest in substantially all of Iridium's assets and require certain invest-ors in Iridium LLC to comply with their capital call requirements, which in Motorola's case would be approximately $50 million. If this investment was re-quired, it would be subject to the same accounting treatment applied to the Company's prior equity investment in Iridium.

  In addition, if Iridium defaults under its Senior Secured Credit Agreement it will be in default under a $750 million Senior Guaranteed Credit Agreement which Motorola has directly guaranteed. If Iridium were to default under the $750 million Senior Guaranteed Credit Agreement, the banks providing loans un-der the Senior Guaranteed Credit Agreement could terminate Iridium's ability to make further draws under that agreement, accelerate all the outstanding ob-ligations under that agreement and require Motorola to satisfy its guarantee obligations.

  Also, although Motorola has not directly guaranteed the Senior Secured Credit Agreement, it has agreed to guarantee an additional $350 million of Iridium debt upon Iridium's request. If Iridium requests that Motorola provide this additional guarantee, it may be used by Iridium to guarantee or reduce the amount outstanding under the Senior Secured Credit Agreement. Motorola be-lieves it is likely that Iridium will ask Motorola to make this additional $350 million guarantee available in the near future, either for working capi-tal or in some manner related to the Senior Secured Credit Agreement.

  Motorola also has provided up to $400 million of financial support directly to Iridium by deferring amounts owed under a contract with Motorola. As of February 27, 1999, Iridium has deferred $176 million of payments and the Com-pany expects that Iridium will continue to defer payments. The repayment of these deferred payments is subordinated to repayment of Iridium's senior se-cured bank loans, as is the repayment to Motorola by Iridium of any amounts Motorola pays to banks under its guarantees and some other obligations owed to Motorola.

  The loss of the value of its investment in Iridium and Iridium gateway com-panies, the failure of Iridium to make contractual payments to Motorola or any default by Iridium under its credit agreements and debt instruments which re-sults in the acceleration of Iridium debt or Motorola having to perform under its Iridium guarantee obligations would have a material adverse effect on the Company's consolidated financial position, liquidity and results of opera-tions.

  A discussion of the Company's commitments and contingencies is detailed in
Note 8 to the Consolidated Financial Statements and Notes in this Proxy State-ment.

  The Company believes that it has adequate internal and external resources available to fund expected working capital and capital expenditure require-ments through fiscal 1999.

OTHER MATTERS

 Environmental Matters

  A discussion of the Company's environmental matters is detailed in Note 8 to the Consolidated Financial Statements and Notes in this Proxy Statement.

 Research and Development

  Research and development expenditures increased to $2.9 billion in 1998, up from $2.7 billion in 1997 and $2.4 billion in 1996. Over the past three years, the Company has invested 8% to 10% of sales in product development and techno-logical advances, and continues to believe that a strong commitment to re-search and development is required to drive long-term growth. A more rapid rate of increase in research and development expenditures is expected in 1999.

 Acquired In-Process Research & Development

  A discussion of the Company's Acquired In-Process Research and Development costs is discussed in Note 12 to the Consolidated Financial Statements and Notes in this Proxy Statement.

 Year 2000

  Motorola has been actively addressing Year 2000 issues since 1997. A Year 2000 Enterprise Council was formed and is responsible for coordinating and fa-cilitating activities across the Company. The Year 2000 Enterprise Council re-ports to the Company's President and Chief Operating Officer and its progress is reported to the Management Board of the Company (which is comprised of the Company's most senior management) and the Audit and Legal Committee of the Board of Directors.

  The Year 2000 issue refers to the risk that systems, products and equipment having date-sensitive components will not recognize the Year 2000. Throughout this disclosure the Company uses the generic phrase "year 2000 ready" to mean that a system, product or piece of equipment will perform its intended func-tions on or after January 1, 2000 the same as it did before January 1, 2000. The Company also has a specific definition of Year 2000 Ready for Motorola products described below.

The Six-Phase Year 2000 Program

  Motorola developed the Six-Phase Year 2000 Program to ensure a thorough and standard approach to addressing the Year 2000 problem across the Company.

  The Program summarizes the tasks to be completed while leaving each business to tailor actions specifically to its environment, to identify the goals of each phase, and to

                                                                   MANAGEMENT'S
                                                        DISCUSSION AND ANALYSIS
                                                          ---------------------
schedule their targeted completion dates. The six-phases are Preliminary (identify the issues, create awareness, and dedicate resources); Discovery/Charter (inventory, categorize, and make initial cost estimates); Scope (refine inventory and assess business impacts and risks); Conversion Planning (determine specific implementation solutions through analysis, formu-late strategies, and develop project and test plans); Conversion (make program changes, perform applications and acceptance testing and certification); and Deployment and Post Implementation Review (deploy program and software changes, evaluate and apply lessons learned).

The Company's Readiness

  All of the Company's sectors and groups have substantially completed Phases 1-4, and all but three of the Company's groups also have substantially com-pleted Phases 5 and 6. These three groups still expect to complete the Six-Phase program during the third quarter of 1999. The work being completed in 1999 is being separately monitored and tracked with appropriate target comple-tion dates.

  Contingency plans are being developed and those plans are focusing on mat-ters not resolved in 1998 that may have a material negative impact on Motorola's final "year 2000 readiness" and are expected to be completed by March 31, 1999. A discussion of the Company's contingency plans is below.

  As part of the Company's overall program and to ensure adequate means to measure progress, Motorola has established five functional categories to be reviewed by each business as follows:

  Products. While addressing all five functional categories, the Company has placed a high priority on ensuring that Motorola products are Year 2000 Ready and is completing a comprehensive review of the Year 2000 Readiness of Motor-ola products. The results of these reviews are being made available to Motor-ola customers and third parties through the use of a Motorola Year 2000 website and are supplemented with additional written communications. The Mo-torola definition of "Year 2000 Ready," which is the standard Motorola uses to determine the Year 2000 Readiness of Motorola products, is as follows:

  Year 2000 Ready means the capability of a Motorola product, when used in ac-cordance with its associated documentation, to correctly process, provide and/or receive date data in and between the years 1999 and 2000, including leap year calculations, provided that all other products and systems (for ex-ample, hardware, software and firmware) used with the Motorola product prop-erly exchange accurate date data with it.

  Manufacturing. Some of the tools and equipment (hardware and software) used to develop and manufacture Motorola products are date-sensitive. The Company believes, based on the results of the six-phase program to date and based on assurances from its suppliers, that the critical tools and equipment used by it to manufacture products will be "year 2000 ready" or will be made ready through upgrades by the suppliers of the tools or equipment or by using alter-nate sources of supplies. As a result, the Company does not expect significant interruption to its manufacturing capabilities because of the failure of tools and/or equipment.

  Non-Manufacturing Business Applications. Throughout the business the Company is fixing and testing all non-manufacturing business applications such as core financial information and reporting systems, procurement, human resources/payroll, factory applications, customer service systems, and revenue systems, and does not expect any significant Year 2000 problems in this area.

  Facilities and Infrastructure. The Company also is fixing and testing its facilities and infrastructure (health, safety and environment systems, build-ings, security/alarms/doors, desktop computers, networks) to ensure they are "year 2000 ready" and does not expect significant interruption to its opera-tions because of Year 2000 problems with its facilities and infrastructure.

  Logistics. The Company has devoted significant resources to ensure that its operations are not disrupted because of services or products supplied to the Company. In addition, the Company has requested assurances from its joint ven-ture partners and alliance partners of their "year 2000 readiness."

  Of critical importance to the Company's Year 2000 Readiness is the readiness of suppliers and the products the Company procures from suppliers. Motorola has many thousands of suppliers and has a comprehensive program to identify and obtain Year 2000 information from its critical suppliers. The program in-cludes awareness letters, site visits, questionnaires, compliance agreements and warranties as well as a review of suppliers' Year 2000 websites. If a sup-plier is determined to entail a "high risk" of non-Year 2000 readiness, the Company will develop contingency and alternate sourcing plans to minimize the Year 2000 risk.

  As described in the Company's discussion of most reasonably likely worst case scenarios, the Company is particularly concerned about energy and trans-portation suppliers. Many of these suppliers are unwilling to provide assur-ances that they will be "Year 2000 Ready."

  Unique issues related to the readiness of the Company's major businesses are discussed in more detail below.

Year 2000 Costs

   Motorola estimates that the expected total aggregate costs for its Year 2000 activities from 1997 through 2000 will be in the range of $250 million to $300 million. These costs do not include estimates for potential litigation. Approximately $150 million of the total estimated costs relate to internal re-sources. Total costs incurred through December 31, 1998 were approximately $120 million, of which approximately $80 million were for external costs. Of the remaining costs, the majority relate to installation of software upgrades of certain infrastructure equipment and installing software upgrades to inter-nal semiconductor manufacturing systems. The Company does not believe the cost of addressing Year 2000 issues will have a material adverse effect on the Company's consolidated results of operations, liquidity or capital resources.

MANAGEMENT'S
DISCUSSION AND ANALYSIS
------------------

  The Company reviews and updates data for costs incurred and forecasted costs each quarter. As the Company continues to assess the last phases of the Year 2000 Program, estimated costs may change. These costs are based on manage-ment's estimates, which were determined based on assumptions of future events, some within the Company's control, but many outside of the Company's control. There can be no guarantee that these estimates will be correct, and if actual costs increased by a sizeable amount, the Company's actual results could be materially adversely impacted.

Most Reasonably Likely Worst Case Scenarios for the Company and Company Contingency Plans

  The Company has and will continue to devote substantial resources to address its Year 2000 issues. However, there can be no assurances that the Company's products do not contain undetected Year 2000 problems. Further, there can be no assurances that the Company's assessment of suppliers and vendors will be accurate. Customers of Motorola could be impacted by Year 2000 issues causing them to reduce purchases from the Company. In addition, many commentators be-lieve that there will be a significant amount of litigation arising out of "year 2000 readiness" issues. Because of the unprecedented nature of this lit-igation, it is impossible for the Company to predict the impact of such liti-gation although it could be significant to the Company. In addition to the unique reasonably likely worst case scenarios described by the specific busi-nesses, the Company believes its scenarios include: (i) corruption of data contained in the Company's internal information systems; (ii) hardware fail-ures; (iii) the failure of infrastructure services provided by government agencies and other third-party suppliers (including energy, water, and trans-port); and (iv) health, environmental and safety issues relating to its facil-ities. If any of these were to occur, the Company' operations could be interrupted, in some cases for a sustained period of time. These interruptions could be more severe in countries outside the U.S., where the Company does sizeable business.

  The Company and its businesses are preparing contingency plans to deal with these worst case scenarios and other matters. The plans are expected to be completed by March 31, 1999. The Company has provided training seminars to as-sist the businesses in developing contingency plans and to create a forum to share solutions throughout the Company's many businesses. The Company has op-erations around the world and is considering shifting operations to different facilities if there are interruptions to operations in particular areas, coun-tries or regions.

Cellular Subscriber Sector (CSS)

  CSS, which designs and develops, manufactures and sells Motorola cellular telephones, has completed its Year 2000 product review. All Motorola cellular telephones currently on the market either: (i) do not contain internal date storage, processing, or display capabilities and thus are not impacted by the Year 2000 date change; or (ii) contain internal date storage, processing, or display capabilities that are Year 2000 Ready. In addition, CSS has systems in place to ensure that future cellular telephones sold by the Company will be Year 2000 Ready.

Cellular Infrastructure Group (CIG)

  CIG designs and develops, manufactures, installs and services wireless in-frastructure equipment for cellular and personal communications networks. Cer-tain CIG products operate with date sensitivity. CIG is developing appropriate hardware modifications and new versions of software to address the Year 2000 issue. By the end of the first quarter of 1999, CIG will make upgrades (i.e., hardware modifications and/or new software versions, as appropriate) available to most of its operator customers. The remaining upgrades for certain unique systems will be available by the end of the second quarter of 1999. CIG sells systems throughout the world and trained technicians in many countries are in the process of installing these upgrades. CIG has communicated to customers and company customer contacts "work-arounds" for certain systems that will not be upgraded. A "work-around" gives the operator necessary procedures to keep the system operating on and after January 1, 2000. If a customer does not fol-low the recommended procedures it is likely that the system will not recognize certain dates properly, affecting the accuracy of the billing information. CIG has concluded that some of its systems are too old to either upgrade or pro-vide a work-around for Year 2000 problems. CIG has notified customers with outdated systems. Additionally, a CIG website provides year 2000 information on discontinued products. Some customers of discontinued products have been notified that their system will not work and information has been provided on needed upgrades and/or replacements. CIG is now in the process of sending out second notices and asking for confirmations back from these customers.

  Because outside vendors supply certain components and some portion of the software for CIG-supplied wireless systems, an intensive plan to inventory and have all such components and software tested was developed. The plan includes conversion and deployment, where necessary, consistent with the above timeta-ble. Substantially all of CIG's vendors have responded to CIG's Year 2000 questionnaires. As a result, vendors identified as critical to business or manufacturing processes will be audited for Year 2000 compliance in 1999.

  Management believes that its most reasonably likely worst case scenario re-lated to the Year 2000 problem is the inability of CIG to upgrade all systems before January 1, 2000 due to the significant number of customer locations to be visited. As a result, system performance could be affected and certain data routinely available from those systems could be inaccurate on and after Janu-ary 1, 2000 (i.e., until upgraded). As a result, CIG could potentially be sued as the supplier of those systems, although its efforts to identify its custom-ers and provide software solutions should reduce these risks.

Land Mobile Products Sector (LMPS)

  LMPS manufactures and sells two-way voice and data products and systems for a variety of worldwide applications. Principal customers for two-way products include public safety agencies (police, fire, etc.), utilities, diverse

                                                                   MANAGEMENT'S
                                                        DISCUSSION AND ANALYSIS
                                                          ---------------------
industrial companies, transportation companies and companies in various other industries. LMPS is also selling products in an emerging consumer two-way ra-dio market. This segment also sells iDEN(R) products around the world.

  All products currently shipping from LMPS factories are "Year 2000 Ready" with a few minor exceptions, and all customers buying exceptions are fully in-formed of what they are purchasing before shipments are made. Some older prod-ucts operate with date sensitivity. These include legacy Special Products (SP's), "911 Systems" and the iDEN system. The iDEN system is expected to be Year 2000 Ready when a new system release is made in May 1999. The customers involved with this product line are being informed of these product develop-ments. LMPS has notified or are in the process of notifying customers of cer-tain of its "911 Systems" in the U.S. that their systems are not fully Year 2000 Ready. New software for these systems and the code were available in De-cember 1998 and a test installation of such was made in late December 1998. Regular customer installations will continue through the end of third quarter 1999. SP's are communication systems designed specifically for particular cus-tomers. LMPS cannot assess whether those systems are Year 2000 Ready because the systems must be tested where they are located. LMPS is contacting custom-ers and developing solutions, usually software updates, to make these systems Year 2000 Ready.

  Management believes that the most reasonably likely worst case scenario in-volving its business is the failure of a public safety system on January 1, 2000 (or thereafter). As a result, LMPS could potentially be sued as the sup-plier of those systems. Management believes that its efforts to identify the customers of these systems and provide software solutions should reduce these risks.

Messaging, Information and Media Sector (MIMS)

  MIMS, through its Messaging Systems Products Group (MSPG), manufactures and sells paging and wireless subscriber products and paging and wireless data in-frastructure equipment. MIMS also manufactures and sells modems, data communi-cation devices and equipment that enables voice video and high-speed data communications over cable networks.

  MSPG products currently being shipped are Year 2000 Ready. MSPG has identi-fied customer system upgrades required to enable certain infrastructure equip-ment in Asia to be Year 2000 Ready, these upgrades are scheduled to be complete by June 1999. MSPG has posted on its website and sent in printed form to inquiring customers lists of all its products that have no internal calen-dars or clocks and are not materially impacted by the Year 2000, all products that have such clocks and calendars and are Year 2000 Ready, and a third group of products that have reached the end of their supported life and, therefore, have not been tested for Year 2000 Readiness. Certain infrastructure products that require an upgrade to be Year 2000 Ready have been listed on a website. Customers have been encouraged to contact MSPG to obtain upgrades to achieve Year 2000 Readiness for certain products.

  MSPG's management believes the worst case scenario is that a mission criti-cal page may not be sent or received as a result of lack of Year 2000 Readi-ness of messaging software, infrastructure or pagers and the Company is sued. Management believes that its efforts at communicating to MSPG customers the potential for such failures should reduce the likelihood of this occuring.

  All data communications equipment and modems sold by MIMS are Year 2000 Ready. Older data communications and modem products can be made Year 2000 Ready by currently available software upgrades. Management does not believe that any of its critical suppliers are at risk because of year 2000 readiness issues based on assurances from those suppliers.

Space and Systems Technology Group (SSTG)

  SSTG is engaged in the design, development and production of advanced elec-tronic communications systems and products. This discussion refers to SSTG, other than its satellite business. SSTG has conducted a comprehensive review of all products and systems sold under contracts and purchase orders executed since January 1, 1990. Through that process it has been determined that rela-tively few of SSTG's products or systems contain date-sensitive functions that are expected to be adversely affected by the Year 2000 issue. SSTG is address-ing each of the few products or systems with problems in one of four ways. First, SSTG has developed, or is in the process of developing, fixes for some of the Year 2000 problems discovered and is offering those fixes to its cus-tomers. Second, in some cases, SSTG is working directly with customers who have funded specific testing and corrective actions to products or systems they purchased or are purchasing under contracts with SSTG. Some of these cus-tomer-funded fixes are not expected to be complete until the middle of 1999. Third, "work-arounds" have been communicated to certain customers when a more elaborate fix is not necessary for them to keep their products or systems op-erating on and after January 1, 2000. Finally, SSTG has concluded that some of its products and systems are too old to either fix or provide a work-around for Year 2000 problems. SSTG has notified (or made reasonable efforts to noti-fy) customers of those products or systems for which fixes or work-arounds will not be available.

  SSTG believes the most reasonably likely worst case scenario related to the Year 2000 problem is the failure of a few products or systems to operate for a short period of time after January 1, 2000. As a result, SSTG may be sued as a manufacturer of products or systems that failed. Many of these products or systems were sold to government customers. Management believes it generally does not have legal liability to these customers.

  The satellite business designs, develops, manufactures, integrates, deploys, operates and maintains space-based telecommunication systems and related ground system components. At present, the business consists of one operating system known as the Iridium(R) System. This system contains date-sensitive functions. The satellite business expects to make any necessary hardware and/or software upgrades

MANAGEMENT'S
DISCUSSION AND ANALYSIS
------------------
available to customers by July 1, 1999. The satellite business anticipates that it would need to supply technicians to install any such upgrades, and does not anticipate any difficulty in meeting any potential installation needs. The satellite business is keeping its customers aware of the status of its assessment efforts.

  The satellite business management believes that the most reasonably likely worst case scenario related to the Year 2000 problem is a temporary interrup-tion of the Iridium System due to the inability of the ground segment to com-municate with the satellite constellation. As a result, the satellite business would incur costs in correcting such a failure. Management believes adequate efforts are in place to identify potential hardware/software problems and to implement and test solutions.

Semiconductor Products Sector (SPS)

  SPS manufactures various types of semiconductors. SPS has reviewed these semiconductors to determine if they are Year 2000 Ready. Most of the SPS prod-ucts do not have Year 2000 Readiness issues because they do not contain date-sensitive functions. Of those products identified with date-sensitive functions, all are now confirmed Year 2000 Ready either through replacement with a compliant part or upgrades to existing parts. Information is being shared with customers via the Motorola Year 2000 website. In addition, it is possible that a semiconductor may experience "year 2000 readiness" issues due to the manner in which a customer has programmed the semiconductor or due to the manner in which the semiconductor is incorporated into a customer system or product. SPS is also making information available to its customers on this potential Year 2000 readiness issue.

  Literature on the Year 2000 problem references what is referred to as the "embedded chip" Year 2000 problem or the "embedded systems" Year 2000 problem. (The word "chip" is a short-hand reference for a semiconductor product.) Many common electronic products contain "chips" or "systems" that are incorporated or "embedded" into the product. If these "chips" or "systems" experience Year 2000 readiness issues, due to the manner in which they are programmed, the product may malfunction. Because this programming is customer defined, the ex-tent to which the malfunctioning of these products may occur due to a Year 2000 Readiness issue with an SPS semiconductor is unknown at this time.

  With all products Year 2000 Ready and all exceptions with documented action plans as of year-end, the business is focusing on external suppliers, espe-cially utilities and installing upgrades to its manufacturing systems.

Integrated Electronic Systems Sector (IESS)

  The Integrated Electronic Systems Sector (IESS) manufactures and sells auto-motive and industrial electronics, energy storage products and systems, elec-tronic fluorescent ballasts and computer system products.

  IESS has completed formal assessment of "Year 2000 Readiness" of its prod-ucts manufactured within the last eight years and its manufacturing facili-ties. Other than embedded board and system products, and Global Positioning System receivers, these products do not contain date-sensitive functions, ex-cluding customer provided software incorporated in such products, for which IESS does not have sufficient information in most cases to conduct an evalua-tion of whether such functions are included. Motorola has advised its custom-ers that responsibility for evaluating this software is that of the customer. The sector is substantially complete with the Six Phase Program. The remaining projects relate to internal systems of a handful of suppliers that the sector is working with to ensure that they will be ready.

  In the case of Global Positioning System receivers, engineering analysis is complete on the most current version, and the products are Year 2000 Ready. The operation of such receivers is dependent on the proper functioning of the Global Positioning satellite system maintained and operated by the Federal government, and is outside of the control of Motorola. There is a second date-related issue for these products, relating to the "1024 weeks" method of date calculation used in the satellites, which will potentially impact the GPS in August 1999. While the products are believed to be Year 2000 Ready, full eval-uation of the products for this date rollover phenomenon remains underway at this time.

  In the case of embedded boards, systems and software products that are manu-factured by the Motorola Computer Group (MCG), some of the older products have failed to meet Motorola's definition of Year 2000 Ready. In many of these cases, MCG has made fixes available to its customers to cure the problem. Al-though it is difficult to measure any potential liability from non-Year 2000 Ready products, MCG believes the risks are relatively small based on the fol-lowing. Since October 1, 1998, MCG has ceased shipping any products that are not Year 2000 Ready without a waiver from the customer. Fixes have been made available for products that may remain under warranty after 1999. There is some risk that customers could claim damages for products which are outside the warranty period, but MCG believes the risk of liability is low since many of these products have been updated over the years with products that are Year 2000 Ready. The other potential liability lies in the fact that in many cases it is not known in what applications the products are being used. There is al-ways the possibility that some products have been incorporated into critical use applications, but all of the known cases are being evaluated.

  The business has reviewed the year 2000 readiness of its key suppliers. Sup-pliers that are considered "high-risk" vendors because of Year 2000 issues have been identified. The sector continues to assess these suppliers and has developed contingency plans, that may include the use of alternate suppliers to minimize any potential risk.

  IESS has deferred a number of small projects from the second half of 1998 to early 1999 in an effort to reduce overall Year 2000 project costs. All pro-jects will be completed by August 1999. The sector does not believe this delay will impact Year 2000 Readiness of the sector.

                                                                   MANAGEMENT'S
                                                        DISCUSSION AND ANALYSIS
                                                          ---------------------

  The Company has made forward-looking statements regarding its Year 2000 Pro-gram. Those statements include: the Company's expectations about when it will be "Year 2000 Ready"; the Company's expectations about the impact of the Year 2000 problem on its ability to continue to operate on and after January 1, 2000; the readiness of its suppliers; the costs associated with the Year 2000 Program; and worst case scenarios. The Company has described many of the risks associated with those forward-looking statements above. However, the Company wishes to caution the reader that there are many factors that could cause its actual results to differ materially from those stated in the forward-looking statements. This is especially the case because many aspects of its Year 2000 Program are outside its control such as the performance of many thousands of third-party suppliers and of customers and end users. As a global company it operates in many different countries, some of which may not be addressing the Year 2000 problem to the same extent as in the United States. As a result, there may be unforeseen problems in different parts of the world. All of these factors make it impossible for the Company to ensure that it will be able to resolve all year 2000 problems in a timely manner to avoid materially ad-versely affecting its operations or business or exposing the Company to third-party liability.

 Euro Conversion

  On January 1, 1999, the euro was created and eleven of the fifteen member countries of the European Union (EU) established fixed conversion rates be-tween their existing national currencies and the euro. The participating coun-tries adopted the euro as their common legal currency on that date. Until January 1, 2002, either the euro or a participating country's present currency (a "national currency") will be accepted as legal currency. On or about Janu-ary 1, 2002, euro-denominated notes and coins will begin to be issued and na-tional currencies will start to be withdrawn from circulation.

  The Company formed a joint European-United States task force to assess the potential impact to the Company that may result from the introduction of the euro. In addition to tax and accounting considerations, the Company continues to assess the potential impact from the euro conversion in a number of areas, including the following: (1) the technical challenges to adapt information technology and other systems to accommodate euro-denominated transactions; (2) the competitive impact of cross-border price transparency, which may make it more difficult for businesses to charge different prices for the same product in different countries; (3) the impact on currency exchange costs and currency exchange rate risk; and (4) the impact on existing contracts.

  The Company has established a euro project plan with two phases. Each busi-ness segment is responsible for following this plan and internal audit is re-viewing progress against established milestones. Phase I of the plan was to enable the Company to be "euro-capable," meaning able to process euro transac-tions and comply with all relevant EU and national regulations. This was ac-complished by January 1, 1999 by all business segments. Phase II of the plan is intended to enable various businesses in Motorola Europe to become "euro-functional," meaning that the functional currency used by the businesses in relevant countries will be the euro. Phase II is targeted to be completed by January 1, 2001.

  (1) Technical Challenges: As of January 1, 1999, the Company's information systems are "euro-capable." The costs to migrate systems and equipment to "eu-ro-capability" were not significant, as many of the Company's systems were al-ready multi-currency capable. Project plans for becoming "euro-functional" in Phase II are still under development. Cost estimates have not yet been com-pleted for this phase, but the costs are not expected to be material to the Company.

  (2) Competitive Impacts: The Company believes that it will not experience a significant competitive impact as a result of the cross-border price transpar-ency that will result from the euro conversion. Motorola is already a multi-currency company operating in a global market with a presence in most countries within the EU. A number of contracts are negotiated on a world-wide basis with the U.S. Dollar as the basis for price negotiations. As a result, price transparency already exists. Additionally, in the European sales envi-ronment, the presence of the same major customers in various consortia means that comparison of prices by large customers is already well established. Ac-cordingly, the Company does not anticipate a material impact to our business due to the elimination of currency barriers that will result from the euro conversion.

  (3) Continuity of Material Contracts: European legislation has been written specifying that contracts may not be terminated or frustrated by the introduc-tion of the euro unless this event is specifically provided for as being an event of termination, force majeure or frustration. In addition, a number of U.S. states, including California, Illinois and New York, have adopted legis-lation to confirm that the introduction of the euro will not by itself allow parties to avoid or alter their contractual obligations, unless the parties have otherwise agreed. Further, the Company's business units have reviewed, and will continue to review, all relevant contracts and work together with customers to try to ensure that contractual matters affected by the euro con-version are addressed. Although the Company will continue to evaluate contrac-tual issues that may result from the euro conversion, we currently believe that these issues are unlikely to have a material impact on our business.

  (4) Currency Exchange Costs and Exchange Rate Risk: The Company's currency risk and risk management for operations in participating EU countries may be reduced as a result of the euro conversion. The Company expects overall cur-rency management costs to decrease, as there will be fewer currencies to man-age. Motorola has already established plans for each business segment to manage any impact caused by changes in billing practices for either

MANAGEMENT'S
DISCUSSION AND ANALYSIS
------------------
customers or vendors as a result of the euro conversion. Motorola is unable to predict how rapidly these changes may occur.

  The Company will continue to evaluate the issues relating to the euro conver-sion. However, based on our work to date, the Company believes that the intro-duction of the euro and the phasing out of national currencies is unlikely to have a material adverse effect on our consolidated financial position, liquid-ity or results of operations.

 Recent Accounting Pronouncements

  During 1998, the Financial Accounting Standards Board issued SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities," which will be effective for the Company's fiscal year 2000. The Company is currently assess-ing the impact of this new statement, but does not expect any material effect on its consolidated financial position, liquidity, or results of operations.

MARKET RISK FACTORS

Interest Rate Market Risk

  The Company has fixed-income investments consisting of cash equivalents, short-term investments, and long-term finance receivables. See Note 2 to the Consolidated Financial Statements and Notes in this Proxy Statement for infor-mation about the long-term finance receivables.

  The majority of the long-term finance receivables are floating rate notes subject to periodic interest rate adjustments. The Company's practice is to fund these receivables with commercial paper to minimize the effects of inter-est rate changes. Management does not expect gains or losses on short-term in-vestments and short-term debt to have a material effect on the Company's financial position, liquidity or results of operations.

Foreign Exchange Market Risk

  See Note 1 to the Consolidated Financial Statements and Notes in this Proxy Statement for a description of the Company's currency translation and transac-tion accounting policies, and Note 5 for information about the Company's cur-rency exposure management policy and strategy.

  Foreign exchange financial instruments that are subject to the effects of currency fluctuations which may affect reported earnings include derivative fi-nancial instruments and other financial instruments, which are not denominated in the currency of the legal entity holding the instrument. Derivative finan-cial instruments consist primarily of forward contracts. Other financial in-struments, which are not denominated in the currency of the legal entity holding the instrument, consist primarily of cash, short-term deposits, long-term financing receivables, equity investments, and notes as well as accounts payable and receivable. Accounts payable and receivable are reflected at fair value in the financial statements. The fair value of the remainder of the for-eign exchange financial instruments would hypothetically decrease by $22 mil-lion as of year-end 1998 if the U.S. dollar were to depreciate against all other currencies by 10%. This hypothetical amount is suggestive of the effect on future cash flows under the following conditions: a) all current payables and receivables that are hedged were not realized, b) all hedged commitments and anticipated transactions were not realized or canceled, and c) hedges of these amounts were not canceled or offset. The Company does not expect that any of these conditions will be realized. The Company expects that gains and losses on the derivative financial instruments should offset gains and losses on the assets, liabilities and future transactions being hedged; if the hedged trans-actions were included in the sensitivity analysis, the hypothetical change in fair value would be immaterial. The foreign exchange financial instruments are held for purposes other than trading.

Equity Price Market Risk

  The value of the cost-based equity investments, as defined by Statement of Financial Accounting Standards No. 115 "Accounting for Certain Investments in Debt and Equity Securities," would change by $190 million as of year-end 1998 if the price of the stock in each of the publicly-traded companies were to change by 10%. These equity securities are held for purposes other than trad-ing.

  The analysis methods used by the Company to assess and mitigate risk dis-cussed above should not be considered projections of future events.

OUTLOOK

  The Company believes that there will be strong long-term demand for wireless communications throughout the world. Approximately 70 percent of the Company's 1998 sales were in this market. Motorola expects the installed base of wireless telephone subscribers to reach between 415 and 430 million at year-end 1999, up from 300 million at year-end 1998. By the year 2004 the Company projects that there will be a billion subscribers worldwide. The transition to digital sys-tems is expected to continue at a significant pace through 1999. Motorola plans to continue to expand its portfolio of digital cellular telephones to continue to gain share in the digital market.

  The Company also is making investments to strengthen its position in the mar-ket for digital wireless infrastructure equipment as evidenced by the recent announcements of strategic relationships with Alcatel S.A. and Cisco Systems, Inc. Alcatel and Motorola are working together to develop, market and deliver total, integrated Code Division Multiple Access (CDMA) digital network infra-structure to customers worldwide. The companies also have agreed to jointly develop third generation Mobile Switching Center (MSC)-based Universal Mobile Telecommunications System (UMTS) mobile communications networks. Cisco and Mo-torola announced the first phase of a strategic alliance to develop and deliver a framework for Internet-based, wireless networks. The terms of the collabora-tion are not final, but the companies' goal is to deliver the first all-Internet Protocol (IP) platform for the wireless industry, uniting different standards for wireless service worldwide and introducing an open Internet-based platform for integrated data, voice and video services over wireless networks.

                                                                   MANAGEMENT'S
                                                        DISCUSSION AND ANALYSIS
                                                          ---------------------

  The Company also believes that there are substantial opportunities for ad-vanced two-way radio based communications systems for commercial, governmental and industrial customers. Advanced messaging applications that apply Internet-based interconnectivity to paging services and the shift to Internet-based communications also will continue at a rapid pace.

  The semiconductor industry is showing early signs of recovery from its worldwide recession. The Company still faces intense competitive pricing pres-sure for semiconductor products primarily due to excess industry manufacturing capacity and continued weak economic conditions in Asia, where many semicon-ductor manufacturers are located. The Company's semiconductor business has re-sponded to the recession with a series of restructuring actions that will continue through 1999. The business plans to continue to reduce the number of semiconductor products it manufactures, consolidate or close already announced facilities, increase its use of foundry manufacturing for out-sourcing and in-crease strategic focus on embedded semiconductor solutions for the wireless, transportation, and networking and computing end markets.

  Economic uncertainty in parts of Asia and Latin America may continue to af-fect the Company's worldwide business. In the 1980's Motorola recognized the potential of wireless communications for emerging markets and invested heavily in Asia. The recent economic downturn in Asia adversely impacted Motorola. China, which is the Company's largest market in Asia, has largely avoided the economic problems of the rest of Asia and the Company expects continued growth in its China sales during 1999. However, should China be drawn into the eco-nomic turmoil of the rest of Asia, the Company's business could be materially impacted. The Company remains confident of the long-term growth potential in Asia, but will continue to adjust its operations in the region to respond to economic conditions.

  Recently, certain countries in Latin America have faced economic difficul-ties. Most notably Brazil devalued its currency. Motorola continues to recog-nize the long-term potential in Latin America but is monitoring its investments in the region. The Company believes that its new manufacturing presence in Brazil will help its competitive position in Brazil by reducing the amount of foreign costs the Company would have otherwise had without a manufacturing presence.

  The Company has implemented significant programs designed to return it to substantially improved profitability and sales growth. The comprehensive se-ries of manufacturing consolidations, cost reductions and restructuring steps begun in mid-1998 are expected to achieve an annualized rate of $1.0 billion of profit improvement by mid-1999. Other key programs include maintaining global leadership in core businesses and strengthening the Company's marketing to enhance brand equity; providing the Company's customers with total communi-cations solutions; developing new technology platforms for future leadership; and improving quality and reducing cycle time in manufacturing and other ac-tivities.

  Management remains committed to achieving the Company's long-term financial goals of 15% sales growth and a return on equity of 16% to 18%.

  The Company plans to increase its investment in research and development at a greater rate in 1999 as compared to 1998. The goal is to focus the Company's research and development resources on the areas with the greatest potential for return.

  This Outlook Section contains a number of forward-looking statements, all of which are based on current expectations. These statements are not intended to be forecasts of future financial performance. Actual results may differ mate-rially from those in the forward-looking statements. See the section titled Business Risks to review some of the factors that might cause actual results to differ.

 1999 Segment Realignment

  Beginning in 1999 the Company changed its segment reporting.

  . The Personal Communications Products segment will focus on delivering in-tegrated voice, video and data communications solutions to consumers. This segment includes subscriber products and accessories for cellular, iDEN(R) radios, paging, and satellite and consumer two-way radio markets.

  . The Network Solutions Products segment will focus on providing total sys-tem solutions for telecommunications carriers and operators. This segment includes the Company's cellular infrastructure, iDEN infrastructure and Satellite Communications Group infrastructure businesses.

  . The Commercial, Government and Industrial Solutions Products segment will focus on the commercial, governmental and industrial markets, providing integrated communications solutions, including infrastructure and non-consumer two-way radio products.

  . The Semiconductor Products segment focus will remain the same--the de-sign, manufacture and distribution of integrated semiconductor solutions and components.

  . The Other Products segment will be comprised primarily of: the Integrated
    Electronic Systems Sector; the Internet and Networking Group, which will focus on the development of servers, applications and internet solutions; the Network Management Group which will continue to hold and manage in-vestments in terrestrial and satellite-based network operators and other corporate programs.

  For the 1998 year-end reporting, the Company used its 1998 segments because management continued to make operating decisions and assess performance based on these segments. Restated historical segment data is being reworked and will be available for the first quarter 1999 results.

BUSINESS RISK FACTORS

  With the exception of historical facts, the statements in Management's Dis-cussion and Analysis of Financial Condi-

MANAGEMENT'S
DISCUSSION AND ANALYSIS
------------------
tion and Results of Operations are forward-looking statements based on current expectations that involve risks and uncertainties. Forward-looking statements include, but are not limited to, statements about Motorola's manufacturing consolidation, cost reduction and restructuring programs and the impact of such programs, depreciation expense, tax rate, digital market share growth rate, paging and messaging industry growth rate, pricing pressures in the pag-ing and messaging markets, outsourcing in the semiconductor business, expected sales of businesses, product reduction goals and their impact, growth of em-bedded technologies and systems, 1999 capital expenditures, the Company's ac-cess to capital markets, future events regarding Iridium and the impact on the Company, research and development expenditures, the Company's Year 2000 readi-ness, the euro conversion, the effect of market risk factors, and statements in the section titled Outlook.

  We wish to caution the reader that the following important business risks and factors, and those business risks and factors described elsewhere in the commentary or our other Securities and Exchange Commission filings, could cause our actual results to differ materially from those stated in the for-ward-looking statements.

General

Completion and Impact of Restructuring Programs

  . The ability of Motorola to complete the implementation of its manufactur-ing consolidation, cost reduction and restructuring programs and the im-pact of those programs on the Company's ability to effectively compete and return to profitability. Because the programs involve many aspects of the Company's business, the programs could adversely impact productivity to an extent the Company did not anticipate. Even if the Company fully implements the programs and generates the anticipated cost savings, there may be other factors that adversely impact the Company's profitably.

Integration of Businesses

  . The ability of the Company to integrate its businesses, particularly its communications businesses, to successfully reduce costs and create effi-ciencies.

Recruitment and Retention of Employees

  . The ability of the Company to recruit and retain engineers and other highly skilled personnel needed to compete in an intensely competitive market and develop successful new products.

Economic Conditions in China

  . During 1998, 10% of the Company's sales were in China and it has signifi-cant operations in China. If China responds to the economic downturn in Asia by devaluing its currency, the Company could be materially adversely impacted. While it is difficult to predict the extent of the adverse im-pact, the Company's sales in China, particularly sales in the local cur-rency, and other assets in the country could be materially adversely impacted. While the Company does not expect China to devalue its currency in the short-term, there can be no assurances that China will not do so.

The success of various efforts to stabilize economic conditions in parts of Asia, including Japan.

  . In 1998, the Company's performance was adversely impacted by the economic recession in parts of Asia. During 1998, 14% of the Company's sales were in Japan and Asia-Pacific (excluding China). If the economic recession being experienced in some Asian countries worsens, or spreads to other parts of Asia, the Company's performance will likely continue to be ad-versely impacted.

Economic Conditions in Other Foreign Markets

  . Because more than half of the Company's sales are outside the U.S., the Company's results could be materially adversely affected by weak economic conditions in countries in which it does sizable business and emerging markets (in which there tend to be significant growth) and by changes in foreign currency exchange rates which can introduce significant volatil-ity to rates of growth.

Changes in Government Policy or Economic Conditions

  . The effect of, and change in, trade, monetary and fiscal policies, laws and regulations, other activities of U.S. and non-U.S. governments, agen-cies and similar organizations, and social and economic conditions, af-fecting the Company's operations, including in emerging markets in Asia and Latin America.

Strategic Partnerships

  . Motorola's success in partnering with other industry leaders to meet cus-tomer product and service requirements.

Year 2000 Issues

  . Motorola's ability to manufacture and deliver products and the level of purchases made by customers may be affected by the unanticipated adverse impact from Year 2000 issues, particularly the failure of products and services from major suppliers to function properly in the Year 2000.

  . Motorola's ability to accurately estimate the cost of its Year 2000 ac-tivities, especially in light of the many factors outside its control.

Euro Conversion

  . Risks related to the introduction of the euro currency in Europe, includ-ing the ability of the Company to successfully compete in Europe.

                                                                   MANAGEMENT'S
                                                        DISCUSSION AND ANALYSIS
                                                          ---------------------
Development of Acquired Technologies

  . During 1998, the Company acquired controlling and non-controlling inter-ests in several businesses that had technology that was not fully devel-oped. If the technology is not fully developed in a timely manner the Company's investments in such companies could be materially adversely im-pacted.

Sale of Businesses

  . The timely sale of businesses announced by the Company.

Outcome of Litigation

  . The outcome of pending and future litigation and the protection and va-lidity of patents and other intellectual property rights. Patent and other intellectual property rights of the Company are important competi-tive tools and many generate income under license agreements. There can be no assurances as to the favorable outcome of litigation or that intel-lectual property rights will not be challenged, invalidated or circum-vented in one or more countries.

Actual Adverse Market Conditions

  . The risk that the actual adverse market conditions differ from the as-sumed adverse market conditions that are used in the market risk factors discussion, causing actual future results to differ materially from pro-jected results.

Communications Businesses

Pricing Pressures

  . Continued pricing pressure on cellular telephones, cellular infrastruc-ture equipment, paging and messaging products and infrastructure, and the adverse impact on gross margins for those products, especially because of economic conditions in Asia and Latin America that have resulted in sig-nificant pressure to reduce the cost of the Company's products in order to compete with manufacturers in Asia.

Transition from Analog to Digital

  . The ability of the Company's cellular businesses to continue their tran-sition to digital technologies and successfully compete in those busi-nesses and retain or gain market share. The Company faces intense competition in these markets from both established companies and new en-trants. Product life cycles can be short and new products are expensive to develop and bring to market.

Development of New Products

  . The risks related to the Company's significant investment in developing and introducing new products such as digital wireless telephones, two-way and voice paging, CDMA for cellular and PCS systems and third generation wireless, wireless local loop products, flat panel display products, products for transmission of telephony and high-speed data over hybrid fiber coaxial cable systems, integrated digital radios, and semiconductor products. These risks include: difficulties and delays in the develop-ment, production, testing and marketing of products; customer acceptance of products, particularly as the Company's focus on the consumer market increases; the significant amount of resources the Company must devote to the development of new technology; and the ability of the Company to dif-ferentiate its products and compete with other companies in the same mar-ket.

Demand for Paging Products

  . The impact of continued or increased weak demand for paging products in North America and China, the two largest markets for these products. The paging business has been adversely impacted by the recently completed Chinese government's reorganization/ privatization of paging service providers in China, lower demand for paging products by paging operators in North America and increased competition from wireless phones.

Risks Related to the Iridium(R) System

  . The success of the Iridium project and its impact on Motorola. Factors that could adversely impact Motorola are: the ability of Iridium and its gateway operators to market the Iridium service, to timely receive and, as appropriate, operate and sell telecommunications equipment, including phones and pagers made by the Company, and to otherwise timely finance and operate a successful telecommunications business and generate income; the ability of Iridium to meet its financing needs during at least the next few years to continue to make contractual payments to Motorola and to make debt payments and otherwise operate; the risks associated with the large Iridium system operations and maintenance contract with Motor-ola and the financial risk to Motorola under that contract, including the difficulty in projecting costs associated with that contract and Motorola's obligations to subcontractors related to that contract; the market acceptance (both on its own and when compared to possible competi-tors) of the first worldwide global satellite-based communication service and of the related equipment; and the significant technological and other risks associated with the commercial operation of the project, including any software and support systems-related risks.

Demand for Customer Financing

  . Increasing demand for customer financing of equipment sales, particularly infrastructure equipment sold by CIG, LMPS, SSTG and MSPG, and the abil-ity of these businesses to provide financing on competitive terms with other companies.

MANAGEMENT'S
DISCUSSION AND ANALYSIS
------------------
Risks From Large System Contracts

  . Risks related to the trend towards increasingly large system contracts for CIG, LMPS and SSTG infrastructure equipment and the resulting reli-ance on large customers, the technological risks of such contracts, espe-cially when the contracts involve new technology, and financial risks to Motorola under these contracts, including the difficulty of projecting costs associated with large contracts.

Demand for Wireless Communications Equipment

  . The need for continued significant demand for wireless communications equipment, including of the type the Company manufactures or is develop-ing.

Semiconductor Businesses

End of Semiconductor Market Recession

  . The timing of the end of the worldwide semiconductor market recession and the impact of such recovery on the Company's future performance. While the Company believes that there are signs that the industry is beginning to recover, there can be no assurances that the recovery will continue, or how quickly it will recover. The recovery is dependent in part on the economic recovery in Asia where many of the manufacturers of semiconduc-tors are located.

Ability to Compete in Semiconductor Market

  . The ability of Motorola's semiconductor business to compete in the highly competitive semiconductor market. Factors that could adversely affect Motorola's ability to compete are: production inefficiencies and higher costs related to underutilized facilities, both wholly-owned and joint venture facilities; shortage of manufacturing capacity for some products; competitive factors, such as rival chip architectures, mix of products, acceptance of new products and price pressures; risk of inventory obso-lescence due to shifts in market demand; the continued growth of embedded technologies and systems and the Company's ability to compete in that market; and the effect of orders from Motorola's equipment businesses.

Success and Impact of Increased Use of Foundry Manufacturing Capacity

  . The ability of Motorola's semiconductor business to increase its utiliza-tion of foundry manufacturing capacity and the impact of such efforts on capital expenditures, production costs and ability to satisfy delivery requirements.

MacOS(R) is a registered trademark of Apple Computer, Inc.
Iridium(R) is a registered trademark and service mark of Iridium IP, LLC. PowerPC(R) is a registered trademark of IBM Corporation.
Microsoft(R) and Windows(R) are registered trademarks of Microsoft Corporation. All other brand names mentioned are registered trademarks or trademarks of their respective holders.
MOTOROLA, (M),(R) Reg. U.S. Patent and Trademark Office.

                                                           FINANCIAL HIGHLIGHTS
                                                          ---------------------
FINANCIAL HIGHLIGHTS
(Dollars in millions, except as noted)          Motorola, Inc. and Subsidiaries
-------------------------------------------------------------------------------

Years ended December 31                                1998(1)   1997(2)
-------------------------------------------------------------------------
Net sales                                              $29,398   $29,794
Earnings (loss) before income taxes                     (1,374)    1,816
% to sales                                                (4.7)%     6.1%
Net earnings (loss)                                       (962)    1,180
% to sales                                                (3.3)%     4.0%
Diluted earnings (loss) per common share (in dollars)    (1.61)     1.94
Research and development expenditures                    2,893     2,748
Capital expenditures                                     3,221     2,874
Working capital                                          2,091     4,181
Current ratio                                             1.18      1.46
Return on average invested capital                        (6.2)%     8.4%
Return on average stockholders' equity                    (7.6)%     9.4%
% of net debt to net debt plus equity                     26.8%     12.4%
Book value per common share (in dollars)                 20.33     22.21
Year-end employment (in thousands)                         133       150
-------------------------------------------------------------------------

(1)The loss before income taxes, net loss and diluted loss per common share include special charges of $1.9 billion pre-tax, or $2.19 per share after-tax, resulting primarily from manufacturing consolidation, cost reduction and restructuring programs.

(2)Earnings before income taxes, net earnings and diluted earnings per common share include special charges of $306 million pre-tax, or 32 cents per share after-tax, resulting primarily from restructuring decisions to exit several unprofitable businesses.

CONSOLIDATED FINANCIAL STATEMENTS
------------------
             MANAGEMENT'S RESPONSIBILITY FOR FINANCIAL STATEMENTS

  Management is responsible for the preparation, integrity and objectivity of the consolidated financial statements and other financial information pre-sented in this report. The accompanying consolidated financial statements were prepared in accordance with generally accepted accounting principles, applying certain estimates and judgments as required.

  Motorola's internal controls are designed to provide reasonable assurance as to the integrity and reliability of the financial statements and to adequately safeguard, verify and maintain accountability of assets. Such controls are based on established written policies and procedures, are implemented by trained, skilled personnel with an appropriate segregation of duties and are monitored through a comprehensive internal audit program. These policies and procedures prescribe that the Company and all its employees are to maintain the highest ethical standards and that its business practices throughout the world are to be conducted in a manner which is above reproach.

  KPMG LLP, independent auditors, are retained to audit Motorola's financial statements. Their accompanying report is based on audits conducted in accor-dance with generally accepted auditing standards, which include the considera-tion of the Company's internal controls to establish a basis for reliance thereon in determining the nature, timing and extent of audit tests to be ap-plied.

  The Board of Directors exercises its responsibility for these financial statements through its Audit and Legal Committee, which consists entirely of independent non-management Board members. The Audit and Legal Committee meets periodically with the independent auditors and with the Company's internal au-ditors, both privately and with management present, to review accounting, au-diting, internal controls and financial reporting matters.



Christopher B. Galvin
                   Carl F. Koenemann
Chief Executive Officer
                   Executive Vice President
                   and Chief Financial Officer
                         INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders Motorola, Inc.:

  We have audited the accompanying consolidated balance sheets of Motorola, Inc. and Subsidiaries as of December 31, 1998 and 1997, and the related con-solidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1998. These con-solidated financial statements are the responsibility of the Company's manage-ment. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing stan-dards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of mate-rial misstatement. An audit includes examining, on a test basis, evidence sup-porting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement pre-sentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Motorola, Inc. and Subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1998 in conformity with generally accepted account-ing principles.


Chicago, Illinois
January 13, 1999, except as to Note 8, which is as of March 1, 1999

                                              CONSOLIDATED FINANCIAL STATEMENTS
                                                          ---------------------
                        Motorola, Inc. and Subsidiaries

                     Consolidated Statements of Operations

                                                    Years Ended December 31
                                                    ------------------------
(In millions, except per share amounts)              1998     1997    1996
----------------------------------------------------------------------------
NET SALES                                           $29,398  $29,794 $27,973
----------------------------------------------------------------------------
COSTS AND EXPENSES
 Manufacturing and other costs of sales              20,886   20,003  18,990
 Selling, general and administrative expenses         5,493    5,188   4,715
 Restructuring and other charges                      1,980      327      --
 Depreciation expense                                 2,197    2,329   2,308
 Interest expense, net                                  216      131     185
----------------------------------------------------------------------------
TOTAL COSTS AND EXPENSES                             30,772   27,978  26,198
----------------------------------------------------------------------------
EARNINGS (LOSS) BEFORE INCOME TAXES                  (1,374)   1,816   1,775
----------------------------------------------------------------------------
INCOME TAX PROVISION (BENEFIT)                         (412)     636     621
----------------------------------------------------------------------------
NET EARNINGS (LOSS)                                 $  (962) $ 1,180 $ 1,154
----------------------------------------------------------------------------
BASIC EARNINGS (LOSS) PER COMMON SHARE              $ (1.61) $  1.98 $  1.95
----------------------------------------------------------------------------
DILUTED EARNINGS (LOSS) PER COMMON SHARE            $ (1.61) $  1.94 $  1.90
----------------------------------------------------------------------------
DILUTED WEIGHTED AVERAGE COMMON SHARES OUTSTANDING    598.6    612.2   609.0
----------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

                        Motorola, Inc. and Subsidiaries

                          Consolidated Balance Sheets

                                                       December 31
                                                     ---------------
(In millions, except per share amounts)               1998    1997
--------------------------------------------------------------------
ASSETS
Current assets
Cash and cash equivalents                            $ 1,453 $ 1,445
Short-term investments                                   171     335
Accounts receivable, net                               5,057   4,847
Inventories                                            3,745   4,096
Deferred income taxes                                  2,362   1,726
Other current assets                                     743     787
                                                     ------- -------
Total current assets                                  13,531  13,236
                                                     ------- -------
Property, plant and equipment, net                    10,049   9,856
Other assets                                           5,148   4,186
                                                     ------- -------
TOTAL ASSETS                                         $28,728 $27,278
--------------------------------------------------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Notes payable and current portion of long-term debt  $ 2,909 $ 1,282
Accounts payable                                       2,305   2,297
Accrued liabilities                                    6,226   5,476
                                                     ------- -------
Total current liabilities                             11,440   9,055
                                                     ------- -------
Long-term debt                                         2,633   2,144
Deferred income taxes                                  1,188   1,522
Other liabilities                                      1,245   1,285
                                                     ------- -------
Stockholders' equity
Preferred stock, $100 par value issuable in series        --      --
 Authorized shares: 0.5 (none issued)
Common stock, $3 par value                             1,804   1,793
 Authorized shares: 1998 and 1997, 1,400
  Issued and outstanding: 1998, 601.1; 1997, 597.4
Additional paid-in capital                             1,894   1,720
Retained earnings                                      8,254   9,504
Non-owner changes to equity                              270     255
                                                     ------- -------
Total stockholders' equity                            12,222  13,272
                                                     ------- -------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY           $28,728 $27,278
--------------------------------------------------------------------
--------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

CONSOLIDATED FINANCIAL STATEMENTS
------------------
                        Motorola, Inc. and Subsidiaries

                Consolidated Statements of Stockholders' Equity

                                                       Non-Owner Changes To Equity
                                                    ----------------------------------
                                           Common   Fair Value
                                         Stock and  Adjustment    Foreign    Minimum
                                         Additional To Certain   Currency    Pension
                                          Paid-In   Cost-Based  Translation Liability  Retained  Comprehensive
(In millions, except per share amounts)   Capital   Investments Adjustments Adjustment Earnings Earnings (Loss)
----------------------------------------------------------------------------------------------------------
Balances at January 1,
 1996                                      $3,261      $ 77        $ (81)     $  --     $7,728
----------------------------------------------------------------------------------------------------------
Net earnings                                                                             1,154       1,154
Conversion of zero coupon
 notes                                          7
Fair value adjustment to
 certain cost-based
 investments:
  Reversal of prior period
   adjustment                                           (77)                                           (77)
  Recognition of current
   period unrecognized
   (loss)                                               (26)                                           (26)
Change in foreign currency
 translation adjustments                                             (40)                              (40)
Stock options and other                        64
Dividends declared ($.46
 per share)                                                                               (272)
----------------------------------------------------------------------------------------------------------
Balances at December 31,
 1996                                      $3,332      $(26)       $(121)     $  --     $8,610      $1,011
----------------------------------------------------------------------------------------------------------
Net earnings                                                                             1,180       1,180
Conversion of zero coupon
 notes                                          7
Fair value adjustment to
 certain cost-based
 investments:
  Reversal of prior period
   adjustment                                            26                                             26
  Recognition of current
   period unrecognized
   gain                                                 533                                            533
Change in foreign currency
 translation adjustments                                            (119)                             (119)
Minimum pension liability
 adjustment                                                                     (38)                   (38)
Stock options and other                       174
Dividends declared ($.48
 per share)                                                                               (286)
----------------------------------------------------------------------------------------------------------
Balances at December 31,
 1997                                      $3,513      $533        $(240)     $ (38)    $9,504      $1,582
----------------------------------------------------------------------------------------------------------
Net loss                                                                                  (962)       (962)
Conversion of zero coupon
 notes                                          3
Fair value adjustment to
 certain cost-based
 investments:
  Reversal of prior period
   adjustment                                          (533)                                          (533)
  Recognition of current
   period unrecognized
   gain                                                 476                                            476
Change in foreign currency
 translation adjustments                                              34                                34
Minimum pension liability
 adjustment                                                                      38                     38
Stock options and other                       182
Dividends declared ($.48
 per share)                                                                               (288)
----------------------------------------------------------------------------------------------------------
Balances at December 31,
 1998                                      $3,698      $476        $(206)     $ --      $8,254      $ (947)
----------------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

                                              CONSOLIDATED FINANCIAL STATEMENTS
                                                          ---------------------
                        Motorola, Inc. and Subsidiaries

                     Consolidated Statements of Cash Flows

                                                      Years Ended December 31
                                                      -------------------------
(In millions)                                          1998     1997     1996
--------------------------------------------------------------------------------

OPERATING
Net earnings (loss)                                    $ (962) $ 1,180  $ 1,154
Adjustments to reconcile net earnings (loss) to net
 cash provided by operating activities:
 Restructuring and other charges                        1,980      327       --
 Depreciation                                           2,197    2,329    2,308
 Deferred income taxes                                   (933)     (98)    (162)
 Amortization of debt discount and issue costs             11       10        8
 Gain on disposition of investments in affiliates,
  net of acquisition charges                             (146)    (116)     (78)
 Change in assets and liabilities, net of effects of
  acquisitions and dispositions:
  Accounts receivable                                    (238)    (812)     101
  Inventories                                             254     (880)     308
  Other current assets                                     31     (114)     (69)
  Accounts payable and accrued liabilities               (658)     830      398
  Other assets and liabilities                           (515)     (60)     220
                                                      -------------------------
Net cash provided by operating activities               1,021    2,596    4,188
--------------------------------------------------------------------------------
INVESTING
Acquisitions and advances to affiliates                  (786)    (286)    (346)
Proceeds from dispositions of investments in
 affiliates                                               371      248      121
Capital expenditures                                   (3,221)  (2,874)  (2,973)
Proceeds from dispositions of property, plant and
 equipment                                                507      443      282
Sales (purchases) of short-term investments               164      (37)      52
                                                      -------------------------
Net cash used for investing activities                 (2,965)  (2,506)  (2,864)
--------------------------------------------------------------------------------
FINANCING
Proceeds from (repayment of) commercial paper and
 short-term borrowings                                  1,627     (100)    (260)
Proceeds from issuance of debt                            773      312       55
Repayment of debt                                        (293)    (102)     (37)
Issuance of common stock                                   99      137        7
Payment of dividends                                     (288)    (286)    (261)
                                                      -------------------------
Net cash provided by (used for) financing activities    1,918      (39)    (496)
--------------------------------------------------------------------------------
Effect of exchange rate changes on cash and cash
 equivalents                                               34     (119)     (40)
--------------------------------------------------------------------------------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS  $     8  $   (68) $   788
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR          $ 1,445  $ 1,513  $   725
--------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS, END OF YEAR                $ 1,453  $ 1,445  $ 1,513
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Supplemental Cash Flow Information
--------------------------------------------------------------------------------

CASH PAID DURING THE YEAR FOR:
Interest                                              $   286  $   211  $   237
Income taxes                                          $   388  $   611  $   506
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

NOTES TO                                        MOTOROLA, INC. AND SUBSIDIARIES
CONSOLIDATED FINANCIAL STATEMENTS        (Dollars in millions, except as noted)
                                                               ----------------
------------------
1.Summary of Significant Accounting Policies

  Consolidation and Investments: The consolidated financial statements include the accounts of Motorola, Inc. and all majority-owned subsidiaries (the Compa-ny) in which it has control. The Company's investments in non-controlled enti-ties in which it has the ability to exercise significant influence over operating and financial policies are accounted for by the equity method. The Company's investments in other entities are carried at their historical cost. Certain of these cost-based investments are marked-to-market at the balance sheet date to reflect their fair value with the unrealized gains and losses, net of tax, included in a separate component of stockholders' equity.

  Cash Equivalents: The Company considers all highly liquid investments pur-chased with an original maturity of three months or less to be cash equiva-lents.

  Revenue Recognition: The Company uses the percentage-of-completion method to recognize revenues and costs associated with most long-term contracts. For contracts involving certain new technologies, revenues and profits or parts thereof are deferred until technological feasibility is established, customer acceptance is obtained and other contract-specific factors have been complet-ed. For other product sales, revenue is recognized at the time of shipment, and reserves are established for price protection and cooperative marketing programs with distributors.

  Inventories: Inventories are valued at the lower of average cost (which ap-proximates computation on a first-in, first-out basis) or market (net realiz-able value or replacement cost).

  Property, Plant and Equipment: Property, plant and equipment are stated at cost less accumulated depreciation. Depreciation is recorded principally using the declining-balance method, based on the estimated useful lives of the as-sets (buildings and building equipment, 5-40 years; machinery and equipment, 2-12 years).

  Fair Values of Financial Instruments: The fair values of financial instru-ments are determined based on quoted market prices and market interest rates as of the end of the reporting period.

  Foreign Currency Translation: The Company's European and Japanese operations and certain non-consolidated affiliates use the respective local currencies as the functional currency. For all other operations, the Company uses the U.S. dollar as the functional currency. The effects of translating the financial position and results of operations of local functional currency operations into U.S. dollars are included in a separate component of stockholders' equi-ty.

  Foreign Currency Transactions: The effects of remeasuring the non-functional currency assets or liabilities into the functional currency as well as gains and losses on hedges of existing assets or liabilities are marked-to-market, and the result is recorded within selling, general and administrative expenses in the statement of operations. Gains and losses on financial instruments which hedge firm future commitments are deferred until such time as the under-lying transactions are recognized or recorded immediately when the transaction is no longer expected to occur. Foreign exchange financial instruments which hedge investments in foreign subsidiaries are marked-to-market, and the re-sults are included in stockholders' equity. Other gains or losses on financial instruments which do not qualify as hedges are recognized immediately as in-come or expense.

  Use of Estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that affect the reported amounts of assets and lia-bilities and disclosure of contingent assets and liabilities at the date of financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Reclassifications: Certain amounts in prior years' financial statements and related notes have been reclassified to conform to the 1998 presentation.

  Recent Accounting Pronouncements: As of January 1, 1998, the Company imple-mented Statement of Financial Accounting Standards (SFAS) No. 130 "Reporting Comprehensive Income," SFAS No. 131 "Disclosures about Segments of an Enter-prise and Related Information" and SFAS No. 132 "Employers' Disclosures about Pensions and Other Postretirement Benefits."

  SFAS No. 130, which is solely a financial statement presentation standard, requires the Company to disclose non-owner changes included in equity but not included in net earnings or loss. These changes include the fair value adjust-ment to certain cost-based investments, the foreign currency translation ad-justments and the minimum pension liability adjustment.

  SFAS No. 131 establishes standards for the way public business enterprises report information about operating segments in annual financial statements and in interim financial reports issued to shareholders. The Company has restated the previously reported annual segment operating results to conform to the Statement's management approach.

  SFAS No. 132 only modifies the financial statement presentation of the Company's pension and postretirement benefit obligations and does not impact the measurement of such obligations.

  During 1998, the Financial Accounting Standards Board issued SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities," which will be effective for the Company's fiscal year 2000. The Company is currently assess-ing the impact of this new statement but does not expect any material effect on its consolidated financial position, liquidity or results of operations.

-------------------------------------------------------------------------------
2.Finance Subsidiary

  The Company's finance subsidiary purchases customer obligations under long-term contracts from the Company.

MOTOROLA, INC. AND SUBSIDIARIES                                        NOTES TO
(Dollars in millions, except as noted)        CONSOLIDATED FINANCIAL STATEMENTS
----------------
                                                          ---------------------

  The finance subsidiary's interest revenue is included in the Company's con-solidated net sales. Interest expense totaled $37 million in 1998, $13 million in 1997 and $14 million in 1996, and is included in manufacturing and other costs of sales. In addition, long-term finance receivables of $1.1 billion and $353 million at December 31, 1998 and 1997 are included in other assets.

Summary Financial Data of Consolidated Finance Subsidiary

                                         1998    1997   1996
--------------------------------------------------------------
Total revenue                           $    72  $  29  $  36
                                        -------  -----  -----
Net earnings                                 21     11     14
                                        -------  -----  -----
Total assets                              1,330    457    341
                                        -------  -----  -----
Total debt                               (1,155)  (366)  (261)
                                        -------  -----  -----
Stockholder's investments and advances  $   175  $  91  $  80
--------------------------------------------------------------

-------------------------------------------------------------------------------
3.Other Financial Data

Statement of Operations Information

Years ended December 31           1998    1997    1996
--------------------------------------------------------
Research and development         $2,893  $2,748  $2,394
                                 ------  ------  ------
Foreign currency (gains)/losses      20       2      (8)
                                 ------  ------  ------
Interest expense, net:
 Interest expense                   301     216     249
 Interest income                    (85)    (85)    (64)
                                 ------  ------  ------
  Interest expense, net          $  216  $  131  $  185
--------------------------------------------------------

  The following table presents a reconciliation of the numerators and denomi-nators of basic and diluted earnings (loss) per common share:

Years ended December 31                         1998     1997   1996
---------------------------------------------------------------------
Basic earnings (loss) per common share
Net earnings (loss)                             $ (962) $1,180 $1,154
Weighted average common shares outstanding       598.6   595.5  592.5
                                                ------  ------ ------
Per share amount                                $(1.61) $ 1.98 $ 1.95
                                                ======  ====== ======
Diluted earnings (loss) per common share
Net earnings (loss)                             $ (962) $1,180 $1,154
Add: Interest on zero coupon notes, net             --       5      4
                                                ------  ------ ------
Net earnings (loss), as adjusted                $ (962) $1,185 $1,158
                                                ------  ------ ------
Weighted average common shares outstanding       598.6   595.5  592.5
Add: Effect of dilutive securities
 Stock options                                      --    10.4    9.9
 Zero coupon notes                                  --     6.3    6.6
                                                ------  ------ ------
Diluted wtd. average common shares outstanding   598.6   612.2  609.0
                                                ------  ------ ------
Per share amount                                $(1.61) $ 1.94 $ 1.90
---------------------------------------------------------------------

Balance Sheet Information

December 31                                                1998      1997
----------------------------------------------------------------------------
Inventories:
 Finished goods                                          $  1,033  $  1,078
 Work-in-process and production materials                   2,712     3,018
                                                         --------  --------
  Total                                                  $  3,745  $  4,096
                                                         --------  --------
Property, plant and equipment:
 Land                                                    $    284  $    264
 Buildings                                                  6,288     5,831
 Machinery and equipment                                   16,316    15,285
                                                         --------  --------
                                                           22,888    21,380
Less accumulated depreciation                             (12,839)  (11,524)
                                                         --------  --------
  Total                                                  $ 10,049  $  9,856
                                                         --------  --------
Other assets:
 Equity-based investments in affiliated companies        $    931  $    848
 Cost-based investments in affiliated companies             1,431     1,208
 Fair value adjustment of certain cost-based investments      787       881
 Long-term finance receivables                              1,062       353
 Other                                                        937       896
                                                         --------  --------
  Total                                                  $  5,148  $  4,186
                                                         --------  --------
Accrued liabilities:
 Dividends payable                                       $     72  $     72
 Contribution to employees' profit sharing funds               78       115
 Income taxes payable                                          84       175
 Taxes other than income taxes                                302       223
 Deferred revenue                                             378       231
 Accrued warranties                                           333       337
 Compensation                                                 548       683
 Restructuring and other accruals                             666       159
 Contract reserves                                          1,057     1,160
 Other                                                      2,708     2,321
                                                         --------  --------
  Total                                                  $  6,226  $  5,476
----------------------------------------------------------------------------

  Contract field inventories, which are included in finished goods, are inven-tories held by customers for which no sales have yet been recorded. At Decem-ber 31, 1998 and 1997, contract field inventories were $125 million and $136 million, respectively.

  Unbilled receivables which are included in accounts receivable but not yet billed to the customers were $600 million and $525 million at December 31, 1998 and 1997, respectively.

  Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities", requires the carrying value of certain cost-based investments to be adjusted to fair value. The Company re-corded an increase to stockholders' equity, other assets and deferred income taxes of $476 million, $787 million and $311 million as of December 31, 1998; and an increase to stockholders' equity, other assets and deferred income

NOTES TO                                        MOTOROLA, INC. AND SUBSIDIARIES
CONSOLIDATED FINANCIAL STATEMENTS        (Dollars in millions, except as noted)
                                                               ----------------
------------------
taxes of $533 million, $881 million and $348 million as of December 31, 1997.

Leases

  The Company owns most of its major facilities, but does lease certain of-fice, factory and warehouse space, land, and data processing and other equip-ment under principally noncancelable operating leases. Rental expense, net of sublease income, was $320 million in 1998, $308 million in 1997 and $279 mil-lion in 1996. At December 31, 1998, future minimum lease obligations, net of minimum sublease rentals, for the next five years and beyond, in millions, are as follows: 1999, $135; 2000, $98; 2001, $69; 2002, $43; 2003, $34; beyond,
$86.

-------------------------------------------------------------------------------
4.Debt and Credit Facilities

Long-term debt

December 31                                                    1998    1997
----------------------------------------------------------------------------
7.5% debentures due 2025                                      $  398  $  398
6.5% debentures due 2025 (redeemable
 at the holders' option in 2005)                                 397     397
7.6% notes due 2007                                              300     300
5.8% debentures due 2008                                         322      --
6.5% debentures due 2008                                         199     199
6.5% debentures due 2028                                         439      --
5.22% debentures due 2097                                        225     225
Zero coupon notes due 2009                                        24      24
Zero coupon notes due 2013                                        80     337
8.4% debentures due 2031 (redeemable at the holders' option
 in 2001)                                                        200     200
Other long-term debt                                              57      84
                                                              ------  ------
                                                               2,641   2,164
Less current maturities                                            8      20
                                                              ------  ------
Long-term debt                                                $2,633  $2,144
----------------------------------------------------------------------------


Short-term debt

December 31                                                    1998    1997
----------------------------------------------------------------------------
Notes to banks                                                $  157  $  268
Commercial paper                                               2,739     989
Other short-term debt                                              5       5
                                                              ------  ------
                                                               2,901   1,262
Add current maturities of long-term debt                           8      20
                                                              ------  ------
Notes payable and current portion of long-term debt           $2,909  $1,282
----------------------------------------------------------------------------

Weighted average interest rates on short-term borrowings
----------------------------------------------------------------------------
Commercial paper                                                 5.4%   5.5%
Other short-term debt                                            8.0%   7.3%
----------------------------------------------------------------------------

  At December 31, 1998, the outstanding zero coupon notes due 2009, referred to as Liquid Yield Option(TM) Notes (LYONs(TM)), had a face value at maturity and net carrying value of $43 million and $24 million, respectively. The 2009 LYONs were originally priced at a 6% yield to maturity and are convertible into 18.268 shares of the Company's common stock for each $1,000 note. The Company can redeem these notes at any time at their accreted values. In addi-tion, on September 7, 1999, and September 7, 2004, the Company will become ob-ligated at the election of the holders thereof to purchase those notes for which written notice requesting redemption has been received. Purchase prices are $533.68 and $744.10 per $1,000 principal amount at September 7, 1999, and September 7, 2004, respectively, plus accrued original issue discount calcu-lated to each such date.

  On September 28, 1998, the Company redeemed $368 million principal amount at maturity of its outstanding LYONs due 2013 at the election of the holders thereof. The Company made a total payment of $263 million to redeem these LYONs.

  At December 31, 1998, the LYONs due 2013 had a face value at maturity and net carrying value of $111 million and $80 million, respectively. The 2013 LYONs were originally priced at a 2.25% yield to maturity and are convertible into 11.178 shares of the Company's common stock for each $1,000 note. The Company can redeem these notes at any time at their accreted values. In addi-tion, on September 27, 2003, and September 27, 2008, the Company will become obligated at the election of the holders thereof to purchase those notes for which written notice requesting redemption has been received. Purchase prices are $799.52 and $894.16 per $1,000 principal amount at September 27, 2003, and September 27, 2008, respectively, plus accrued original issue discount calcu-lated to each such date.

  The LYONs issues are subordinated to all existing and future senior indebt-edness of the Company and rank on a parity with each other.

  On October 20, 1998, the Company sold an aggregate face principal amount at maturity of $325 million of 5.80% Notes due October 15, 2008. The net proceeds to the Company from the issuance and sale of the Notes were $322 million. On November 23, 1998, the Company sold an aggregate face principal amount at ma-turity of $445 million of 6.50% Debentures due November 15, 2028. The net pro-ceeds to the Company from the issuance and sale of the Debentures were $439 million. The Company used the proceeds from both debt issuances to reduce short term indebtedness and for other general corporate purposes.

  Aggregate requirements for debt maturities, in millions, during the next five years are as follows: 1999, $8; 2000, $7; 2001, $3; 2002, $1; 2003, $1.

  The Company and its finance subsidiary have revolving domestic credit agree-ments of one and five years with a group of banks for $2.5 billion. The one year and five year revolving domestic credit agreements expire in September of 1999 and September of 2002, respectively. Commitment fees assessed against the daily average amounts unused range from 4 to 5 basis points. These domestic credit agreements contain various conditions, covenants and representations with which the Company was in compliance at December 31, 1998. The Company also has non-U.S. credit facilities with interest rates on borrowings varying from country to country depending upon local market conditions. Commitment fees against unused amounts are 25 basis

MOTOROLA, INC. AND SUBSIDIARIES                                        NOTES TO
(Dollars in millions, except as noted)        CONSOLIDATED FINANCIAL STATEMENTS
----------------
                                                          ---------------------
points. At December 31, 1998, the Company's total domestic and non-U.S. credit facilities aggregated $4.6 billion, of which $187 million were used and the remaining $4.4 billion were available to back up outstanding commercial paper which totaled $2.7 billion.

  Outstanding letters of credit aggregated approximately $193 million and $172 million at December 31, 1998 and 1997, respectively.

LYONs is a trademark of Merrill Lynch & Co., Inc.

-------------------------------------------------------------------------------
5.Risk Management

Derivative Financial Instruments

  As a multinational company, the Company's transactions are denominated in a variety of currencies. The Company uses financial instruments to hedge, and therefore attempts to reduce, its overall exposure to the effects of currency fluctuations on cash flows. The Company's policy is to not speculate in finan-cial instruments for profit on the exchange rate price fluctuation, trade in currencies for which there are no underlying exposures, or enter into trades for any currency to intentionally increase the underlying exposure. Instru-ments used as hedges must be effective at reducing the risk associated with the exposure being hedged and must be designated as a hedge at the inception of the contract. Accordingly, changes in market values of hedge instruments must be highly correlated with changes in market values of underlying hedged items both at inception of the hedge and over the life of the hedge contract.

  The Company's strategy in foreign exchange exposure issues is to offset the gains or losses of the financial instruments against losses or gains on the underlying operational cash flows or investments based on the operating busi-ness units' assessment of risk. Currently, the Company primarily hedges firm commitments, including assets and liabilities currently on the balance sheet. The Company expects that it may hedge anticipated transactions, forecasted transactions or investments in foreign subsidiaries in the future.

  Almost all of the Company's non-functional currency receivables and payables which are denominated in major currencies that can be traded on open markets are hedged. The Company uses forward contracts and options to hedge these cur-rency exposures. A portion of the Company's exposure is to currencies which are not traded on open markets, such as those in Latin America and China, and these are addressed, to the extent reasonably possible, through managing net asset positions, product pricing, and other means, such as component sourcing.

  At December 31, 1998 and 1997, the Company had net outstanding foreign ex-change contracts totaling $1.8 billion and $2.1 billion, respectively. Most of the hedge contracts, which are over-the-counter instruments, mature within three months with the longest maturity extending out four years. Management believes that these financial instruments should not subject the Company to undue risk due to foreign exchange movements because gains and losses on these contracts should offset losses and gains on the assets, liabilities and trans-actions being hedged. At December 31, 1998, deferred gains totaled $3.5 mil-lion and deferred losses totaled $4.3 million. At December 31, 1997, deferred gains totaled $9.7 million and deferred losses totaled $2.1 million. The fol-lowing schedule shows the five largest net foreign exchange hedge positions as of December 31, 1998 and 1997:

                        Buy (Sell)
                        ------------
December 31             1998   1997
-------------------------------------
Japanese Yen            $(674) $(795)
Italian Lira             (194)  (227)
German Mark              (184)   (91)
European Currency Unit   (105)    --
Chinese Renminbi         (100)    --
-------------------------------------

  The Company is exposed to credit-related losses if counterparties to finan-cial instruments fail to perform their obligations. However, it does not ex-pect any counterparties, which presently have high credit ratings, to fail to meet their obligations.

  At December 31, 1998 and 1997, the Company had no outstanding interest rate swaps, commodity derivatives, currency swaps or options relating to either its debt instruments or investments. The Company does not have any derivatives to hedge the value of its equity investments in affiliated companies.

Fair Value of Financial Instruments

  The Company's financial instruments include cash equivalents, short-term in-vestments, accounts receivable, long-term finance receivables, accounts pay-able, notes payable, long-term debt, foreign currency contracts and other financing commitments.

  Using available market information, the Company determined that the fair value of long-term debt at December 31, 1998 was $2.8 billion compared to a carrying value of $2.6 billion. Since considerable judgment is required in in-terpreting market information, the fair value of the long-term debt is not necessarily indicative of the amount which could be realized in a current mar-ket exchange.

  The fair value of the other financing commitments could not be reasonably estimated at December 31, 1998. The fair values of the other financial instru-ments were not materially different from their carrying or contract values at December 31, 1998.

NOTES TO                                        MOTOROLA, INC. AND SUBSIDIARIES
CONSOLIDATED FINANCIAL STATEMENTS        (Dollars in millions, except as noted)
                                                               ----------------
------------------

-------------------------------------------------------------------------------
6.Income Taxes

Components of earnings (loss) before income taxes

Years ended December 31          1998     1997    1996
--------------------------------------------------------
United States                   $(2,262) $  307  $  433
Other nations                       888   1,509   1,342
                                -------  ------  ------
 Total                          $(1,374) $1,816  $1,775
--------------------------------------------------------

Components of income tax provision (benefit)

Years ended December 31          1998     1997    1996
--------------------------------------------------------
Current:
 United States                  $    40  $  416  $  416
 Other nations                      472     234     245
 State (U.S.)                         9      89      90
                                -------  ------  ------
                                    521     739     751
Deferred                           (933)   (103)   (130)
                                -------  ------  ------
Income tax provision (benefit)  $  (412) $  636  $  621
--------------------------------------------------------

  Tax adjustments to stockholders' equity, which resulted primarily from fair value adjustments related to cost-based investments, were ($37) million, $365 million and ($68) million for the years ended December 31, 1998, 1997 and 1996, respectively. Except for certain earnings that the Company intends to reinvest indefinitely, provisions have been made for the estimated U.S. fed-eral income taxes applicable to undistributed earnings of subsidiaries and af-filiated companies. Undistributed earnings for which no U.S. income tax has been provided aggregated $4.8 billion, $4.3 billion and $4.0 billion at Decem-ber 31, 1998, 1997 and 1996, respectively. Should these earnings be distribut-ed, foreign tax credits may reduce the additional U.S. income tax which would be payable. In cases where taxes are provided on such undistributed earnings, those taxes have been included in U.S. income taxes.

  At December 31, 1998, certain non-U.S. subsidiaries had loss carryforwards for income tax reporting purposes of $188 million, with expiration dates starting in 1999.

Differences between income tax expense (benefit) computed at the U.S. federal statutory tax rate of 35% and income tax provision (benefit)

Years ended December 31                         1998   1997  1996
------------------------------------------------------------------
Income tax expense (benefit) at statutory rate  $(481) $636  $621
Taxes on non-U.S. earnings                        186    67    92
State income taxes                               (122)   (1)    7
Foreign Sales Corporation                         (80)  (65)  (73)
Non-deductible acquisition charges                 67    --    --
Other                                              18    (1)  (26)
                                                -----  ----  ----
Income tax provision (benefit)                  $(412) $636  $621
------------------------------------------------------------------

Significant deferred tax assets (liabilities)

December 31                            1998   1997
---------------------------------------------------
Inventory reserves                    $  612  $488
Contract accounting methods              226   282
Employee benefits                        179   260
Capitalized items                        223   142
Tax basis differences on investments     (83) (176)
Depreciation                            (277) (209)
Undistributed non-U.S. earnings         (636) (673)
Restructuring reserves                   271    --
Net operating loss                       397    --
Other                                    262    90
                                      ------  ----
Net deferred tax asset                $1,174  $204
---------------------------------------------------

  Gross deferred tax assets were $4.2 billion and $2.8 billion at December 31, 1998 and 1997, respectively. Gross deferred tax liabilities were $3.0 billion and $2.6 billion at December 31, 1998 and 1997, respectively. The deferred tax asset is considered realizable given past income and estimates of future in-come. These considerations include, but are not limited to, net operating losses, earnings trends and tax planning strategies.

  The Internal Revenue Service (IRS) has examined the federal income tax re-turns for the Company through 1991 and has settled the respective returns through 1987. The IRS has proposed certain adjustments to the Company's income and tax credits for the years 1988 through 1991 which would result in addi-tional tax. The Company disagrees with most of the proposed adjustments and is contesting them at the Appeals level of the IRS. The IRS is currently perform-ing the field level examination of the 1992 through 1995 tax returns and has proposed income adjustments. In the opinion of the Company's management, the final disposition of these matters, and proposed adjustments from other tax authorities, will not have a material adverse effect on the consolidated fi-nancial position, liquidity or results of operations of the Company.

-------------------------------------------------------------------------------
7.Employee Benefit and Incentive Plans

Pension Benefits

  The Company's noncontributory pension plan (the Regular Pension Plan) covers most U.S. employees after one year of service. The benefit formula is depen-dent upon employee earnings and years of service. The Company's policy is to fund the accrued pension cost or the amount allowable based on the full fund-ing limitations of the Internal Revenue Code, if less. The Company has a non-contributory supplemental retirement benefit plan for its elected officers. The plan contains provisions for funding the participants' expected retirement benefits when the participants meet the minimum age and years of service re-quirements. The Company has an additional noncontributory supplemental retire-ment benefit plan (the Motorola Supplemental Pension Plan--MSPP) which provides supplemental benefits in excess of the limitations imposed by the In-ternal Revenue Code on the Regular Pension Plan for U.S. employees (excluding elected officers).

MOTOROLA, INC. AND SUBSIDIARIES                                         NOTES TO
(Dollars in millions, except as noted)         CONSOLIDATED FINANCIAL STATEMENTS
-----------------
                                                            -------------------

  Certain non-U.S. subsidiaries have varying types of retirement plans provid-ing benefits for substantially all of their employees. Amounts charged to earn-ings for all non-U.S. plans were $95 million in 1998, $106 million in 1997 and $103 million in 1996.

  The Company uses a five-year (three years for 1992 through 1997), market-re-lated asset value method of amortizing asset-related gains and losses. Net transition amounts and prior service costs are being amortized over periods ranging from 9 to 15 years.

  Benefits under all U.S. pension plans are valued based upon the projected unit credit cost method. The assumptions used to develop the projected benefit obligations for the plans for the years ended December 31, 1998 and 1997 were as follows:

                                                 1998  1997
------------------------------------------------------------
Discount rate for obligations                    7.00% 7.75%
Future compensation increase rate                4.00% 4.50%
Investment return assumption (regular)           9.00% 9.00%
Investment return assumption (elected officers)  6.00% 6.00%
------------------------------------------------------------

  Accounting literature requires discount rates to be established based on pre-vailing market rates for high-quality fixed-income instruments that, if the pension benefit obligation was settled at the measurement date, would provide the necessary future cash flows to pay the benefit obligation when due. At De-cember 31, 1998, the investment portfolio was predominantly equity investments, which have historically realized annual returns at or significantly above the assumed investment return rate. The Company believes short-term changes in in-terest rates should not affect the measurement of the Company's long-term obli-gation.

  The net U.S. periodic pension cost for the years ended December 31, 1998, 1997 and 1996 for the regular pension plan and the elected officers' supplemen-tal retirement benefit plan was as follows:

Regular Pension Plan

                                 1998  1997  1996
------------------------------------------------------
Service cost                     $176  $157  $147
Interest cost                     174   146   124
Expected return on plan assets   (205) (166) (134)
Amortization of:
 Unrecognized net loss             --    --     3
 Unrecognized net asset           (11)  (11)  (11)
                                 ----  ----  ----
Net periodic pension cost        $134  $126  $129
------------------------------------------------------

Elected Officers' Supplemental Retirement Benefit Plan

                                 1998  1997  1996
------------------------------------------------------
Service cost                     $ 22  $ 22  $ 22
Interest cost                      11    11     8
Expected return on plan assets     (5)   (3)   (3)
Amortization of:
 Unrecognized net loss              8     5     2
 Unrecognized prior service cost    6     6     6
 Unrecognized net obligation        1     1     1
Settlement expense                  7     4     3
                                 ----  ----  ----
 Net periodic pension cost       $ 50  $ 46  $ 39
------------------------------------------------------

  The net periodic pension cost for the Motorola Supplemental Pension Plan was $3 million in 1998 and $2 million in 1997 and 1996.

NOTES TO                                        MOTOROLA, INC. AND SUBSIDIARIES
CONSOLIDATED FINANCIAL STATEMENTS        (Dollars in millions, except as noted)
                                                               ----------------
------------------

  The status of the Company's plans at December 31 are shown in the following table.

                                               1998              1997
                                         ----------------- -----------------
                                                   Elected           Elected
                                                  Officers          Officers
                                                       and               and
                                         Regular      MSPP Regular      MSPP
----------------------------------------------------------------------------
Change in benefit obligation
 Benefit obligation at January 1         $2,165     $156   $1,863     $140
 Service cost                               176       23      157       23
 Interest cost                              174       12      146       12
 Actuarial (gain) loss                      398       26       35       40
 Benefit payments                           (45)     (43)     (36)     (59)
                                         -----------------------------------
 Benefit obligation at December 31       $2,868     $174   $2,165     $156

Change in plan assets
 Fair value at January 1                 $2,493     $113   $1,927     $ 76
 Actual return on plan assets               508        9      418        7
 Company contributions                      130       63      184       89
 Benefit payments                           (45)     (43)     (36)     (59)
                                         -----------------------------------
 Fair value at December 31               $3,086     $142   $2,493     $113
Funded status of the plan                   218      (32)     328      (43)
Unrecognized net (gain) loss               (193)      99     (286)      94
Unrecognized prior service cost              --       12       --       19
Unrecognized net transition (asset)
 liability                                   --        2      (11)       3
                                         -----------------------------------
 Net pension asset recognized in balance
  sheet                                  $   25     $ 81   $   31     $ 73
                                         -----------------------------------

                                                  1998             1997
                                            ---------------- ----------------
                                                    Elected           Elected
                                                    Officers         Officers
                                                         and              and
                                            Regular     MSPP Regular     MSPP
-----------------------------------------------------------------------------
Components of net pension asset recognized
 in balance sheet:
 Prepaid benefit cost                         $25     $ 90     $31     $ --
 Intangible asset                              --        4      --       19
 Accrued benefit liability                     --      (13)     --      (20)
 Deferred income taxes                         --       --      --       36
 Non-owner changes to equity                   --       --      --       38
                                            ---------------------------------
Total recognized net pension asset            $25     $ 81     $31     $ 73
-----------------------------------------------------------------------------

Postretirement Health Care Benefits

  In addition to providing pension benefits, the Company provides certain health care benefits to its retired employees. The majority of its domestic employees may become eligible for these benefits if they meet age and service requirements upon termination of employment. The Company's policy is to fund the maximum amount allowable based on funding limitations of the Internal Rev-enue Code.

  The assumptions used to develop the accumulated postretirement benefit obli-gation for the retiree health care plan for the years ended December 31, 1998 and 1997 were as follows:

                               1998  1997
------------------------------------------
Discount rate for obligations  7.00% 7.75%
Investment return assumptions  9.00% 9.00%
------------------------------------------

  Net retiree health care expenses for the years ended December 31, 1998, 1997 and 1996 were as follows:

                                       1998  1997  1996
--------------------------------------------------------
Service cost                           $ 14  $ 13  $ 12
Interest cost                            32    29    27
Expected return on plan assets          (22)  (16)  (11)
Amortization of unrecognized net loss     2     3     4
                                       -----------------
Net retiree health care expense        $ 26  $ 29  $ 32
--------------------------------------------------------

MOTOROLA, INC. AND SUBSIDIARIES                                        NOTES TO
(Dollars in millions, except as noted)        CONSOLIDATED FINANCIAL STATEMENTS
----------------
                                                          ---------------------

  The funded status of the plan at December 31 is shown in the following ta-ble. Plan assets are comprised primarily of equity securities, bonds and cash equivalents.

                                               1998   1997
------------------------------------------------------------
Change in benefit obligation
Benefit obligation at January 1                $ 413  $ 385
Service cost                                      14     13
Interest cost                                     32     29
Actuarial (gain) loss                             49     (1)
Benefit payments                                 (15)   (13)
                                               -----  -----
Benefit obligation at December 31              $ 493  $ 413

Change in plan assets
Fair value at January 1                        $ 263  $ 185
Actual return on plan assets                      54     42
Company contributions                             26     49
Benefit payments                                 (15)   (13)
                                               -----  -----
Fair value at December 31                      $ 328  $ 263
Funded status of the plan                       (165)  (150)
Unrecognized net loss                             55     41
Unrecognized prior service cost                   (1)    (1)
                                               -----  -----
Pension liability recognized in balance sheet  $(111) $(110)
------------------------------------------------------------

  The health care trend rate used to determine the pre-age 65 accumulated postretirement benefit obligation was 7.11% for 1998, decreasing to 6.00% or 5.00% for medical benefits, depending on the option chosen, by the year 2002 and beyond. A flat 5% rate per year is used for the post-age 65 obligation. Changing the health care trend rate by one percentage point would change the accumulated postretirement benefit obligation and the net retiree health care expense as follows:

                                               1% Point 1% Point
                                               Increase Decrease
----------------------------------------------------------------
Effect on:
 Accumulated postretirement benefit obligation   $43      $(54)
 Net retiree health care expense                   5        (6)
----------------------------------------------------------------

  The Company has no significant postretirement health care benefit plans out-side of the United States.

Other Benefits

  Profit Sharing Plans: The Company and certain subsidiaries have profit shar-ing plans, principally contributory, in which all eligible employees partici-pate. The Company makes contributions to profit sharing plans in the United States and other nations, which are generally based upon percentages of pretax earnings, as defined, from those operations. Company contributions during 1998, 1997 and 1996 were $71 million, $108 million and $105 million, respectively.

  Motorola Executive Incentive Plan: The Company may provide up to 7% of its annual consolidated pretax earnings after deducting 5% of capital employed, each defined in the Motorola Executive Incentive Plan, for the payment of cash incentive awards to key employees. During 1998, there was no provision for in-centive awards. Provisions for incentive awards in 1997 and 1996 were $56 mil-lion and $55 million, respectively.

  Long Range Incentive Program: The Company has a Long Range Incentive Program to reward participating elected officers for the Company's achievement of out-standing long-range performance, based on four performance objectives measured over four-year cycles. These objectives are benchmarked and evaluated against both similar-industry companies and internal Motorola objectives. During both 1998 and 1997, $21 million was provided for long-range incentive awards as compared to $22 million in 1996.

  Stakeholders Plan: This program is available to eligible Motorola employees who are not participating in the Motorola Executive Incentive Plan or certain other incentive plans. Stakeholders awards are earned and paid annually to participants and depend, first, on the Company and, in most cases, the major business unit in which the participant works, exceeding a minimum return on net assets percentage (as determined by the Company) during the calendar year and, second, the extent to which such minimum was exceeded. Payments are made 50% in cash and 50% in the Company's common stock where legally permitted or practicable, otherwise all in cash. The Company will acquire shares for the program through open market cash purchases and will not issue new shares. Dur-ing 1998, there was no provision for stakeholders awards. Provisions for the stakeholders awards in 1997 and for the RONA incentive plan award (a predeces-sor plan) in 1996 were $188 million and $32 million, respectively.

  Stock Options: Under the Company's stock option plan, options to acquire shares of common stock have been made available for grant to certain employees and non-employee directors. Each option granted has an exercise price of 100% of the market value of the common stock on the date of grant. The contractual life of each option is 10 years. Substantially all of the options vest in one year.

  Pursuant to Statement of Financial Accounting Standards No. 123 "Accounting for Stock-Based Compensation", the Company has elected to account for its stock option plan under the provisions of APB Opinion No. 25 "Accounting for Stock Issued to Employees". Accordingly, no compensation cost has been recog-nized for the stock option plan. The Company has evaluated the pro forma ef-fects of Statement 123 and as such, net earnings (loss), basic earnings (loss) per common share and diluted earnings (loss) per common share would have been as follows:

                                           1998     1997   1996
----------------------------------------------------------------
Net earnings (loss)
 As reported                              $  (962) $1,180 $1,154
 Pro forma                                $(1,072) $1,114 $1,087
Basic earnings (loss) per common share
 As reported                              $ (1.61) $ 1.98 $ 1.95
 Pro forma                                $ (1.79) $ 1.87 $ 1.84
Diluted earnings (loss) per common share
 As reported                              $ (1.61) $ 1.94 $ 1.90
 Pro forma                                $ (1.79) $ 1.83 $ 1.79
----------------------------------------------------------------

NOTES TO                                        MOTOROLA, INC. AND SUBSIDIARIES
CONSOLIDATED FINANCIAL STATEMENTS        (Dollars in millions, except as noted)
                                                               ----------------
------------------

  The fair value of each option was estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions:

                          1998   1997   1996
---------------------------------------------
Risk-free interest rate   4.52%  5.71%  6.25%
Dividend yield            0.80%  0.77%  0.73%
Expected volatility      31.33% 29.83% 26.30%
Expected life in years       5      5      5
Per option fair value    $  18  $  16  $  18
---------------------------------------------

  The plan has approximately 20,100 current stock option holders. Stock option activity was as follows:

                                1998                 1997                 1996
                        -------------------- -------------------- --------------------
(In thousands, except     Shares   Wtd. avg.   Shares   Wtd. avg.   Shares   Wtd. avg.
exercise price and      subject to exercise  subject to exercise  subject to exercise
employee data)           options     price    options     price    options     price
--------------------------------------------------------------------------------------
Options outstanding at
 January 1                33,273      $46      30,646      $39      26,385      $34
Additional options
 granted                  10,380      $54       6,862      $65       6,295      $54
Options exercised         (1,703)     $24      (3,867)     $27      (1,846)     $17
Options terminated,
 cancelled or expired       (300)     $59        (368)     $49        (188)     $68
--------------------------------------------------------------------------------------
Options outstanding at
 December 31              41,650      $49      33,273      $46      30,646      $39
--------------------------------------------------------------------------------------
Options exercisable at
 December 31              30,778      $47      26,131      $41      24,337      $35
--------------------------------------------------------------------------------------
Approx. number of
 employees granted
 options                  16,100               14,800               13,800
--------------------------------------------------------------------------------------

  The following table summarizes information about stock options outstanding and exercisable at December 31, 1998:

                Options Outstanding        Options Exercisable
          -------------------------------- -----------------------
Exercise          Wtd. avg.   Wtd. avg.                 Wtd. avg.
price     No. of  exercise   contractual    No. of       exercise
range:    options   price   life (in yrs.) options        price
-------------------------------------------------------------------
$ 9--$15   4,979     $14         2.2             4,979     $     14
$16--$30   3,748     $26         3.9             3,748     $     26
$31--$45   2,549     $44         4.9             2,549     $     44
$46--$60  23,723     $55         8.4            13,037     $     56
$61--$75   6,249     $65         8.8             6,147     $     65
$76--$83     402     $80         8.3               318     $     79
          ------                           -----------
          41,650                                30,778
          ------                           -----------

-------------------------------------------------------------------------------

8. Commitments and Contingencies

  Financial: At December 31, 1998, the Company owned, directly and indirectly, approximately 19% of Iridium LLC (Iridium LLC and its operating subsidiary, Iridium Operating LLC are collectively referred to as Iridium). The Company's equity and bond investment in Iridium and its equity investments in several Iridium gateway companies aggregated approximately $263 million and are in-cluded in Other Assets. During the year, the Company recorded, as its share of Iridium's net loss for the year, a total loss of approximately $265 million. The Company expects to record losses equal to its remaining equity investment in Iridium of approximately $50 million by the end of the first quarter of 1999.

  Iridium's bank facilities include an $800 million Senior Secured Credit Agreement. That agreement contains subscriber and revenue targets and other conditions that Iridium must meet to avoid default. On March 1, 1999, Iridium announced that it was likely that it would not meet its first quarter 1999 subscriber and revenue targets. There can be no assurances that the lenders under this credit agreement will revise those targets so that Iridium does not default or that they will waive such default. If a default occurs under the Senior Secured Credit Agreement, those lenders could execute on their security interest in substantially all of Iridium's assets and require certain invest-ors in Iridium to comply with their capital call requirements, which in the Company's case would be approximately $50 million. If this investment was re-quired, it would be subject to the same accounting treatment applied to the Company's prior equity investment in Iridium.

  In addition, if Iridium defaults under its Senior Secured Credit Agreement it will be in default under a $750 million Senior Guaranteed Credit Agreement which the Company has directly guaranteed. The majority of this facility is scheduled to mature on December 31, 2000 and the remainder is scheduled to ma-ture on December 31, 2001. Iridium has used and is using the proceeds of this senior guaranteed facility generally to make payments to the Company for the Iridium system. If Iridium were to default under the $750 million Senior Guar-anteed Credit Agreement, the banks providing loans under the Senior Guaranteed Credit Agreement could terminate Iridium's ability to make further draws un-

MOTOROLA, INC. AND SUBSIDIARIES                                        NOTES TO
(Dollars in millions, except as noted)        CONSOLIDATED FINANCIAL STATEMENTS
----------------
                                                          ---------------------
der that agreement, accelerate all the outstanding obligations under that agreement and require the Company to satisfy its guarantee obligations.

  Also, although the Company has not directly guaranteed the Senior Secured Credit Agreement, it has agreed to guarantee an additional $350 million of Iridium debt upon Iridium's request. If Iridium requests that the Company pro-vide this additional guarantee, it may be used by Iridium to guarantee or re-duce the amount outstanding under the Senior Secured Credit Agreement. The Company believes it is likely that Iridium will ask the Company to make this additional $350 million guarantee available in the near future, either for working capital or in some manner related to the Senior Secured Credit Agree-ment.

  The Company has also provided $400 million of financial support directly to Iridium by deferring amounts owed under a contract with the Company. As of February 27, 1999, Iridium has deferred $176 million of payments and the Com-pany expects that Iridium will continue to defer payments. The repayment of these deferred payments is subordinated to repayment of Iridium's senior se-cured bank loans, as is the repayment to the Company by Iridium of any amounts the Company pays to banks under its guarantees and some other obligations owed to the Company. Approximately $88 million is owed to the Company by Iridium, apart from the deferred payments described above, as of February 27, 1999.

  The Company has several contracts valued at $3.2 billion with Iridium for the operation and maintenance of the global personal communications system. Through the end of 1998, the Company has earned and received payments approximating $242 million under these con-tracts. The Company has significant subcontracts for portions of the system, for which it will generally remain obligated even if Iridium is unable to sat-isfy the terms of the contracts with the Company. In addition, the Company has substantial investments in assets related to these contracts, such as invento-ry, manufacturing equipment, buildings and potential obligations to the em-ployees employed in connection with these contracts.

  The loss of the value of its investment in Iridium and Iridium gateway com-panies, the failure of Iridium to make contractual payments to the Company or any default by Iridium under its credit agreements and debt instruments which results in the acceleration of Iridium debt or the Company having to perform under its Iridium guarantee obligations would have a material adverse effect on the Company's consolidated financial position, liquidity and results of op-erations.

  At December 31, 1998, the Company's percentage interest in Nextel Communica-tions, Inc. (Nextel) was approximately 20%. The cost basis and fair value of the Nextel investment were $837 million and $1.3 billion, respectively, at De-cember 31, 1998. The investment is included in Other Assets.

  The off-balance sheet commitment to Nextel for equipment financing aggre-gated $485 million at December 31, 1998. This amount represents the maximum available commitment and may not be completely utilized by Nextel. At December 31, 1998, approximately $160 million of this commitment was outstanding.

  Excluding Iridium and Nextel, the Company has an off-balance sheet commit-ment at December 31, 1998, to guarantee approximately $440 million of debt of affiliates.

  Except as noted above, the Company had no other significant concentrations of credit risk as of December 31, 1998.

  Environmental and Legal: Under the Comprehensive Environmental Response Com-pensation and Liability Act of 1980, as amended (CERCLA, or Superfund) and equivalent state law, the Company has been designated as a potentially respon-sible party by the United States Environmental Protection Agency with respect to certain waste sites with which the Company may have had direct or indirect involvement. Such designations are made regardless of the extent of the Company's involvement. These claims are in various stages of administrative or judicial proceedings. They include demands for recovery of past governmental costs and for future investigations or remedial actions. In many cases, the dollar amounts of the claims have not been specified and have been asserted against a number of other entities for the same cost recovery or other relief as was asserted against the Company. The Company accrues costs associated with environmental matters when they become probable and reasonably estimable, and these totaled $86 million and $87 million at December 31, 1998 and 1997, re-spectively. The amount of such charges to earnings was $12 million, $36 mil-lion and $29 million in 1998, 1997 and 1996, respectively. However, due to their uncertain nature, the amounts accrued could differ, perhaps significant-ly, from the actual costs that will be incurred. These amounts assume no sub-stantial recovery of costs from any insurer. The remedial efforts include environmental cleanup costs and communication programs. These liabilities rep-resent only the Company's share of any possible costs incurred in environmen-tal cleanup sites, since in most cases, potentially responsible parties other than the Company may exist.

  The Company is a defendant in various suits, including environmental and product-related suits, and is subject to various claims which arise in the normal course of business. In the opinion of management, the ultimate disposi-tion of these matters will not have a material adverse effect on the Company's consolidated financial position, liquidity or results of operations.

-------------------------------------------------------------------------------
9.Information by Segment and Geographic Region

  The Company implemented Statement of Financial Accounting Standards No. 131 "Disclosures about Segments of an Enterprise and Related Information" as of January 1, 1998. This Statement establishes standards for the way public busi-ness enterprises report information about operating segments in annual finan-cial statements and in interim financial reports issued to shareholders. This Statement is not required to be applied to interim financial statements in the initial year of application. The Company has restated the previously reported annual segment operating results to conform to the Statement's management ap-proach.

NOTES TO                                        MOTOROLA, INC. AND SUBSIDIARIES
CONSOLIDATED FINANCIAL STATEMENTS        (Dollars in millions, except as noted)
                                                               ----------------
------------------

  The Company's operations are predominantly in the wireless communication, semiconductor technology and advanced electronics industries and involve the design, manufacture and sale of a diversified line of products. The Company's reportable segments have been determined based on the nature of the products offered to customers, which include, but are not limited to, cellular phones and systems; semiconductors (including discrete semiconductors and integrated circuits); two-way radios and personal communications equipment and systems; and pagers and data communications equipment and systems. Automotive, defense and space electronic products are part of the Other Products segment.

  The accounting policies of the segments are the same as those described in
Note 1 Summary of Significant Accounting Policies. Segment operating results are measured based on profit (loss) before tax adjusted, if necessary, for certain segment specific items. Intersegment and intergeographic sales are ac-counted for on an arm's length pricing basis. Intersegment sales included in adjustments and eliminations were $2.8 billion, $3.2 billion and $2.7 billion for the years ended December 31, 1998, 1997 and 1996, respectively. These sales were primarily from the Semiconductor Products segment and the Inte-grated Electronic Systems Sector (formerly the Automotive, Component, Computer and Energy Sector) included in the Other Products segment. Intersegment sales from the Semiconductor Products segment were $1.6 billion, $1.8 billion and $1.6 billion for the years ended December 31, 1998, 1997 and 1996, respective-ly. For these same periods, intersegment sales from the Integrated Electronic Systems Sector were $0.9 billion, $1.0 billion and $0.9 billion, respectively. Net sales by geographic region are measured by the location of the revenue-producing operations.

  Identifiable assets (excluding intersegment receivables) are the Company's assets that are identified with classes of similar products or operations in each geographic region. Corporate assets primarily include cash, marketable securities, equity investments and the administrative headquarters of the Com-pany.

  In 1998, 1997 and 1996, no single customer or group under common control represented 10% or more of the Company's sales.

  In July 1998, the Company's communications-related businesses began realign-ing into the Communications Enterprise, a structure intended to enable inte-grated solutions and improved responsiveness to the needs of distinct customer segments. For this year-end reporting, the Company continues to use the previ-ous segments because the Company's management continued to make operating de-cisions and assess performance based on these segments.

MOTOROLA, INC. AND SUBSIDIARIES                                        NOTES TO
(Dollars in millions, except as noted)        CONSOLIDATED FINANCIAL STATEMENTS
----------------
                                                          ---------------------
-----------------------                                   ---------------------
-------------------------------------------------------------------------------
Segment information

                                Net Sales                Operating Profit (Loss) Before Tax
                         -------------------------  -------------------------------------------------
Years ended December 31   1998     1997     1996         1998              1997            1996
------------------------------------------------------------------------------------------------------
Cellular Products        $12,483  $11,934  $10,804  $   482     3.9%  $ 1,283   10.8%  $1,162   10.8%
Semiconductor Products     7,314    8,003    7,858   (1,225)  (16.8%)     168    2.1%     186    2.4%
Land Mobile Products       5,397    4,926    4,008      729    13.5%      542   11.0%     452   11.3%
Messaging, Information
 and Media Products        2,633    3,793    3,958     (699)  (26.5%)      41    1.1%      46    1.2%
Other Products             4,385    4,326    4,061     (544)  (12.4%)     (85)  (2.0%)     30    0.7%
Adjustments and
 eliminations             (2,814)  (3,188)  (2,716)      14    (0.5%)     (48)   1.5%     (29)   1.1%
                         -------  -------  -------  -------           -------          ------
 Segment totals          $29,398  $29,794  $27,973   (1,243)   (4.2%)   1,901    6.4%   1,847    6.6%
                         -------  -------  -------
General corporate                                      (131)              (85)            (72)
                                                    -------           -------          ------
 Earnings (loss) before
  income taxes                                      $(1,374)   (4.7%) $ 1,816    6.1%  $1,775    6.3%
------------------------------------------------------------------------------------------------------

                                 Assets              Capital Expenditures      Depreciation Expense
                         -------------------------  -------------------------  ----------------------
Years ended December 31   1998     1997     1996     1998     1997     1996     1998    1997    1996
------------------------------------------------------------------------------------------------------
Cellular Products        $ 9,282  $ 8,021  $ 6,314  $   607  $   900  $   673  $  411  $  534  $  474
Semiconductor Products     8,232    7,947    7,889    1,783    1,153    1,416   1,178   1,169   1,160
Land Mobile Products       2,720    2,538    2,130      270      228      159     183     168     162
Messaging, Information
 and Media Products        2,043    2,391    2,506       97      149      275     164     219     243
Other Products             3,111    2,974    2,256      199      178      196     216     191     221
Adjustments and
 eliminations               (420)    (458)    (262)      --       --       --      --      --      --
                         -------  -------  -------  -------  -------  -------  ------  ------  ------
 Segment totals           24,968   23,413   20,833    2,956    2,608    2,719   2,152   2,281   2,260
General corporate          3,760    3,865    3,243      265      266      254      45      48      48
                         -------  -------  -------  -------  -------  -------  ------  ------  ------
 Consolidated totals     $28,728  $27,278  $24,076  $ 3,221  $ 2,874  $ 2,973  $2,197  $2,329  $2,308
------------------------------------------------------------------------------------------------------

                             Interest Income           Interest Expense            Net Interest
                         -------------------------  -------------------------  ----------------------
Years ended December 31   1998     1997     1996     1998     1997     1996     1998    1997    1996
------------------------------------------------------------------------------------------------------
Cellular Products        $     7  $     2  $     1  $    90  $    41  $    57  $  (83) $  (39) $  (56)
Semiconductor Products        12       12       15      116       71      103    (104)    (59)    (88)
Land Mobile Products           2        5        2       20       14       16     (18)     (9)    (14)
Messaging, Information
 and Media Products           15       18       22       22       28       36      (7)    (10)    (14)
Other Products                 5        2        2       21        5       --     (16)     (3)      2
                         -------  -------  -------  -------  -------  -------  ------  ------  ------
 Segment totals               41       39       42      269      159      212    (228)   (120)   (170)
General corporate             44       46       22       32       57       37      12     (11)    (15)
                         -------  -------  -------  -------  -------  -------  ------  ------  ------
 Consolidated totals     $    85  $    85  $    64  $   301  $   216  $   249  $ (216) $ (131) $ (185)
------------------------------------------------------------------------------------------------------


Geographic area information

                                Net Sales                   Assets
                         -------------------------  -------------------------
Years ended December 31   1998     1997     1996     1998     1997     1996
-------------------------------------------------------------------------------------------------
United States            $20,397  $21,809  $20,614  $14,932  $14,000  $12,797
United Kingdom             5,709    5,254    4,571    2,083    2,098    1,816
Other nations             12,812   12,778   12,312    8,804    7,966    6,788
Adjustments and
 eliminations             (9,520) (10,047)  (9,524)    (851)    (651)    (568)
                         -------  -------  -------  -------  -------  -------
 Geographic totals       $29,398  $29,794  $27,973   24,968   23,413   20,833
                         -------  -------  -------
General corporate                                     3,760    3,865    3,243
                                                    -------  -------  -------
 Consolidated totals                                $28,728  $27,278  $24,076
-------------------------------------------------------------------------------------------------

NOTES TO                                        MOTOROLA, INC. AND SUBSIDIARIES
CONSOLIDATED FINANCIAL STATEMENTS        (Dollars in millions, except as noted)
                                                               ----------------
------------------

-------------------------------------------------------------------------------
10.Stockholder Rights Plan

  On November 5, 1998, the Company's Board of Directors adopted a new Pre-ferred Share Purchase Rights Agreement to replace the existing stockholder rights plan that expired November 20, 1998. Under the new plan, rights will attach to existing shares of common stock, $3 par value, of the Company at the rate of one right for each share of common stock. The rights will expire on November 20, 2008.

  Each right entitles a shareholder to buy, under certain circumstances, one unit of a share of preferred stock for $200. The rights generally will be ex-ercisable only if a person or group acquires 10 percent or more of the Company's common stock or begins a tender or exchange offer for 10 percent or more of the Company's common stock. If a person acquires beneficial ownership of 10% or more of the Company's common stock, all holders of rights other than the acquiring person, will be entitled to purchase the Company's common stock (or, in certain cases, common equivalent shares) at a 50% discount. The Com-pany may redeem the new rights at a price of one cent per right.

-------------------------------------------------------------------------------
11.Reorganization of Businesses

  In the second quarter of 1998, the Company recorded, as a separate line item in the consolidated statements of operations, a pre-tax charge of $1.98 bil-lion to cover restructuring costs of $1.275 billion and asset impairments and other charges of $705 million. Restructuring costs include costs to consoli-date manufacturing operations throughout the Company; to exit non-strategic, poorly performing businesses; and to reduce employment by a minimum of 15,000 from the approximately 150,000 employees worldwide at the beginning of the second quarter of 1998. The following table displays a rollforward to December 31, 1998, of the accruals established during the second quarter of 1998:

                       Second Quarter                             Accruals at
                            1998       Amounts                      Dec 31,
                       Initial Charges  Used    Reclassifications    1998
-----------------------------------------------------------------------------
Consolidation of
 manufacturing
 operations                $  361      $  (171)       $ (35)         $155
Business exits                453         (154)        (162)          137
Employee separations          461         (471)         197           187
                           ------      -------        -----          ----
 Total restructuring       $1,275      $  (796)       $ --           $479
                           ------      -------        -----          ----
Asset impairments and
 other charges                705         (544)         --            161
-----------------------------------------------------------------------------
 Totals                    $1,980      $(1,340)       $ --           $640
-----------------------------------------------------------------------------

  Amounts in the Reclassifications column represent the reallocation of accruals between categories and not increases in the initial charges. These reallocations were due to reductions in the cost estimates for consolidating manufacturing operations and exiting certain businesses offset by higher than anticipated severance costs.

  Consolidation of manufacturing operations and business exit charges were primarily focused in the Semiconductor Products (SPS) and Messaging, Informa-tion and Media Products segments and the Integrated Electronic Systems sector (formerly the Automotive, Component, Computer and Energy Sector). Semiconduc-tor facilities in North Carolina, California, Arizona and the Philippines were closed as planned. SPS is consolidating its production facilities into fewer integrated factories to achieve economies of scale and improved efficiencies and to capitalize on newer technologies that should reduce operating costs. As a result of excess global manufacturing capacity, the paging facility in Vega Baja, Puerto Rico was closed, and paging facilities in Singapore were rea-ligned. Approximately $122 million was used to complete these consolidation activities. Both segments are continuing to execute their plans to consolidate and streamline their worldwide manufacturing operations. During the third quarter of 1998, the Integrated Electronic Systems Sector (IESS) sold its printed circuit board business. The Sector also sold its non-silicon component manufacturing business to CTS Corp in the first quarter of 1999. The loss of operating income from these exited businesses is not significant to IESS' or the Company's results of operations.

  As of December 31, 1998, approximately 17,000 employees have separated from the Company through a combination of voluntary and involuntary severance pro-grams and business exits. This figure exceeded the 15,000 minimum goal. Of the 17,000 separated employees, approximately 11,000 were direct employees, and 6,000 were indirect employees. Direct employees are primarily non-supervisory production employees, and indirect employees are primarily non-production em-ployees and production managers. Completion of the sale of the non-silicon component manufacturing business to CTS Corp. in the first quarter of 1999 further reduced the Company's employee population by approximately 4,500 peo-ple.

  As a result of current and projected business conditions, the Company wrote down operating assets that became impaired. This action reduced the carrying value of the related asset balances by $380 million. The majority of the as-sets written down were manufacturing equipment and buildings. The Company man-ages its manufacturing facilities on a worldwide basis. As a result of significant changes in business conditions in 1998, some of the segments of the Company had excess capacity. On a facility basis within each

MOTOROLA, INC. AND SUBSIDIARIES                                        NOTES TO
(Dollars in millions, except as noted)        CONSOLIDATED FINANCIAL STATEMENTS
----------------
                                                          ---------------------
region, an assessment was made of the present value of the anticipated future cash flows for assets that were not anticipated to be recoverable. The seg-ments primarily impacted by these writedowns were Semiconductor Products, Messaging, Information and Media Products and Cellular Products. Asset write-downs for these segments approximated $348 million. Manufacturing equipment that was written down was primarily used equipment and in some cases was as-sumed to have zero market value. Building writedowns were based on marketabil-ity factors of the building in the particular location. Joint venture investments and intangibles were re-evaluated based on business portfolio de-cisions and current market conditions, and appropriate writedowns were taken to reflect this information.

  In 1997, the Company established restructuring accruals totaling $327 mil-lion to exit its retail analog modem business in Huntsville, AL, to exit the MacOS(R)-compatible computer systems business, and to phase out participation in the dynamic random access memory (DRAM) market. Through December 31, 1998, $270 million of the accruals had been utilized, and $31 million had been re-versed into income. Of the remaining $26 million, approximately $11 million is expected to be used by the end of the first quarter of 1999. The remaining $15 million relates to contract contingencies arising from the Company's exit from the MacOS-compatible computer systems business. Management believes the re-maining accrual is adequate to cover these matters.

-------------------------------------------------------------------------------
12.Acquisition of Businesses

  During the third quarter of 1998, the Company acquired all the outstanding shares of Starfish Software, Inc. (Starfish). The total acquisition cost was $253 million consisting of cash, 1.8 million shares of the Company's common stock, and the assumption of Starfish stock options and other liabilities. During the second quarter of 1998, the Company announced a cash tender offer for 3 million shares of NetSpeak Corporation (NetSpeak) at a price of $30 per share. On April 22, 1998, the Company consummated its tender offer by acquir-ing 2.7 million shares, increasing its ownership to 31.7%. The Company also purchased 35,000 shares from two officers of NetSpeak at the tender offer price upon the consummation of the transaction. During the fourth quarter of 1998, the Company acquired a 51% ownership interest in Appeal Telecom Company, Ltd. (Appeal) for $48.9 million in cash.

  In connection with these transactions, the Company recorded a total of $167 million in acquired in-process research and development charges. The charges for Starfish, NetSpeak and Appeal were $109 million, $42 million and $16 mil-lion, respectively. The acquisitions of Appeal and Starfish have been ac-counted for under the purchase method, and accordingly, the results of operations for Appeal and Starfish have been included in the Company's consol-idated financial statements since the dates of acquisition. The Company ap-plies the equity method of accounting for its investment in NetSpeak. The pro forma effects of these acquisitions on the Company's consolidated financial statements were not material.

  Starfish's technology for the Connected Information Device market involves synchronization for cellular, paging and telecommunications devices. Starfish is involved in development of a portfolio of in-process projects for this mar-ket, none of which had completed the development cycle at the date of acquisi-tion. This in-process research will have no alternative future uses if the planned products are not feasible. No major product completion for these de-velopmental products is estimated until 2000, with projected research and de-velopment costs-to-complete of approximately $34 million.

  Historical pricing, margins, and expense levels were used in the valuation of in-process products. The allocation of value to in-process research and de-velopment was determined independently using discounted cash flows based on an average risk adjusted rate of 22%. This rate reflects both technological and market risk as well as the time value of money and is higher than the market-derived rate for similar companies.

  NetSpeak's technology enables interactive voice, video, and data transmis-sion over networks such as the Internet and local area/wide area networks. De-velopmental products were not in commercial distribution at the date of acquisition, and uncertainty existed as to final product configuration, cost, and timing. There are no alternative future uses for the in-process work if planned products are not feasible. Revenues from in-process products are esti-mated primarily beginning in 2000, with projected research and development costs-to-complete for NetSpeak of approximately $8 million.

  Historical pricing, margins, and expense levels were used in the valuation of in-process products for NetSpeak. Market and technological risks are re-flected in the 18% discount rate applied to cash flows to value in-process re-search and development which was determined independently. This rate is higher than the market-derived rate for similar companies.

  Appeal's technology focuses on small size/low cost product for the Code Di-vision Multiple Access (CDMA) market. A variety of developmental CDMA phones and accessories were in progress at the date of acquisition, and none of them were completed at that time. At the acquisition date, developmental products in Appeal's in-process portfolio were not technologically feasible, and there were no identifiable future uses for the related research and development. Completion of in-process projects is targeted throughout 1999, with projected research and development costs-to-complete of approximately $1.4 million.

  Pricing for Appeal's in-process products assumes rapidly declining average selling prices for the products, resulting in a decreasing profit margin over time. The risks relating to the in-process portfolio, including market and technological risks, were considered in the 18% rate used to discount future cash flows, which is higher than the market-derived rate for similar compa-nies.

NOTES TO                                        MOTOROLA, INC. AND SUBSIDIARIES
CONSOLIDATED FINANCIAL STATEMENTS        (Dollars in millions, except as noted)
                                                               ----------------
------------------

  Developmental products for Starfish, NetSpeak and Appeal have varying de-grees of timing, technology, costs-to-complete and market risks throughout fi-nal development. If the products fail to become viable, it is unlikely that the Company would be able to realize any value from the sale of incomplete technology to another party or through internal re-use. There are also risks of market acceptance for the products under development, as well as potential reductions in projected sales volumes and related profits in the event of de-layed market availability for any of the products. Efforts to complete all de-velopment products for these companies continue, and there are no known delays to company-forecasted plans.

                                                    FIVE-YEAR FINANCIAL SUMMARY
                                         AND QUARTERLY AND OTHER FINANCIAL DATA
                                                        ---------------------
FIVE YEAR FINANCIAL SUMMARY
(Dollars in millions, except as noted)          Motorola, Inc. and Subsidiaries

-------------------------------------------------------------------------------

 Years ended December 31                   1998      1997     1996     1995     1994
---------------------------------------------------------------------------------------
 Operating    Net sales                   $29,398   $29,794  $27,973  $27,037  $22,245
 Results      Manufacturing and other
               costs of sales              20,886    20,003   18,990   17,545   13,760
              Selling, general and
               administrative expenses      5,493     5,188    4,715    4,642    4,381
              Restructuring and other
               charges                      1,980       327       --       --       --
              Depreciation expense          2,197     2,329    2,308    1,919    1,525
              Interest expense, net           216       131      185      149      142
              Total costs and expenses     30,772    27,978   26,198   24,255   19,808
              Net gain on Nextel asset
               exchange                        --        --       --      443       --
              Earnings (loss) before
               income taxes                (1,374)    1,816    1,775    3,225    2,437
              Income tax provision
               (benefit)                     (412)      636      621    1,177      877
              Net earnings (loss)         $  (962)  $ 1,180  $ 1,154  $ 2,048  $ 1,560
              Net earnings (loss) as a
               percent of sales              (3.3)%     4.0%     4.1%     7.6%     7.0%
---------------------------------------------------------------------------------------
 Per Share    Diluted earnings (loss)
               per common share          $  (1.61)  $  1.94  $  1.90  $  3.37  $  2.66
 Data         Diluted weighted average
               common shares
               outstanding                  598.6     612.2    609.0    609.7    591.7
              Dividends declared          $ 0.480   $ 0.480  $ 0.460  $ 0.400  $ 0.310
---------------------------------------------------------------------------------------
 Balance      Total assets                $28,728   $27,278  $24,076  $22,738  $17,495
 Sheet        Working capital               2,091     4,181    3,324    2,717    3,008
              Long-term debt                2,633     2,144    1,931    1,949    1,127
              Total debt                    5,542     3,426    3,313    3,554    2,043
              Total stockholders'
               equity                     $12,222   $13,272  $11,795  $10,985  $ 9,055
---------------------------------------------------------------------------------------
 Other Data   Current ratio                  1.18      1.46     1.42     1.35     1.51
              Return on average
               invested capital              (6.2)%     8.4%     8.4%    16.7%    17.5%
              Return on average
               stockholders' equity          (7.6)%     9.4%    10.0%    20.2%    21.1%
              Capital expenditures        $ 3,221   $ 2,874  $ 2,973  $ 4,225  $ 3,322
              % to sales                     11.0%      9.6%    10.6%    15.6%    14.9%
              Research and development
               expenditures               $ 2,893   $ 2,748  $ 2,394  $ 2,197  $ 1,860
              % to sales                      9.8%      9.2%     8.6%     8.1%     8.4%
              Year-end employment (in
               thousands)                     133       150      139      142      132
---------------------------------------------------------------------------------------

QUARTERLY AND OTHER FINANCIAL DATA
-------------------------------------------------------------------------------
(Dollars in millions, except per share amounts; unaudited)
                                                Motorola, Inc. and Subsidiaries

                                                    1998                             1997
                                          1st     2nd      3rd     4th     1st     2nd     3rd     4th
---------------------------------------------------------------------------------------------------------
 Operating    Net sales                  $6,886  $7,023   $7,152  $8,337  $6,642  $7,521  $7,353  $8,278
 Results      Gross profit                2,072   2,005    1,997   2,438   2,258   2,502   2,367   2,664
              Net earnings (loss)           180  (1,328)      27     159     325     268     266     321
              Net earnings (loss) as a
              percent of sales              2.6%  (18.9)%    0.4%    1.9%    4.9%    3.6%    3.6%    3.9%
---------------------------------------------------------------------------------------------------------
 Per Share    Basic earnings (loss)
              per common share           $ 0.30  $(2.22)  $ 0.05  $ 0.26  $ 0.55  $ 0.45  $ 0.44  $ 0.54
 Data         Diluted earnings (loss)
 (in dollars) per common share           $ 0.30  $(2.22)  $ 0.04  $ 0.26  $ 0.53  $ 0.44  $ 0.44  $ 0.53
      ---------------------------------------------------------------------------------------------------
              Dividends declared         $0.120  $0.120   $0.120  $0.120  $0.120  $0.120  $0.120  $0.120
              Dividends paid             $0.120  $0.120   $0.120  $0.120  $0.120  $0.120  $0.120  $0.120
              Stock prices
              High                       $65.88  $61.63   $55.00  $64.31  $69.75  $78.94  $90.44  $75.19
              Low                        $52.00  $48.19   $39.88  $38.38  $54.00  $54.88  $66.00  $54.13
---------------------------------------------------------------------------------------------------------

      The number of stockholders of record of Motorola common stock on January 31, 1999 was 57,775.

                                   MOTOROLA
                     EMPLOYEE STOCK PURCHASE PLAN OF 1999

     1. Purpose. Motorola, Inc., a Delaware corporation (the "Company"), hereby adopts the Motorola Employee Stock Purchase Plan of 1999 (the "Plan"). The purpose of the Plan is to provide an opportunity for the employees of the Company and any designated subsidiaries to purchase shares of the Common Stock, $3 par value per share, of the Company at a discount through voluntary automatic payroll deductions, thereby attracting, retaining and rewarding such persons and strengthening the mutuality of interest between such persons and the Company's stockholders.

     2. Shares Subject to Plan. An aggregate of 18,100,000 shares of Common Stock (the "Shares") may be sold pursuant to the Plan. Such Shares may be authorized but unissued Common Stock, treasury shares or Common Stock purchased in the open market. If there is any change in the outstanding shares of Common Stock by reason of a stock dividend or distribution, stock split-up, recapitalization, combination or exchange of shares, or by reason of any merger, consolidation or other corporate reorganization in which the Company is the surviving corporation, the number of Shares available for sale shall be equitably adjusted by the Committee appointed to administer the Plan to give proper effect to such change.

     3. Administration. The Plan shall be administered by a committee (the "Committee") which shall be the Compensation Committee of the Board of Directors or another committee consisting of not less than two directors of the Company appointed by the Board of Directors, all of whom shall qualify as non-employee directors within the meaning of Securities and Exchange Commission Regulation
(S) 240.16b-3 or any successor regulation. The Committee is authorized, subject to the provisions of the Plan, to establish such rules and regulations as it deems necessary for the proper administration of the Plan and to make such determinations and interpretations and to take such action in connection with the Plan and any Benefits granted hereunder as it deems necessary or advisable. All determinations and interpretations made by the Committee shall be binding and conclusive on all participants and their legal representatives. No member of the Board, no member of the Committee and no employee of the Company shall be liable for any act or failure to act hereunder, by any other member or employee or by any agent to whom duties in connection with the administration of this Plan have been delegated or, except in circumstances involving his or her bad faith, gross negligence or fraud, for any act or failure to act by the member or employee.

     4. Eligibility. All regular employees of the Company, and of each qualified subsidiary of the Company which may be so designated by the Committee, other than, in the discretion of the Committee:

     (a)  employees whose customary employment is 20 hours or less per week; and

     (b) employees whose customary employment is for not more than 5 months per year;

shall be eligible to participate in the Plan. For the purposes of this Plan, the term "employee" means any individual in an employee-employer relationship with the Company or a qualified subsidiary of the Company, but excluding (a) any independent contractor; (b) any consultant, (c) any individual performing services for the Company or a qualified subsidiary who has entered into an independent contractor or consultant agreement with the Company or a qualified subsidiary; (d) any individual performing services for the Company or a qualified subsidiary under an independent contractor or consultant agreement, a purchase order, a supplier agreement or any other agreement that the Company or a qualified subsidiary enters into for services; (e) any "leased employee" as defined in Section 414(n) of the Internal Revenue Code; and (f) any individual whose terms and conditions of employment are governed by a collective bargaining agreement resulting from good faith collective bargaining where benefits of the type being offered under the Plan were the subject of such bargaining, unless such agreement specifies that such individuals are eligible for the Plan. The term "qualified subsidiary" means any corporation or other entity in which a fifty percent (50%) or greater interest is, at the time, directly or indirectly owned by the Company or by one or more subsidiaries or by the Company and one or more subsidiary which is designated for participation by the Committee.

     5. Participation. An eligible employee may elect to participate in the Plan as of any "Enrollment Date". Enrollment Dates shall occur on the first day of an Offering Period (as defined in paragraph 8). Any such election shall be made by completing and forwarding an enrollment and payroll deduction authorization form to the Plan Administrator prior to such Enrollment Date, authorizing payroll deductions in an amount not exceeding 10% of the employee's gross pay for the payroll period to which the deduction applies. A participating employee may increase or decrease payroll deductions as of any subsequent Enrollment Date by completing and forwarding a revised payroll deduction authorization form to the Plan Administrator; provided, that changes in payroll deductions shall not be permitted to the extent that they would result in total payroll deductions exceeding 10% of the employee's gross pay or such other amount as may be determined by the Committee. An eligible employee may not initiate, increase or decrease payroll deductions as of any date other than an Enrollment Date. For purposes of this Plan, the term "gross pay" means the gross amount of pay an employee would receive at each regular pay period date before any deduction for required federal or state withholding and any other amounts which may be withheld.

     6. Payroll Deduction Accounts. The Company shall establish a "Payroll Deduction Account" for each participating employee, and shall credit all payroll deductions made on behalf of each employee pursuant to paragraph 5 to his or her Payroll Deduction Account. No interest shall be credited to any Payroll Deduction Account.

     7. Withdrawals. An employee may withdraw from an Offering Period at any time by completing and forwarding a written notice to the Plan Administrator. Upon receipt of such notice, payroll deductions on behalf of the employee shall be discontinued commencing with the immediately following payroll period, and such employee may not again be eligible to participate in the Plan until the next Enrollment Date. Amounts credited to the Payroll Deduction Account of any employee who withdraws shall be refunded, without interest, as soon as practicable.

     8. Offering Periods. The Plan shall be implemented by consecutive Offering Periods with a new Offering Period commencing on the first trading day on or after April 1 and October 1 of each year, or on such other date as the Committee shall determine, and continuing thereafter to the last trading day of the respective six-month period or until terminated in accordance with paragraph 17 hereof. The first Offering Period hereunder shall commence on October 1, 1999. "Trading day" shall mean a day on which the New York Stock Exchange is open for trading. The Committee shall have the power to change the duration of Offering Periods (including the commencement dates thereof) with respect to future offerings. The last trading day of each Offering Period prior to the termination of the Plan (or such other trading date as the Committee shall determine) shall constitute the purchase dates (the "Share Purchase Dates") on which each employee for whom a Payroll Deduction Account has been maintained shall purchase the number of Shares determined under paragraph 9(a). Notwithstanding the foregoing, the Company shall not permit the exercise of any right to purchase Shares

     (a) to an employee who, immediately after the right is granted, would own shares possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or any subsidiary; or

     (b) which would permit an employee's rights to purchase shares under this Plan, or under any other qualified employee stock purchase plan maintained by the Company or any subsidiary, to accrue at a rate in excess of $25,000 of the fair market value of such shares (determined at the time such rights are granted) for each calendar year in which the right is outstanding at any time.

For the purposes of subparagraph (a), the provisions of Section 425(d) of the Internal Revenue Code shall apply in determining the stock ownership of an employee, and the shares which an employee may purchase under outstanding rights or options shall be treated as shares owned by the employee.

     9.   Purchase of Shares.


     (a) Subject to the limitations set forth in paragraphs 7 and 8, each employee participating in an offering shall have the right to purchase as many whole Shares as may be purchased with the amounts credited to his or her Payroll Deduction Account as of the payroll date coinciding with or immediately preceding the last Wednesday of the month (or such other date as the Committee shall determine) in which occurs the applicable Share Purchase Date (the "Cutoff Date"). Fractional shares may not be purchased under the Plan. Any amount remaining in the Payroll Deduction Account of a participant after the Share Purchase Date shall be retained without earning interest in the account for the purchase of additional Shares in subsequent Offering Periods. Employees may purchase Shares only through payroll deductions, and cash contributions shall not be permitted.

     (b) The "Purchase Price" for Shares purchased under the Plan shall be not less than the lesser of an amount equal to 85% of the closing price of shares of Common Stock (i) at the beginning of the Offering Period or (ii) on the Share Purchase Date. For these purposes, the closing price shall be the closing stock on the New York Stock Exchange as reported on the New York Stock Exchange Composite Transactions list as reported in the Wall Street Journal, Midwest Edition. The Committee shall have the authority to establish a different Purchase Price as long as any such Purchase Price complies with the provisions of Section 423 of the Internal Revenue Code.

     (c) On each Share Purchase Date, the amount credited to each participating employee's Payroll Deduction Account as of the immediately preceding Cutoff Date shall be applied to purchase as many whole Shares as may be purchased with such amount at the applicable Purchase Price. Any amount remaining in an employee's Payroll Deduction Account as of the relevant Share Purchase Date in excess of the amount that may properly be applied to the purchase of Shares as a result of the application of the limitations set forth in paragraphs 5 and 8 hereof or as designated by the Committee shall be refunded without interest to the employee as soon as practicable.

     10. Brokerage Accounts or Plan Share Accounts. By enrolling in the Plan, each participating employee shall be deemed to have authorized the establishment of a brokerage account on his or her behalf at a securities brokerage firm selected by the Committee. Alternatively, the Committee may provide for Plan share accounts for each participating employee to be established by the Company or by an outside entity selected by the Committee which is not a brokerage firm. Shares purchased by an employee pursuant to the Plan shall be held in the employee's brokerage or Plan share account ("Plan Share Account") in his or her name, or if the employee so indicates on his or her payroll deduction authorization form, in the employee's name jointly with a member of the employee's family, with right of survivorship. An employee who is a resident of a jurisdiction which does not recognize such a joint tenancy may request that such Shares be held in his or her name as tenant in common with a member of the employee's family, without right of survivorship.

     11. Rights as Stockholder. An employee shall have no rights as a stockholder with respect to Shares subject to any rights granted under this Plan until payment for such Shares has been completed at the close of business on the relevant Share Purchase Date.

     12. Certificates. Certificates for Shares purchased under the Plan will not be issued automatically. However, certificates for whole Shares purchased shall be issued as soon as practicable following an employee's written request. The Company may make a reasonable charge for the issuance of such certificates.

     13. Termination of Employment. If a participating employee's employment is terminated for any reason, including death, if an employee is granted a leave of absence of more than 90 days duration or if an employee otherwise ceases to be eligible to participate in the Plan, payroll deductions on behalf of the employee shall be discontinued and any amounts then credited to the employee's Payroll Deduction Account shall be refunded, without interest, as soon as practicable.

     14. Rights Not Transferable. Rights granted under this Plan are not transferable by a participating employee other than by will or the laws of descent and distribution, and are exercisable during an employee's lifetime only by the employee.

     15. Employment Rights. Neither participation in the Plan, nor the exercise of any right granted under the Plan, shall be made a condition of employment, or of continued employment with the Company or any subsidiary.

     16. Application of Funds. All funds received by the Company for Shares sold by the Company on any Share Purchase Date pursuant to this Plan may be used for any corporate purpose.

     17. Amendments and Termination. The Board of Directors may amend the Plan at any time, provided that no such amendment shall be effective unless approved within 12 months after the date of the adoption of such amendment by the affirmative vote of stockholders holding shares of Common Stock entitled to a majority of the votes represented by all outstanding shares of Common Stock entitled to vote if such stockholder approval is required for the Plan to continue to comply with the requirements of Securities and Exchange Commission Regulation (S) 240.16b-3 and Section 423 of the Internal Revenue Code. The Board of Directors may suspend the Plan or discontinue the Plan at any time. Upon termination of the Plan, all payroll deductions shall cease and all amounts then credited to the participating employees' Payroll Deduction Accounts shall be equitably applied to the purchase of whole Shares then available for sale, and any remaining amounts shall be promptly refunded to the participating employees.

     18. Applicable Laws. This Plan, and all rights granted hereunder, are intended to meet the requirements of an "employee stock purchase plan" under
Section 423 of the Internal Revenue Code, as from time to time amended, and the Plan shall be construed and interpreted to accomplish this intent. Sales of Shares under the Plan are subject to, and shall be accomplished only in accordance with, the requirements of all applicable securities and other laws.

     19. Expenses. Except to the extent provided in paragraph 12, all expenses of administering the Plan, including expenses incurred in connection with the purchase of Shares for sale to participating employees, shall be borne by the Company and its subsidiaries.

     20. Stockholder Approval. The Plan was adopted by the Board of Directors on March 9, 1999, subject to stockholder approval. The Plan and any action taken hereunder shall be null and void if stockholder approval is not obtained at the next annual meeting of stockholders.

1999                      [LOGO OF MOTOROLA]
P
R
O
X
Y

               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
              for the Annual Meeting of Stockholders, May 3, 1999

 The undersigned hereby appoints Christopher B. Galvin, Robert L. Growney, Carl F. Koenemann, Garth L. Milne and Anthony M. Knapp, and each of them, as the undersigned's Proxies (with power of substitution) to represent and to vote all the shares of common stock of Motorola, Inc., which the undersigned would be entitled to vote, at the Annual Meeting of Stockholders of Motorola, Inc. to be held May 3, 1999 and at any adjournments thereof, subject to the directions indicated on the reverse side hereof.

 In their discretion, the Proxies are authorized to vote upon any other matter that may properly come before the meeting or any adjournments thereof.

  THIS PROXY WILL BE VOTED IN ACCORDANCE WITH SPECIFICATIONS MADE, BUT IF NO CHOICES ARE INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED AND
                                FOR PROPOSAL 2.

      IMPORTANT--This Proxy must be signed and dated on the reverse side.


--------------------------------------------------------------------------------


                VOTE YOUR SHARES BY PHONE OR OVER THE INTERNET

  We encourage you to vote by telephone or over the Internet. These are two quick and easy methods to vote your shares that are available 24 hours a day, seven days a week, and your vote is recorded as if you mailed in your proxy card. On the reverse side of this card are instructions on how to vote by telephone and over the Internet. Voting by one of these convenient methods will also save the Company money.

  We also ask you to notify the Company if you are receiving multiple copies of the Summary Annual Report at your household. You can do so by checking the box under the signature block of the proxy card if you are mailing in your proxy card, by following the prompt if you are voting by telephone, or by checking the appropriate box on the electronic Internet proxy card. If you do so, the Company can save money by reducing the number of Summary Annual Reports it must print and mail.


--------------------------------------------------------------------------------


      ADMISSION TICKET TO MOTOROLA'S 1999 ANNUAL MEETING OF STOCKHOLDERS

                          [LOGO OF MOTOROLA]


This is your Admission ticket to gain access to Motorola's 1999 Annual Meeting of Stockholders to be held at the Hyatt Regency Woodfield, 1800 E. Golf Road, Schaumburg, Illinois on Monday, May 3, 1999, at 5:00 P.M. A map showing directions to the meeting site is shown on the reverse side of this admission ticket. Please present this ticket at one of the registration stations. Please note that a large number of stockholders may attend the meeting, and seating is on a first come, first served basis.

                        THIS TICKET IS NOT TRANSFERABLE

     PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES LISTED BELOW AND FOR PROPOSAL 2. [X]


1.Election of Directors--
  Nominees:  R. Chan, H. Fuller, C. Galvin, R. Galvin, R. Growney, A. Jones,
  D. Jones, J. Lewent, W. Massey, N. Negroponte, J. Pepper, Jr., S. Scott III,
  G. Tooker, B. West, J. White

--------------------------------------------------------------------------------
(Except nominee(s) written above)

                     For All
      For  Withheld  Except
      [_]    [_]       [_]



2. Adoption of the Motorola Employee Stock Purchase Plan of 1999--


      For  Against  Abstain
      [_]    [_]      [_]



----------------------------------------
Signature                           Date
----------------------------------------
Signature if jointly held           Date

Please vote, date, sign and mail promptly this proxy in the enclosed envelope. When there is more than one owner, each should sign. When signing as an attorney, administrator, executor, guardian or trustee, please add your title as such.
If executed by a corporation, the full
corporation name should be given, and
this proxy should be signed by a duly
authorized officer, showing his or her
title.

IF YOU WISH TO VOTE BY TELEPHONE OR INTERNET PLEASE SEE INSTRUCTION CARD BELOW

[_]   Do not mail future Summary Annual Reports for this account. Another is received at this household .

------------------------------------------------------------------------------

--------------
--------------
Control Number

                                                         [LOGO OF MOTOROLA]

TELEPHONE VOTING INSTRUCTIONS

On a touch-tone telephone call the toll-free number 1-888-457-2960, 24 hours per day, seven days a week.

  Enter your 6-digit Control Number found in the box above.
  Press 1 to vote FOR the recommendations of the Board of Directors, or press
   9 if you do not wish to vote for the recommendations of the Board of Directors.

  Press 1 if you receive more than one Summary Annual Report in your household and do not wish to receive a Summary Annual Report on this account.

  If you wish to withhold authority to vote or vote against some but not all of the recommendations of the Board of Directors, you must do so by signing, dating and returning the proxy card in the envelope provided or by voting via the Internet.

INTERNET VOTING INSTRUCTIONS

  Go to the following website: www.harrisbank.com/wproxy. Enter the information requested on your proxy screen, including your 6-digit Control Number found in the box above.

  If you vote by telephone or the Internet, do not mail back your proxy card.

--------------------------------------------------------------------------------

                Location for the Annual Meeting of Stockholders
                       Map to the Hyatt Regency Woodfield
         1800 E. Golf Road, Schaumburg, Illinois 60173, (847) 605-1234


                              [MAP APPEARS HERE]